UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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☐	Soliciting Material under §240.14a-12

HEWLETT PACKARD ENTERPRISE COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of annual meeting of stockholders
Virtual meeting logistics

Date:	Time:	Webcast:

Wednesday, April 10, 2024	11:00 a.m., Central time	annualmeeting.hpe.com Online access begins at 10:30 a.m., Central time
Items of business
1.To elect the 12 directors nominated in this proxy statement;
2.To ratify the appointment of the independent registered public accounting firm for the fiscal year ending October 31, 2024;
3.To approve Amendment No. 3 to the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan to increase the plan’s shares available for issuance;
4.To approve, on an advisory basis, the Hewlett Packard Enterprise Company’s executive compensation;
5.To approve a certificate of amendment to the Amended and Restated Certificate of Incorporation of Hewlett Packard Enterprise Company to limit the liability of certain officers as permitted by Delaware law; and
6.To consider such other business as may properly come before the meeting.
Important meeting information
Record date and attending the meeting
Stockholders of record as of February 12, 2024 will be able to vote and participate in the annual meeting by using either (i) the 16-digit control number included on your Notice of Internet Availability of the proxy materials or the instructions on your proxy card or (ii) any mobile device to scan the personalized QR code provided by your broker, in the case of beneficial owners, or included on your Notice of Internet Availability of the proxy materials or proxy card, in the case of registered stockholders, to vote before the meeting and access the link to attend the annual meeting without entering the 16-digit control number. If you are a beneficial owner and have any questions about your control number, please contact the broker that holds your shares.
A Notice of Internet Availability of proxy materials was first mailed or delivered on or about February 21, 2024.
Technical issues
Contact 1-844-976-0738 (toll-free) or 1-303-562-9301 (international) for any technical difficulties or trouble accessing the virtual meeting, or if you are unable to locate your 16-digit control number.
Asking questions
Prior to the meeting, questions can be submitted at: annualmeeting.hpe.com (for both beneficial owners and registered stockholders). You will also be able to submit questions during the meeting, by using the question box at the same URL indicated above.
Voting
Your vote is important. Please promptly vote your shares as soon as possible by internet, telephone, or returning your completed proxy card. Beneficial owners voting through their broker must follow their instructions on voting. Those shares held through the Hewlett

HPE 2024 PROXY STATEMENT	i

Notice of annual meeting of stockholders
Packard Enterprise Company 401(k) Plan must be voted prior to the annual meeting. Refer to page 111 of this proxy statement under the section entitled “Questions and answers—Voting information” for specific instructions on how to vote your shares.

Online Beneficial Owners and Registered Stockholders: annualmeeting.hpe.com

By phone Beneficial Owners: 1-800-690-6903 Registered Stockholders: 1-800-454-8683

By mail If you received a paper copy of a proxy by mail, clearly mark your vote, sign, date, and return your proxy in the pre-addressed envelope provided.

By personalized QR code
Beneficial Owners: Use any mobile device to scan the personalized QR code provided by your broker to vote before the meeting and access the link to attend the annual meeting without entering a designated 16-digit control number.
Registered Stockholders: Use any mobile device to scan the personalized QR code included on your Notice of Internet Availability of the proxy materials or proxy card to vote before the meeting and access the link to attend the annual meeting without entering a designated 16-digit control number.

Replays
A replay of the annual meeting will be posted as soon as practical at annualmeeting.hpe.com, along with answers to stockholder questions pertinent to meeting matters that are received before and during the annual meeting that cannot be answered due to time constraints.

Important notice regarding the availability of proxy materials for the 2024 Annual Meeting of Stockholders to be held on April 10, 2024.
Our proxy statement and 2023 Annual Report on Form 10-K are available at:
annualmeeting.hpe.com.
You may also scan the QR code with your mobile device to access these documents.

By order of the Board of Directors, David Antczak Senior Vice President, General Counsel, and Corporate Secretary

ii	HPE 2024 PROXY STATEMENT

Table of contents

		Page
Proxy statement executive summary	Proposals to be voted on and Board voting recommendations	1
	Meeting FAQ	2

Stockholder engagement	Securities Analyst Meeting	3
	Board Outreach Program	4
	Annual virtual stockholder meeting	4
	Year-round engagement	5

Living Progress	Overview	6
	Oversight	12
	Recognition	13

Governance	Overview	14
	Director independence	14
	Limits on directors’ service on other public company boards	16
	Director evaluations	17
	Director succession planning and Board refreshment	17
	Executive succession planning	17
	Non-employee director stock ownership guidelines	18
	Related persons transactions policies and procedures	18
	Communications with the Board	19
	Governance documents	19
	Stock ownership information	19

Our Board	Board structure and committee composition	22
	Board leadership structure	23
	Board composition	23
	Committees of the Board	24
	Board risk oversight	29
	Board and committee meetings and attendance	32
	Director candidate selection and evaluation	32
	Director compensation and stock ownership guidelines	35

Proposals to be voted on	Proposal no. 1: Election of directors	39
	Proposal no. 2: Ratification of independent registered public accounting firm	56
	Proposal no. 3: Vote to approve Amendment No. 3 to the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan to increase the plan's shares available for issuance	57
	Proposal no. 4: Advisory vote to approve executive compensation	66
	Proposal no. 5: Vote to approve a certificate of amendment to the Amended and Restated Certificate of Incorporation of Hewlett Packard Enterprise Company to limit the liability of certain officers as permitted by Delaware law	68

HPE 2024 PROXY STATEMENT	iii

Table of contents

		Page

Executive compensation	Compensation discussion and analysis	70
	Executive summary	71
	Executive compensation pay-for-performance philosophy	73
	Oversight and authority over executive compensation	75
	Detailed compensation discussion and analysis	76
	Determination of fiscal 2023 executive compensation	78
	Other compensation-related matters	87
	HRC Committee report on executive compensation	89
	Fiscal 2023 summary compensation table	90
	Fiscal 2023 grants of plan-based awards	92
	Fiscal 2023 year-end outstanding equity awards	93
	Fiscal 2023 option exercises and stock vested	94
	Fiscal 2023 pension benefits table	94
	Fiscal 2023 nonqualified deferred compensation table	95
	Potential payments upon termination or change in control	96
	Chief Executive Officer ("CEO") pay ratio	99
	Pay versus performance	100

Equity compensation plan information		104

Audit-related matters	Audit Committee overview	105
	Report of the Audit Committee of the Board of Directors	107

Other matters		108

Questions and answers	Proxy materials	109
	Voting information	111
	Annual meeting information	115
	Stockholder proposals, director nominations, and related Bylaws provisions	117
	Important information concerning the Hewlett Packard Enterprise Annual Meeting on Wednesday, April 10, 2024	119

Annex A	Amendment No. 3 to the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan

Annex B	GAAP to non-GAAP reconciliations

Annex C	Certificate of amendment to the Amended and Restated Certificate of Incorporation of Hewlett Packard Enterprise Company to limit the liability of certain officers as permitted by Delaware law

iv	HPE 2024 PROXY STATEMENT

Proxy statement executive summary
The following is a summary of proposals to be voted on at the annual meeting. This is only a summary and it may not contain all of the information that is important to you. For more complete information, please review this proxy statement as well as our 2023 Annual Report on Form 10-K for the fiscal year ended October 31, 2023. References to “Hewlett Packard Enterprise,” “HPE,” “Company,” “we,” “us,” or “our” refer to Hewlett Packard Enterprise Company. This proxy statement and form of proxy are being distributed and made available on or about February 21, 2024.
Proposals to be voted on and Board voting recommendations

Proposal	Recommendation	Page
	FOR	39
1
Election of directors
The Nominating, Governance and Social Responsibility Committee (the “NGSR Committee”) has recommended, and our Board of Directors has nominated, 12 directors for election at the annual meeting to hold office until the 2025 annual meeting. Information regarding the skills and qualifications of each nominee can be found on pages 39 through 55.

	FOR	56
2
Ratification of independent registered public accounting firm
The Audit Committee has appointed, and is asking stockholders to ratify the appointment of, Ernst & Young LLP (“EY”) as the independent registered public accounting firm for fiscal 2024. Information regarding fees paid to and services rendered by EY can be found on page 56.

	FOR	57
3
Approve Amendment No. 3 to the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan to increase the plan’s shares available for issuance
We are asking stockholders to approve Amendment No. 3 to the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan to increase the plan’s shares available for issuance. Information can be found beginning on page 57.

	FOR	66
4
Advisory vote to approve executive compensation
Our Board of Directors and HR and Compensation Committee (the “HRC Committee”) are committed to excellence in corporate governance and to executive compensation programs that align the interests of our executives with those of our stockholders. Information regarding our programs can be found beginning on page 66.

	FOR	68
5
Approve certificate of amendment to the Amended and Restated Certificate of Incorporation of Hewlett Packard Enterprise Company to permit officer exculpation
The NGSR Committee has recommended, and our Board of Directors has approved, subject to stockholder approval, the adoption of a certificate of amendment to the Amended and Restated Certificate of Incorporation to reflect updated Delaware law provisions permitting officer exculpation. Information regarding our programs can be found beginning on page 68.

HPE 2024 PROXY STATEMENT	1

Proxy statement executive summary
Meeting FAQ
Who can attend the annual meeting?
This year’s annual meeting will continue to be a completely virtual meeting of stockholders via live webcast. You are entitled to attend and participate in the annual meeting only if you were a Hewlett Packard Enterprise stockholder or joint holder as of the close of business on February 12, 2024 or if you hold a valid proxy for the annual meeting.
How can I attend and participate in the annual meeting?
You will be able to attend and participate in the annual meeting of stockholders online and submit your questions during the meeting by visiting annualmeeting.hpe.com. You also will be able to vote your shares electronically at the annual meeting (other than shares held through the Hewlett Packard Enterprise Company 401(k) Plan (the “HPE 401(k) Plan”), for which voting instructions must be received by 11:59 p.m., Eastern time, on Friday, April 5, 2024 for the trustee to vote your shares).
To attend and participate in the annual meeting, you will need the 16-digit control number included either on your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. Alternatively, you may use any mobile device to scan the personalized QR code included on your Notice of Internet Availability of the proxy materials or proxy card, in the case of registered stockholders, or as provided by your broker, in the case of beneficial owners, in order to attend the annual meeting without entering the 16-digit control number. If you are a beneficial owner and have any questions about your control number, please contact the broker that holds your shares.
The meeting webcast will begin promptly at 11:00 a.m., Central time, on Wednesday, April 10, 2024. Online access will begin at 10:30 a.m., Central time. We encourage you to access the meeting prior to the start time.
How can I submit questions for consideration during the meeting?
You can submit questions in advance of the annual meeting, and also access copies of our proxy statement and annual report, by visiting annualmeeting.hpe.com for both beneficial owners and registered stockholders. You will also be able to submit questions during the meeting, by visiting the same URL indicated above.
During the live Q&A session of the meeting, we answer questions both as they come in and those asked in advance, as time permits. We have committed to publishing and answering each question received, following the meeting. Hewlett Packard Enterprise reserves the right to edit or reject questions it deems profane or otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition. Detailed guidelines for submitting written questions during the meeting are available at annualmeeting.hpe.com.
What if I have technical difficulties or trouble accessing the virtual meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call:
1-844-976-0738 (toll-free)
1-303-562-9301 (international)
What if I don’t have internet access?
Stockholders of record can call 1-877-328-2502 (toll-free) or 1-412-317-5419 (international) and use your 16-digit control number to listen to the meeting proceedings. You will not be able to vote your shares or ask questions during the meeting.
For more information, please see our full “Questions and answers” section below.

2	HPE 2024 PROXY STATEMENT

Stockholder engagement

Recognizing that stockholders are the owners of the Company, we are committed to maintaining stockholder outreach programs that are true dialogues. We use every element of the outreach program to provide stockholders with accurate, candid information on relevant issues, sharing the rationale for our corporate strategy and the impact of the Board of Directors’ (the “Board”) oversight of key areas of the Company, gathering stockholder views and feedback on each area, as well as on the outreach program itself.

Securities
analyst meeting
Year-round
engagement
Board outreach
program
Annual virtual
stockholder meeting

Securities Analyst Meeting
We launch our stockholder engagement program in the fall with our annual Securities Analyst Meeting (“SAM”). At SAM, our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and members of the management team provide an update on our vision and strategy and the financial outlook for our upcoming fiscal year and longer term, including detailed information for each business unit. It is an important opportunity to demonstrate the breadth of our management team and builds confidence across all stakeholder groups in our strategy and plans to drive long-term, sustainable, profitable growth.
The primary purpose of SAM is to give our stockholders a deeper understanding and direct insight into our business, strategy, and outlook, and address any other topics that management deems important to the health and direction of the Company.

HPE 2024 PROXY STATEMENT	3

Stockholder engagement

Business
SAM gives our stockholders visibility to our business leaders who can provide a deeper dive into areas of each business they deem important to our success and driving stockholder value. This affords stockholders more detailed assessments of the performance, achievements, growth opportunities, and areas of focus for each of our business units. SAM gives our stockholders access to some of the same metrics the Company’s leadership uses and a detailed snapshot of our business unit operations.

Strategy	Outlook
Stockholders are provided insights into the Company’s priorities, analysis of business trends, growth opportunities, capital allocation strategy, and macro-economic developments. We believe our stockholders benefit from understanding the key matters that the Company deems important when making strategic decisions.

During SAM, we take the opportunity to provide a detailed outlook for the Company’s next fiscal year and beyond. When coupled with the Business insights and Strategy discussions, our stockholders are exposed to the fundamentals the Company uses to determine its outlook.

The entire event is broadcast live, with webcast replays and transcripts available on our investor relations website following the event.
Board Outreach Program
On the heels of SAM comes a cornerstone of our stockholder engagement — our extensive Board Outreach Program. The program consists of focused, one-on-one meetings between stockholders and our directors that are designed to give institutional stockholders an opportunity to better understand the companies in which they invest. These meetings enable our stockholders to better fulfill their fiduciary duties toward their investors and voice any concerns they have about HPE directly with our directors. This season, we extended meeting invitations to holders of approximately 58% of our stock, with holders of approximately 43% of our stock electing to participate.
We believe it is important for stockholders to hear directly from our Board, just as it is important for directors to hear stockholders’ unfiltered concerns and perspectives. Directors participating in this outreach program include our independent chair of the Board (the “Chair”), committee chairs, as well as other directors with whom stockholders may have a particular interest in meeting. A limited number of members of management are also present for the primary purpose of facilitating the meetings, as well as being available to answer more technical questions that may arise.
Annual virtual stockholder meeting
Our annual stockholder meeting is conducted virtually through a live webcast and online stockholder tools. This facilitates stockholder attendance and enables stockholders to participate fully, and equally, from any location around the world, at no cost. We believe this is the right choice for a Company with a global footprint, not only bringing cost savings to the Company and stockholders, but also increasing the ability to engage with all stockholders, regardless of the amount of stock owned or physical location. As discussed further below, we have designed our virtual format to enhance stockholder access, participation, and communication.
Q&A
We do not place restrictions on the type or form of questions that may be asked; however, we reserve the right to edit profanity or other inappropriate language for publication. During the live Q&A session of the meeting, we answer questions both as they come in and those asked in advance, as time permits. We have committed to publishing and answering each question received, following the meeting. Questions received from stockholders before and during the annual meeting, along with our responses, are posted on annualmeeting.hpe.com.
Access
The online format increases access for all stockholders regardless of stocks owned or physical location. In addition, the format allows all stockholders to communicate with us both in advance of and during the meeting so they can ask any questions of our Board or management. Although the live webcast is available only to stockholders at the time of the meeting, a replay of the meeting is made publicly available on annualmeeting.hpe.com.

4	HPE 2024 PROXY STATEMENT

Stockholder engagement
In addition to strong participation from individual stockholders, we have continued to receive positive support from institutional stockholders who have indicated that the virtual format is beneficial and appropriate in the context of our broader direct outreach program.
For more information about the virtual stockholder meeting, see “Questions and answers—Annual meeting information” on page 115.
Year-round engagement
Our comprehensive stockholder engagement program is anchored by our year-round investor relations outreach program that includes post-earnings communications, conference presentations, non-deal roadshows, bus tours, conference meetings, technology webcasts, and general availability to respond to investor inquiries. In addition, we have invited stockholders to our Board meetings to afford them another opportunity to speak directly with our Board about issues important to them. The multi-faceted nature of this program allows us to maintain meaningful engagement with a broad audience including large institutional investors, smaller to mid-size institutions, pension funds, endowments, family offices, advisory firms, and individual investors. In addition, our Board engages with other external stakeholders on behalf of HPE, through customer events, forums, and other publicly facing settings.
Achieve meaningful benefits
In order to maximize the benefit of engagement to both the investor and the Company, we take the time to conduct extensive research to understand each institutional stockholder’s voting policies and patterns, salient issues and areas of concern, and goals of engagement. Similarly, we understand institutional governance teams work under time and resource constraints and, by inviting participants well in advance of the meeting and providing detailed updates on the Company’s strategy and outlook during SAM and other investor and analyst events, we aim to provide stockholder participants the opportunity and information to prepare and engage in meaningful dialogue.
Comprehensive discussion
We strive to ensure that stockholder meetings cover a comprehensive range of key topics including short- and long-term strategy, capital allocation targets, governance and Board oversight, mergers and acquisitions activity, succession planning, environmental and social concerns, and human resources management. Maintaining a disciplined approach to the discussions and allowing adequate meeting time allow for matters important to stockholders to be addressed, alongside other current salient issues.
We have carefully designed our outreach program to provide continuous and meaningful stockholder engagement and participation. Our committed Board and management team value these interactions and invest significant time and resources to try and maintain an open line of communication with stockholders. Stockholders and other stakeholders may directly communicate with our Board by contacting: Secretary to the Board of Directors, 1701 East Mossy Oaks Road, Spring, Texas 77389; e-mail: bod-hpe@hpe.com.

HPE 2024 PROXY STATEMENT	5

Living Progress

Living Progress is HPE’s business strategy for creating sustainable and responsible technology solutions that meet the demands of the future, while advancing the way people live and work. Because our commitment to sustainable and responsible business extends to (and is integrated into) many aspects of our operations, HPE’s competitiveness, resilience, and relationships with a broad array of stakeholders are enhanced in countless ways.

Overview
Our 62,000-strong1 workforce is rallied around an enduring purpose — to advance the way people live and work. We believe our sustainability credentials and portfolio strengthen customer relationships and provide a competitive advantage as we compete for business. Living Progress contributes to new revenue opportunities for HPE by applying our innovative solutions and expertise to help customers overcome their business challenges while driving efficiency and achieving sustainability objectives. We also leverage our environmental and social leadership to support talent acquisition and retention, as well as to promote ongoing access to global markets.
Moreover, the operational and reputational resilience of our value chain creates competitive advantages as we strive to meet and exceed the expectations of our stakeholders. HPE’s proactive approach to managing environmental and social factors across our value chain aims to mitigate risks, such as fluctuating commodity prices, global supply chain disruption, or growing regulatory burdens, while yielding market and commercial opportunities for more sustainable and responsible technology solutions. We take an active approach to managing climate-related risks by setting science-based goals and enabling carbon savings for our customers through efficient technology solutions. For more information regarding our Living Progress plan and our annual Living Progress report, and other environmental, social, and governance (“ESG”) initiatives, and related matters, please visit the “Corporate Responsibility” section of our corporate website.
Accelerating net-zero
It is a business imperative to reduce greenhouse gas (“GHG”) emissions across our value chain and build climate resiliency throughout our business. Our customers’ use of our products contributes the largest portion of our environmental footprint; as such, we are bringing to market edge-to-cloud offerings that can reduce the environmental impact of customers’ IT estates. We take an active approach to managing climate-related risks by setting science-based targets and enabling our customers to advance toward their own sustainability goals through our suite of IT sustainability offerings.
We are committed to accelerating a net-zero future, from bringing new renewable sources to the grid to curbing energy and information technology (“IT”) waste through innovative products, services, and business models. Further, HPE’s high-performance computing technologies are designed to accelerate climate solutions by powering research related to clean energy sources, climate modelling, and more.
Environmental Sustainability of Our Solutions
We leverage the breadth of HPE capabilities to improve the sustainability and efficiency of our customers’ IT estates, utilizing our expertise, hardware, and business models. Our primary focus is on addressing customer pain points in three crucial areas of their sustainable IT journeys: (1) empowering customers with data and visibility into the environmental impact of their IT estates, facilitating consideration of environmental factors in the purchase, management, and disposition of their IT infrastructure, (2) delivering high-performance sustainable technology and services that optimize energy consumption and emissions across the IT ecosystem while promoting clean and sustainable electricity use, and (3) enabling sustainable transformations by providing expertise and advisory services.

____________________________________________________________________
1. This figure includes approximately 1,600 employees of HPE’s subsidiary, CDS, which is a separate legal entity providing true multi-vendor service capabilities for HPE customers. Workforce-related metrics and percentages disclosed in this report do not include such CDS employees, due to limited ability to track such metrics for such population.

6	HPE 2024 PROXY STATEMENT

Living Progress
HPE consistently engages with customers on IT efficiency and sustainable IT issues, offering tailored engagements in sales pursuits. We estimate that our customer briefings on sustainability-related topics contributed to more than $1.8 billion in net revenue booked in fiscal 2023.
Product lifecycle management
We seek to maximize environmental and financial savings across the IT lifecycle by designing for the environment, shifting to consumption-based models, and transitioning to a more circular economy. By designing products from the start with plans for longevity, dematerialization, and waste minimization, we aim to improve our customers’ total cost of ownership and lower their environmental impacts. In addition, HPE offers multiple solutions to help our customers participate in the circular economy, by extending assets lifecycles through programs such as HPE Certified Pre-Owned products and HPE Asset Upcycling Services. HPE Technology Renewal Centers took in approximately 4.2 million end-of-use assets in 2023, refurbishing approximately 78% for reuse while creating additional sources of capital for customers to invest in IT. Our transition to an as-a-service company is in lockstep with our circular economy strategy, committed to reducing our customers’ need for over provisioned and idle equipment and allowing for returns of end-of-use assets for a second life.
Environmental footprint
At HPE, we recognize the imperative to minimize our industry’s environmental footprint, as well as the opportunity to position ourselves as a business and technology leader enabling a low-carbon economy. As one of the first technology companies to set science-based targets to reduce GHG emissions across the value chain, including our operations and supply chain, we continue to set ambitious climate goals and take proactive steps regarding our carbon footprint, energy use, emissions, water footprint, and waste management. In 2022, HPE accelerated its climate ambitions and committed to become a net-zero enterprise by 2040, with near-term targets set across our value chain for 2030. HPE has set additional climate-related targets, including sourcing 50% renewable energy by 2025 (achieved in 2022, three years ahead of schedule) and committing to achieving 100% renewable electricity in our operations by 2030.
Achieving our net-zero commitment requires innovative thinking and active involvement from every leader at HPE. As of 2022, certain management goals and elements of executive compensation for our executive committee have been tied to bespoke climate related key performance indicators and action plans for their respective organizations.
We monitor and manage natural capital-related risks through initiatives, such as advancing the transition to renewable electricity, innovating products and solutions with a lower environmental footprint, and through the responsible sourcing of minerals. Further, water management is an important component of our suppliers’ environmental performance. We require suppliers to publicly report water consumption and withdrawal in their annual sustainability reports, as well as to disclose corporate-wide GHG emissions annually through the CDP supply chain program. Starting from 2022, 33% of production suppliers (based on percent of spend) have set science-based emissions reduction targets, 75% have set water-related targets, and 84% have set waste reduction goals.
Investing in people
HPE continues to invest in the attraction, development, and retention of talent. We are committed to being unconditionally inclusive to capture the ideas and perspectives that fuel innovation and enable our workforce, customers, and communities to succeed in the digital age. When our team members succeed, our Company thrives; thus we consistently make employee engagement a top priority. In this area, we focus on employee development, engagement, and well-being; employee health and safety; diversity, equity, and inclusion (“DEI”); and community investment. Management goals and executive compensation are tied to human capital factors related to talent development and retention, employee engagement, and diverse representation and engagement.
Employee development and engagement
Enabling the best talent in the industry
HPE is focused on fostering high performance culture. We do this by communicating a clear purpose and strategy; setting transparent goals; driving accountability; continuously assessing, developing, and advancing talent; and establishing a leadership-driven talent strategy. We invest in attracting, developing, and retaining the best talent. We believe the dynamism of our industry and our Company enables team members to grow in their current roles and build new skills. Over the past year, our team members completed over 820,000 online/instructor-led courses across a broad range of categories – leadership; inclusion and diversity; professional skills; technical; and compliance. HPE is deeply committed to identifying and developing the next generation of top-tier leadership with a special focus on

HPE 2024 PROXY STATEMENT	7

Living Progress
diverse and technical talent. Our Inclusive Leadership course reinforces our leaders’ roles in making HPE an inclusive place to work. As of 2023, 87% of our leaders completed the course.
HPE believes in advancing team members’ growth and career goals by striving to unlock their full potential. Throughout 2023, we enhanced our professional development courses, coaching opportunities, performance assessment tools, goal-setting support, and other resources. This included launching a People Leader Development program designed to instill knowledge and best practices for building diverse, high-performance teams. In 2022, we launched My Success Plan, a series of quarterly conversations that take place between people leaders and team members, accompanied by supporting tools to link career aspirations with development opportunities. In fiscal 2024 we are launching our Performance Enablement framework, which builds on the My Success Plan conversations to support the continuous development of our team members, as well as promoting accountability and achievement against performance goals.
We also conduct an in-depth annual talent and succession review with our CEO and Executive Committee members. The process focuses on accelerating talent development, strengthening succession pipelines, and advancing diversity representation for our most critical roles.
Fostering a culture that engages our people and inspires innovation
Our strong and vibrant culture is the foundation for how we are committed to making HPE a destination for top talent and a place where people are proud to work. It starts with the blueprint we established in 2019 under Antonio Neri’s leadership, clearly articulating who we are as an organization, and defining a set of beliefs that inspire team members to innovate and pursue new ways to serve our customers. The culture is centered on four key beliefs that guide how we show up every day: accelerating what’s next, making bold moves, believing in the power of “yes we can,” and being a force for good through our technology, inclusion, and a focus on making the world better. The blueprint further defines our DNA and key leadership principles, which are reinforced by senior leaders who are committed to HPE’s mission and culture, and work tirelessly to advance our purpose.
Our team members keep our culture strong and lead our business forward. To help HPE remain a great place to work, we regularly analyze our human resource efforts to build on our strengths and address areas of opportunity. We seek to foster a deep sense of belonging at HPE and engage all team members in shaping our culture through programs, campaigns, and community events. In 2023, our culture ambassadors helped facilitate quarterly Cultural Connect communications focusing on how HPE cultural behaviors align with our business objectives.
Our most recent global engagement survey shows that our culture continues to resonate with team members, with our overall Employee Engagement Index at 83%. Among responding team members, more than 84% would recommend HPE as a great place to work, and nearly 88% say they are proud to work for HPE.
Health, wellness, and safety
The health, wellness, and safety of every team member remains a top priority at HPE. Whether in the office or working remotely, we have policies and resources in place to help our workforce stay healthy. Our hybrid work environment, which we started implementing in 2021, offers a flexible work model for team members globally. Our “Work That Fits Your Life” global initiative, which launched in 2019, includes an industry-leading paid parental leave program (minimum twenty-six weeks), part-time work opportunities for new parents or team members transitioning to retirement, and "Wellness Fridays" which provide team members with four full days each year to focus on their well-being. HPE's wellness program offers holistic support for team member needs surrounding mental health, physical health, social/community well-being, and financial wellness, while continuing to deliver on critical business results.
Diversity, equity, and inclusion
Our DEI strategy centers on three pillars: advancement, equity, and inclusion. We believe that advancement will accelerate development and progression of both our diverse team members and the overall enterprise by creating pathways to opportunities across the Company; equity will create equitable access to resources, diversified career experiences, and career support; and inclusion will enable a workplace where all team members feel respected and valued for who they are while feeling like they belong on the team and can succeed at HPE. We continually strive to foster a highly inclusive culture for all team members globally.
Guided by the strategy, we invest in career development and set up pathways to grow within HPE, take a data driven approach to analyzing performance, and, above all, strive to create an environment where all team members feel appreciated for the unique

8	HPE 2024 PROXY STATEMENT

Living Progress
perspectives and skills they contribute. Our commitment to these principles encourages our world-class talent to enjoy long careers at HPE, enabling our business success and furthering the execution of our social impact strategy.
In 2023, we increased our overall representation of underrepresented minorities by 2.3 percentage points in the U.S. We also increased our female workforce by 0.4 percentage points worldwide, by 0.7 percentage points in technical roles, and by 1.9 percentage points in executive roles. We also reached a commendable 27.7% representation of females among our executive population. HPE will continue to strive to align representation to market availability of historically underrepresented groups.
For further information on diversity at HPE, including EEO-1 data since 2018, please visit https://www.hpe.com/us/en/living-progress/report.html.
We view equity and inclusion in leadership roles as critical to propel our business. We believe these goals are an integral part of our DEI strategy to promote advancement, equity, and inclusion among our team members, which we believe will continue to fuel HPE as a driver of innovation and an industry disruptor.
Management at all levels works to expand opportunities and enhance inclusive leadership acumen across the enterprise. Our Board, CEO, and Executive Committee have been directly involved in setting and reinforcing our high standards. We continue to double down on our cultural investment by expanding our focus on equity, leading data-driven reviews at key inflection points during the HPE talent life cycle, and enhancing and expanding our external DEI relationships to provide greater professional and leadership opportunities, as well as increase engagement of our high potential diverse team members. We also enhanced our Candid Conversation series to increase understanding and encourage discussion around the “speak up” culture through discussions with team members and continued delivering Inclusion for All, virtual instructor-led sessions based on the latest behavioral science research. This learning experience was offered to all team members, customized for five geographies, and delivered in five languages. In 2023, 69% of the organization participated in the experience. This session is included in the onboarding journey for our new hires and continues to be available to all team members.
We believe people should be paid equitably for what they do and how they do it, regardless of their gender, race, or other personal characteristics. We maintain policies to promote equal pay, and we regularly review our global pay practices with an aim to pay team members in similar roles and locations commensurately with their experience and responsibilities. We partner with independent third-party experts to conduct annual pay assessments and identify unexplained gaps between our present state and our goal of equitable pay treatment for all team members. Where these reviews identify such gaps at a country-wide level, we adjust compensation to eliminate the gap. As a result of our efforts, our most recent pay equity review demonstrated that we have achieved pay parity for base compensation and bonus targets between male and female team members in the U.S. (including among underrepresented ethnicities), U.K., and India, when accounting for job title, time-in-role, experience, and location. We conduct a number of compensation analyses in other countries to provide competitive and equitable pay and, where permissible, we intend to incorporate similar third-party pay assessments into our existing processes.
Community investment
Our culture of giving strengthens the communities where we live and work, and it remains a powerful means of engaging team members. We use our strengths and skills as a technology leader to support community organizations and empower team members to use their passion and expertise to serve others.
In 2022, we launched our social impact strategy, which amplifies our mission to enhance the way people live and work. In 2023, we further integrated this strategy with our community investment programs to accelerate progress and apply our innovation engine to scale solutions to societal challenges. HPE leverages our technology, talent, and resources to drive change across three areas: (1) healthcare, (2) community resilience, and (3) DEI and human rights.
HPE believes we can leverage technology for good to solve some of the world’s most complex challenges. Through our HPE Accelerating Impact initiative, HPE partners with a social impact accelerator to provide tech nonprofits with the funding, support, and partnerships they need to grow and scale. In the design and execution of HPE Accelerating Impact and other community investment activities, we take care to intentionally integrate a DEI lens and commit to directing support to those who need it the most.
HPE supports the resilience of our communities through our disaster relief programs. HPE’s longstanding support of the Red Cross Disaster Responder Program enables the Red Cross to address all phases of a given disaster — from preparedness to immediate response, all the

HPE 2024 PROXY STATEMENT	9

Living Progress
way through long-term recovery. Additionally, we have provided, and continue to provide, assistance to longstanding partners and channel funds to address critical issues and inequities exacerbated by the pandemic.
Operating responsibly
We succeed by operating responsibly, holding ourselves and our business partners to the highest ethical standards. We embrace our responsibility to help safeguard the environment and human rights, and we work with our suppliers and supply chain partners to uphold the same principles. We work to help our customers, and their employees stay secure by building security into everything we do. We are also focused on safeguarding data and building privacy protections into all of our products and systems. In the public arena, we advocate for policies that will help people thrive in a digital, connected world.
Ethical sourcing
We are committed to holding our supply chain partners to high ethical standards and regularly audit and engage with suppliers to promote compliance with HPE standards through our Supply Chain Responsibility (“SCR”) program. Our mission is to protect and elevate workers, reduce and prevent negative global and community environmental impact, and benefit our Company, business partners, and customers. Through our longstanding SCR program, we assess social and environmental risks in our supply chain and set rigorous standards and targets, including our Migrant Worker Standard and a science‑based supply chain greenhouse gas emissions reduction goal. While we continue to hone our program and policies to address emerging risks and monitor compliance, we also work to further elevate supply chain social and environmental standards by training, sharing knowledge, and collaborating with our suppliers and industry partners.
Protecting human rights across our value chain
We believe that the basic freedoms and standards of treatment to which all people are entitled are universal. Upholding these rights is fundamental to our values. We respect the rights of all individuals impacted by our work and that of our partners and customers. We pay particular attention to vulnerable groups including migrants, children, women, racial and ethnic minorities, and human rights defenders as articulated in our Commitment to Respect the Rights of Marginalized Groups. We continue to be committed to the United Nations (“UN”) Guiding Principles on Business and Human Rights, which is the international standard on how to apply human rights to how we work, and our standards and codes reflect the International Labour Organization’s core conventions. We design and develop internal procedures for robust due diligence, build awareness across our Company, suppliers, and partners, and strengthen governance and systems to hold ourselves accountable. In 2022, we worked with an external evaluator on a new Company-wide Human Rights Impact Assessment to better understand our risks, identify potential gaps in our due diligence, and update our management strategy and processes. We adopted recommendations provided by this assessment to refine our strategy and develop our new roadmap for continuous improvement.
Responsible design and use of artificial intelligence
Our product groups consider the protection of human rights at all stages, from initial ideation and design through development, production, and customer use. This “human rights by design” approach is increasingly relevant to our work in artificial intelligence (“AI”).
In 2020, we drafted our AI Ethical Principles and publicly launched and began operationalizing these principles in 2021, assessing AI that we develop, source to use, or source to include in our solutions. This work is now overseen by our AI Ethics Responsibility Committee. We have AI Ethics training available to all team members, and we offer similar training for sales partners, plus support to our customers to highlight where AI-related risks may exist. In 2022, we created additional subcommittees within our AI working group with an aim to further operationalize the AI Ethical Principles and better tailor our assessments and support to the different ways AI comes into contact with our business.
Data security
The volume of digital data is growing at an exponential rate, and as data increases, so do the threats against it. Further, the cybersecurity landscape has become even more complex following changes to the ways people live and work after the COVID-19 pandemic, requiring ongoing and more sophisticated support for remote working, and as such, shifting IT infrastructure needs to the edge. We seek to continue improving product technology capabilities to perform in this new environment — our technology can help anticipate evolving threats, protect against new vulnerabilities, detect intruders, and enable recovery from an attack. We aim to prioritize data security at every step of our value chain and are committed to safeguarding our and our customers’ data and operations. Our Silicon Root of Trust technology gives our servers an immutable fingerprint that prevents malicious code from corrupting essential firmware. We also utilize

10	HPE 2024 PROXY STATEMENT

Living Progress
certificate-based identities and verifications, which are designed to further enhance our products’ security. We utilize our HPE Trusted Supply Chain program to manufacture our products in highly secure U.S. facilities, reducing sourcing risk and offering verifiable cyber assurance, and have recently expanded this program to serve our international customers with enhanced security and compliance needs.
Privacy
Protecting the privacy of personal information is a priority for business and society. HPE places importance on practices that protect data and comply with data protection laws globally. Protecting privacy is more than a legal obligation — it safeguards the trust and confidence we’ve built with team members, customers, and business partners. Robust privacy governance and internal accountability controls strengthen our ability to meet regulatory requirements and stakeholder expectations. The HPE Privacy Office advises on our global privacy program and works closely with HPE’s Cyber Security Digital Security Risk Management team, as well as other global functions and business units within the Company. The Privacy Office partners with HPE senior leaders who support our global privacy program and compliance activities. We aim to educate all HPE team members and build privacy awareness through our mandatory annual Standards of Business Conduct training and other privacy training modules. The completion rate for this training is consistently above 99%.
Public policy
We advocate for policies that will help society thrive in a digital-first world while contributing to the sustainable growth of our business. We have been, and are still, relentlessly pursuing smarter, better ways of using technology that protects citizens and consumers and are cost-effective and sustainable. As a trusted advisor for governments in their digital transformation journeys, HPE advises on cloud strategy, the benefits of hybrid cloud solutions, and updated procurement models. By shifting to offer our entire portfolio as-a-service, we aim to provide the best of the public cloud on‑premises and help reduce the barriers to digital transformation through cost‑effective, sustainable IT solutions. We publicly disclose information on lobbying and political spending, including that of the HPE Political Action Committee (“HPE PAC”), our related governance practices, and our membership in trade associations to which we pay annual dues of $25,000 or more on our political engagement and advocacy website, which can be accessed at www.hpe.com/us/en/about/governance/political-engagement-advocacy. Furthermore, our Board’s NGSR Committee oversees engagement with governments and matters of public policy, as well as our separate HPE PAC, as described on the aforementioned website and in our annually published Living Progress Report, our Corporate Governance Guidelines, and the NGSR Committee’s charter, all publicly available on our Investor Relations website. HPE’s Senior Vice President of Corporate Affairs is responsible for the Company’s political and public policy engagement, but acts within the parameters set by the NGSR Committee when making decisions on lobbying and political spending, and takes measures to provide that our actions are ethical, legal, transparent, and align with the HPE Standards of Business Conduct.
Business Resilience
Business Resilience encompasses HPE’s ability to rapidly respond and adapt to disruptive events that have the potential to impact our operations, be it team members, sites, critical operations, customers, partners, brand, or reputation. HPE’s Business Resilience function governs two corporate programs: Crisis Management and Business Continuity, both of which help to build, support, and promote both operational and reputational resilience, while also enabling the business and creating a competitive advantage for HPE. Our Crisis Management program is designed to help geographic and country leaders prepare for and respond to disruptive events that might impact operations in their geography in an effective, timely manner, with the goal of protecting people and minimizing damage to our profitability, reputation, and ability to operate. Our Business Continuity program is designed to help business and function leaders prepare and plan for disruptive events that might impact critical business operations and services, so that we may continue such critical business operations at acceptable pre-defined levels. The mission of HPE’s Business Resilience function is to enable the business to achieve its objectives by improving the effectiveness of risk management, control, response, and governance while implementing industry best practices in the program areas of Crisis Management and Business Continuity, thereby creating and enhancing HPE’s competitive advantage through effective preparation and planning.
How we report
Our culture of integrity and transparency builds trust with our stakeholders as we collaborate to make meaningful progress on the issues most relevant to our business. Our ESG reporting promotes accountability, aligning with prominent standards and frameworks to meet the needs of our stakeholders. This includes investor-driven standards and frameworks such as the sector-specific indicators set forth by the Sustainability Accounting Standards Board, the Taskforce on Climate-related Financial Disclosures (“TCFD”), Global Reporting Initiative’s Sustainability Reporting Guidelines (2021), and the United Nations Sustainable Development Goals. We regularly evaluate the

HPE 2024 PROXY STATEMENT	11

Living Progress
effectiveness and scope of our ESG reporting by analyzing these external reporting frameworks and guidelines, as well as peer company disclosures and implementing feedback from our stockholders and other stakeholders. In addition, we closely monitor forthcoming ESG reporting obligations in the jurisdictions in which we operate to promote compliance with mandatory disclosures.
Oversight
HPE Living Progress is overseen by our Board and its various committees in an integrated manner, with the NGSR Committee primarily responsible for oversight and implementation of the Living Progress strategy. HPE leadership regularly briefs the Board on material ESG topics covering risks, opportunities, impacts, and strategies. In addition, the NGSR Committee reviews, assesses, reports, and provides guidance to management and the Board regarding HPE’s policies and programs relating to material ESG matters. Specifically, the NGSR Committee has oversight of (1) key ESG issues, such as climate change, privacy, and human rights and (2) disclosures of Living Progress strategy, practices, and initiatives. As of 2022, our Corporate Governance Guidelines were updated to mandate the NGSR Committee to consider potential nominees’ ability to contribute to the diversity of background and experience represented on our Board. With the ever-growing importance of the “social” aspect within ESG, our Board and the HRC Committee also play important roles in overseeing critical topics such as employee wellness, diversity metrics, and social justice initiatives.

The Board

Responsible for integrating material ESG risks and opportunities into HPE’s long-term strategy.

Nominating, Governance and Social Responsibility Committee	Finance and Investment Committee

Primarily responsible for oversight of material ESG issues, including the annual review of our Living Progress strategy, board diversity and composition, and Living Progress disclosures.	Continuously reviews stockholder sentiment and perspectives, including their views on material ESG matters, to promote alignment and engagement.

HR and Compensation Committee	Audit Committee

Oversees corporate culture and employee relations topics, including diversity, equity, and inclusion initiatives; social justice activities; pay equity; compensation philosophy; and succession planning.

Oversees material ESG risks as part of overall risk management, reviews ESG disclosures in Securities Exchange Commission (“SEC”) filings, and oversees adherence to our existing controls and procedures.

12	HPE 2024 PROXY STATEMENT

Living Progress
HPE regularly engages with the Board and executive committee on environmental and social considerations as a matter of best practice to drive continued business success. Our strategy is also informed by the Living Progress Strategy Council, a cross-functional team of executives who promote best-in-class performance across organizations such as Corporate Affairs, Legal, Human Resources, Global Operations, Ethics and Compliance, and Finance and Controllership.

External Stakeholders	HPE Executive Council			HPE Foundation Board

Living Progress Strategy Council					HPE Foundation

Corporate Affairs	Legal	Human Resources	CTO/Hybrid Cloud	Global Operations

Finance and Controllership	Global Communications	Ethics and Compliance	Global Workplace	Investor Relations
Recognition
ESG ratings agencies consistently rank HPE among the top global and industry leaders for ESG issue management and performance. In particular, we have been recognized by the following prominent ESG rating agencies:

D-A SCALE	0-100 SCALE	CCC-AAA SCALE
A-	76	AAA
90th percentile	92nd percentile	90th percentile
CDP, DJSI, and MSCI ESG ratings are as of calendar year 2023. CDP score for Climate Change A- (90th percentile). The use by HPE of any MSCI ESG Research LLC or its affiliates (“MSCI”) data, and the use of the MSCI logos, trademarks, service marks, or index names herein, do not constitute a sponsorship, endorsement, recommendation, or promotion of HPE by MSCI. MSCI services and data are the property of MSCI or its information providers, and are provided ’as-is’ and without warranty. MSCI names and logos are trademarks or service marks of MSCI.

HPE 2024 PROXY STATEMENT	13

Governance
Overview
Our Board is committed to excellence in corporate governance. We believe that our long-standing tradition of principled, ethical governance benefits our stockholders, as well as our customers, employees, and communities, and we have developed, and continue to maintain, a governance profile that aligns with industry-leading standards. We believe that the high standards set by our governance structure will continue to have a direct impact on the strength of our business.
The following table presents a brief summary of highlights of our governance profile, followed by more in-depth descriptions of some of the key aspects of our governance structure.

Board conduct and oversight	Independence and participation	Stockholder rights
•Development and oversight of Company strategy and execution
•Rigorous stock ownership guidelines, including a 7x base salary requirement for the CEO
•Regular, conscientious risk assessment
•Standards of Business Conduct, applied to all directors, executive officers, and employees
•Annual review of developments in best practices
•Significant time devoted to succession planning and leadership development efforts
•Annual evaluations of Board, committees, and individual directors

•11 of 12 director nominees are independent by New York Stock Exchange (“NYSE”) standards
•Independent Chair of the Board
•Executive sessions of non-management directors are generally held at each Board and committee meeting
•All committees of the Board consist entirely of independent directors
•Separate Chair and CEO roles
•Participation in one-on-one meetings with management
•Robust engagement directly with stockholders
•Frequent participation at customer and stakeholder events

•Proxy access right for eligible stockholders holding 3% or more of outstanding common stock for at least three years to nominate up to 20% of the Board
•Special meeting right for stockholders of an aggregate of 25% of voting stock
•All directors annually elected; no staggered Board
•Majority voting in uncontested director elections
•No “poison pill”
•No supermajority voting requirements to change organizational documents

Director independence
Our Corporate Governance Guidelines provide that a substantial majority of the Board will consist of independent directors and that the Board can include no more than three directors who are not independent directors. These standards are available on our website at https://investors.hpe.com/governance/guidelines. Our director independence standards generally reflect the NYSE corporate governance listing standards. In addition, each member of the Audit Committee and the HRC Committee meets the heightened independence standards required for such committee members under the applicable listing standards.
Under our Corporate Governance Guidelines, a director will not be considered independent in the following circumstances:
(1)    the director is, or has been within the last three years, an employee of Hewlett Packard Enterprise or an immediate family member of the director is, or has been within the last three years, an executive officer of Hewlett Packard Enterprise;
(2)    the director has been employed as an executive officer of Hewlett Packard Enterprise, its subsidiaries, or affiliates within the last five years;
(3)    the director has received, or has an immediate family member who has received, during any 12-month period within the last three years more than $120,000 in direct compensation from Hewlett Packard Enterprise, other than compensation for Board service, compensation received by a director’s immediate family member for service as a non-executive employee of Hewlett Packard Enterprise, or pension or other forms of deferred compensation for prior service with Hewlett Packard Enterprise that is not contingent on continued service;
(4)    (A) the director or an immediate family member is a current partner of the firm that is our internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice; or (D) the director or an immediate family

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Governance
member was, within the last three years (but is no longer), a partner or employee of such a firm and personally worked on our audit within that time;
(5)    the director or an immediate family member is, or has been in the past three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or has served on that company’s compensation committee;
(6)    the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Hewlett Packard Enterprise for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues;
(7)    the director is affiliated with a charitable organization that receives significant contributions from Hewlett Packard Enterprise; or
(8)    the director has a personal services contract with Hewlett Packard Enterprise or an executive officer of Hewlett Packard Enterprise.
For these purposes, an “immediate family member” includes a director’s spouse, parents, step-parents, children, step-children, siblings, mother-in-law, father-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law, and any person (other than tenants or employees) who shares the director’s home.
In determining independence, the Board reviews whether directors have any material relationship with Hewlett Packard Enterprise. An independent director must not have any material relationship with Hewlett Packard Enterprise, either directly or as a partner, stockholder, or officer of an organization that has a relationship with Hewlett Packard Enterprise, nor any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In assessing the materiality of a director’s relationship to Hewlett Packard Enterprise, the Board considers all relevant facts and circumstances, including consideration of the issues from the director’s standpoint and from the perspective of the persons or organizations with which the director has an affiliation, and is guided by the standards set forth above.
In making its independence determinations, the Board considered transactions occurring since the beginning of fiscal 2021 between Hewlett Packard Enterprise and entities associated with the independent directors or their immediate family members. The Board’s independence determinations included consideration of the following transactions:
•Mr. Ammann is the current Chief Executive Officer of ExxonMobil Low Carbon Solutions, a subsidiary of ExxonMobil, and the former Chief Executive Officer of Cruise LLC, a subsidiary of General Motors Company. Hewlett Packard Enterprise has entered into transactions for the purchase and/or sale of goods and services in the ordinary course of its business during the past three fiscal years with ExxonMobil and its subsidiaries (together, “ExxonMobil”) and General Motors Company and its subsidiaries (together “General Motors”). The amount that Hewlett Packard Enterprise paid in each of the last three fiscal years to ExxonMobil or General Motors, as applicable, and the amount received in each fiscal year by Hewlett Packard Enterprise from ExxonMobil and General Motors, as applicable, did not, in any of the previous three fiscal years, exceed the greater of $1 million or 2% of the consolidated gross revenues of ExxonMobil or General Motors, as applicable.
•Mr. Kurtz is the Founder and Chief Executive Officer of CrowdStrike Holdings, Inc. Hewlett Packard Enterprise has entered into transactions for the purchase and/or sale of goods and services in the ordinary course of its business during the past three fiscal years with CrowdStrike. The amount that Hewlett Packard Enterprise paid in each of the last three fiscal years to CrowdStrike, and the amount received in each fiscal year by Hewlett Packard Enterprise from CrowdStrike, did not, in any of the previous three fiscal years, exceed the greater of $1 million or 2% of CrowdStrike’s consolidated gross revenues.
•Each of Mr. Ammann, Ms. Carter, Mr. D’Amelio (who was appointed to the Board in January 2023), Dr. Dugan, Ms. Hobby, Mr. Kurtz (who did not stand for re-election in 2023), Mr. Lane, Ms. Livermore, Ms. Mayer (who was appointed to the Board in June 2023) Mr. Noski, Mr. Ozzie, Mr. Reiner, and Ms. Russo, or one of their immediate family members, is a non-employee director, trustee, or advisory board member of another company that did business with Hewlett Packard Enterprise at some time during the past three fiscal years. These business relationships were as a supplier or purchaser of goods or services in the ordinary course of business.
As a result of this review, the Board has determined the transactions and relationships described above would not interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Board has also determined that each

HPE 2024 PROXY STATEMENT	15

Governance
non-employee director, including Mr. Ammann, Ms. Carter, Mr. D’Amelio, Dr. Dugan, Ms. Hobby, Mr. Kurtz (during the portion of fiscal year 2023 he served on the Board), Mr. Lane, Ms. Livermore, Ms. Mayer, Mr. Noski, Mr. Ozzie, Mr. Reiner, and Ms. Russo, and each of the members of the Audit Committee, the HRC Committee, and the NGSR Committee has (or had) no material relationship with Hewlett Packard Enterprise (either directly or as a partner, stockholder, or officer of an organization that has a relationship with Hewlett Packard Enterprise) and is (or was) independent within the meaning of both our and the NYSE director independence standards. The Board has determined that Mr. Neri is not independent under either standard because of his status as our current President and CEO.
Limits on directors’ service on other public company boards
We have a highly effective and engaged Board, and we believe that our directors’ outside directorships enable them to contribute valuable knowledge and experience to the Board. Nonetheless, the Board is sensitive to the external obligations of its directors and the potential for overboarding to compromise the ability of these directors to effectively serve on the Board. Our Corporate Governance Guidelines limit each director’s service on other boards of public companies to a number that permits them, given their individual circumstances, to responsibly perform all director duties and, in all events, this service may not exceed four other public company boards generally or two other public company boards if the director is a CEO at a public company. All directors are currently compliant with this policy. Further, the ability of each director to devote sufficient time and attention to director duties is expressly considered as part of the annual Board evaluation process, which aims to evaluate the effectiveness and engagement of HPE’s directors, including in the context of their external commitments. We review these limits as part of our annual review of our Corporate Governance Guidelines and ongoing review of the policies of our institutional investors.
While the Board considers its directors’ outside directorships during this evaluation process, the Board recognizes that this is one of many outside obligations which could potentially impair a director’s capacity to dedicate sufficient time and focus to their service on the Board. As such, the Board evaluates many factors when assessing the effectiveness and active involvement of each director. Such other factors include:
•The director’s attendance at Board and committee meetings.
•The director’s participation and level of engagement during these meetings.
•The role played by the director on our Board, as well as on his or her outside boards, including committee membership and chair positions.
•The experience and expertise of the director, including both relevant industry experience and service on other (related) public company boards, which enables the director to serve on multiple boards effectively.
We schedule our Board and committee meetings up to three years in advance to promote director attendance and maximum participation. Directors serve for one-year terms; accordingly, there is an opportunity to evaluate annually each director’s ability to serve, which is further discussed in the “Director evaluations” section below.

9	39	93%
board meetings	committee meetings	average attendance rate
Our directors’ active engagement extends to regular participation in events and programs representing HPE’s interests, connecting with our customers, and engaging with our employees. In prior years, our directors have attended the World Economic Forum, HPE Discover, HPE Leader Forum, HPE International Women’s Day, and ReadyNow! (a board directorship readiness immersion program for emerging leaders) and they sponsor HPE’s Inclusion and Diversity Council. We are very proud to have directors who go above and beyond their standard board duties to promote our interests, our mission, and our values of inclusion and diversity around the world.

16	HPE 2024 PROXY STATEMENT

Governance
Director evaluations
Our process
Our Board maintains a regular and robust evaluation process designed to continually assess its effectiveness. Every year, the Board conducts a formal evaluation of each committee, individual directors, and the Board as a whole. Our process is designed to gauge understandings of and effectiveness in board composition and conduct; meeting structure and materials; committee composition; strategic planning and oversight; succession planning; culture and diversity; and other relevant topics, such as crisis management and ESG-related perspectives and skills.
The process involves the NGSR Committee, working with the Board Chair, designing each year’s evaluation process, which rotates among three formats: (1) written questionnaires, (2) individual interviews, and (3) group discussions. Starting in fiscal 2024, written questionnaires will be utilized annually, in addition to group discussion and individual interviews in the years those formats are employed. When designing the evaluation process and questions, the Board considers the current dynamics of the boardroom, the Company, our industries, the format of previous annual evaluations, and issues that are at the forefront of our investors’ minds.

Written questionnaires	Individual interviews	Group discussions

Format: each of our directors respond to tailored questionnaires and their responses are compiled, analyzed, and discussed with each committee and the Board.
☑ Anonymity promotes candor
☑ Cost and time effectiveness
☑ Allows focus on most pertinent issues
☑ Allows for clear comparison of responses when using a numerical scale system and consistency year to year

Format: our Chair interviews each of our directors separately with questions addressing pertinent topics related to the Board and the Company. The results of these interviews are discussed with the full Board.
☑ Fosters in-depth feedback
☑ More personal, and promotes natural discussion of key topics

Format: led by our Chair, our directors engage in a structured conversation during a scheduled Board meeting, covering an agenda of discussion topics that is customized to this format and circulated in advance.
☑ Encourages directors to listen and learn from each other
☑ Allows for elaboration on feedback
☑ Feedback and discussions occur instantly and simultaneously

Director succession planning and Board refreshment
Our NGSR Committee oversees and plans for director succession and refreshment of the Board, by regularly monitoring the composition of and identifying ways to strengthen our Board, including to cultivate a mix of skills, experience, tenure, and diversity that promote and support the Company’s long-term strategy. In doing so, the NGSR Committee takes into consideration the overall needs, composition, and size of the Board, along with the considerations regarding director candidate qualifications, which are further discussed in “Director candidate selection and evaluation—Identifying and evaluating candidates for directors” on page 34.
Executive succession planning
As described in its charter, one of the HRC Committee’s responsibilities is to oversee succession planning and leadership development. The HRC Committee and our Board lead periodic succession and talent reviews, in which critical skills required from management to create stockholder value are utilized to assess the readiness of successors for the CEO, Executive Committee members, and senior officers. In addition, the Board reviews emerging diverse, technical, and go-to-market talent and regularly interacts with key team members, which provides identified successors with important exposure opportunities. Lastly, we maintain updated emergency succession plans for the CEO, Executive Committee members, other Section 16 officers, and edge-to-cloud leadership team members. On an ongoing basis, the Board reviews these succession plans, with input from the CEO and Chief People Officer, as well as during executive sessions with no members of management present. Succession reviews for key executive roles consist of an assessment of internal candidates, as well as external talent identified by executive search firms. The Board retains firms with regards to CEO talent identification, while the Company retains its own firms with regards to the identification of talent for other executive positions.

HPE 2024 PROXY STATEMENT	17

Governance
Non-employee director stock ownership guidelines
Under our stock ownership guidelines, non-employee directors are expected to accumulate, within five years of their election to the Board, shares of Hewlett Packard Enterprise stock equal in value to at least five times the amount of their annual cash retainer. Shares counted toward these guidelines include any shares held by the director directly or indirectly, including deferred vested awards.
All non-employee directors with more than five years of service have met our stock ownership guidelines, and all non-employee directors with less than five years of service have either met, or are on target to meet, our stock ownership guidelines within the expected time.
Anti-hedging/pledging policy
HPE has a policy prohibiting directors from engaging in any form of hedging transaction (derivatives, equity swaps, forwards, etc.) in HPE stock, including, among other things, short sales and transactions involving publicly traded options. In addition, with limited exceptions, HPE’s directors are prohibited from holding HPE stock in margin accounts and from pledging HPE stock as collateral for loans. These policies further align directors’ interests with those of our stockholders.
Related persons transactions policies and procedures
We have adopted a written policy for approval of transactions between us and our directors, director nominees, executive officers, beneficial owners of more than five percent (5%) of HPE stock, and their respective immediate family members where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single 12-month period and such “related persons” have or will have a direct or indirect material interest (other than solely as a result of being a director or a less than ten percent (10%) beneficial owner of another entity).
The policy provides that the NGSR Committee reviews certain transactions subject to the policy and decides whether or not to approve or ratify those transactions. In doing so, the NGSR Committee determines whether the transaction is in the best interests of Hewlett Packard Enterprise. In making that determination, the NGSR Committee takes into account, among other factors it deems appropriate:
•the extent of the related person’s interest in the transaction;
•whether the transaction is on terms generally available to an unaffiliated third party under the same or similar circumstances;
•the benefits to Hewlett Packard Enterprise;
•the impact or potential impact on a director’s independence in the event the related party is a director, an immediate family member of a director, or an entity in which a director is a partner, 10% stockholder, or executive officer;
•the availability of other sources for comparable products or services; and
•the terms of the transaction.
The NGSR Committee has delegated authority to the chair of the NGSR Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $1 million. A summary of any new transactions pre-approved by the chair is provided to the full NGSR Committee for its review at each of the NGSR Committee’s regularly scheduled meetings.
The NGSR Committee has adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:
1.compensation of executive officers that is excluded from reporting under SEC rules where the HRC Committee approved (or recommended that the Board approve) such compensation;
2.director compensation;
3.transactions with another company with a value that does not exceed the greater of $1 million or 2% of the other company’s annual revenues, where the related person has an interest only as an employee (other than executive officer), director, or beneficial holder of less than 10% of the other company’s shares;

18	HPE 2024 PROXY STATEMENT

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4.contributions to a charity in an amount that does not exceed $1 million or 2% of the charity’s annual receipts, where the related person has an interest only as an employee (other than executive officer), or director; and
5.transactions where all stockholders receive proportional benefits.
A summary of transactions covered by the standing pre-approvals described in paragraphs 3 and 4 above is provided to the NGSR Committee for its review as applicable.
Fiscal 2023 related person transactions
We enter into commercial transactions with many entities for which our executive officers or directors serve as directors and/or executive officers in the ordinary course of our business. All of those transactions were pre-approved transactions as defined above or were approved or ratified by the NGSR Committee. Hewlett Packard Enterprise considers all pre-approved or ratified transactions to have been at arm’s-length and does not believe that any of our executive officers, directors, or 5% beneficial owners had a material direct or indirect interest in any of such commercial transactions.
Communications with the Board
Individuals may communicate with the Board by contacting: Secretary to the Board of Directors, 1701 East Mossy Oaks Road, Spring, Texas 77389, e-mail: bod-hpe@hpe.com.
This correspondence is provided to all directors. In accordance with instructions from the Board, the secretary to the Board reviews all correspondence, organizes the communications for review by the Board, and posts communications to the full Board or to individual directors, as appropriate. Our independent directors have requested that certain items that are unrelated to the Board’s duties, such as spam, junk mail, mass mailings, solicitations, resumes, and job inquiries, not be posted.
Communications that are intended specifically for the Chair, independent directors, or the non-employee directors should be sent to the e-mail address or street address noted above, to the attention of the Chair.
Governance documents
We maintain a code of business conduct and ethics for directors, officers, and employees known as our Standards of Business Conduct. We also have adopted Corporate Governance Guidelines which, in conjunction with our Certificate of Incorporation, Bylaws, and respective charters of the Board committees, form the framework for our governance. All of these documents are available at https://investors.hpe.com/governance for review, downloading, and printing. On our governance website, we will post any amendments to the Standards of Business Conduct or waivers of the Standards of Business Conduct for directors and executive officers. Stockholders may request free printed copies of our Certificate of Incorporation, Bylaws, Standards of Business Conduct, Corporate Governance Guidelines, and charters of the committees of the Board by contacting: Hewlett Packard Enterprise Company, Attention: Investor Relations, 1701 East Mossy Oaks Road, Spring, Texas 77389.
Stock ownership information
Common stock ownership of certain beneficial owners and management
The following table sets forth information as of December 31, 2023 concerning beneficial ownership by:
•holders of more than 5% of Hewlett Packard Enterprise’s outstanding shares of common stock;
•our directors and nominees;
•each of the named executive officers listed in the “Fiscal 2023 summary compensation table” on page 90; and
•all of our directors and executive officers as a group.

HPE 2024 PROXY STATEMENT	19

Governance
The information provided in the table is based on our records, information filed with the SEC, and information provided to Hewlett Packard Enterprise, except where otherwise noted.
The number of shares beneficially owned by each entity or individual is determined under SEC rules and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting or investment power and also any shares that the entity or individual has the right to acquire as of February 29, 2024 (60 days after December 31, 2023) through the exercise of any stock options, through the vesting and settlement of restricted stock units (“RSUs”) payable in shares, or upon the exercise of other rights. Beneficial ownership excludes options or other rights vesting after February 29, 2024 and any RSUs vesting or settling on or before February 29, 2024 that may be payable in cash or shares at Hewlett Packard Enterprise’s election. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.
Beneficial ownership table

Name of beneficial owner	Shares of common stock beneficially owned (#)	Percent of common stock outstanding (%)
BlackRock(1)	129,983,458	9.99
State Street Corporation(2)	70,870,545	5.45
The Vanguard Group(3)	156,075,192	12.01
Daniel Ammann(4)	114,873	*
Pamela L. Carter(5)	125,258	*
Frank A. D'Amelio	3,444	*
Regina E. Dugan	9,673	*
Jean M. Hobby	61,279	*
Raymond J. Lane	930,481	*
Ann M. Livermore(6)	172,178	*
Bethany J. Mayer	0	*
Charles H. Noski(7)	55,677	*
Raymond E. Ozzie	130,187	*
Gary M. Reiner(8)	251,686	*
Patricia F. Russo(9)	301,988	*
Jeremy K. Cox	14,374	*
Neil B. MacDonald(10)	147,716	*
Marie E. Myers	0	*
Philip J. Mottram	26,466	*
Antonio F. Neri(11)	2,389,586	*
Tarek Robbiati	0	*
John F. Schultz	278,123	*
All current executive officers and directors as a group (22 persons)(12)	5,161,661	*
*    Represents holdings of less than 1% based on 1,299,823,550 outstanding shares of common stock as of February 1, 2024.
1.     Based on the most recently available Schedule 13G/A filed with the SEC on January 24, 2024 by BlackRock, Inc. According to its Schedule 13G/A, BlackRock, Inc. reported having sole voting power over 115,925,740 shares, shared voting power over 0 shares, sole dispositive power over 129,983,458 shares, and shared dispositive power over 0 shares beneficially owned. The Schedule 13G/A contained information as of December 31, 2023 and may not reflect current holdings of HPE’s stock. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
2.     Based on the most recently available Schedule 13G/A filed with the SEC on January 30, 2024 by State Street Corporation (‘‘State Street’’). According to its Schedule 13G/A, State Street reported having sole voting power over 0 shares, shared voting power over 44,340,670 shares, sole dispositive power over 0 shares, and shared dispositive power over 70,719,910 shares. The Schedule 13G/A contained information as of December 31, 2023 and may not reflect current holdings of HPE’s stock. The address for State Street is State Street Financial Center, 1 Congress Street, Suite 1, Boston, MA 02114-2016.

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Governance
3.    Based on the most recently available Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group, Inc. (‘‘Vanguard’’). According to its Schedule 13G/A, Vanguard reported having sole voting power over 0 shares, shared voting power over 1,679,457 shares, sole dispositive power over 150,359,950 shares, and shared dispositive power over 5,715,242 shares. The Schedule 13G/A contained information as of December 29, 2023 and may not reflect current holdings of HPE’s stock. The address for Vanguard is The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355.
4.     Represents 114,873 shares that Mr. Ammann holds indirectly with his spouse.
5.     Includes 39,301 shares that Ms. Carter has elected to defer receipt of until the termination of her service as a member of the Board.
6.     Includes 158,461 shares that Ms. Livermore holds indirectly through a trust with her spouse.
7.    Includes 30,392 shares that Mr. Noski elected to defer receipt of until the termination of his service as a member of the Board.
8.     Represents 251,686 shares that Mr. Reiner holds indirectly with his spouse.
9.    Includes 286,670 shares that Ms. Russo elected to defer receipt of until the termination of her service as a member of the Board..
10. Includes 7,671 shares that Mr. MacDonald has the right to acquire by exercise of stock options.
11.    Includes 365,945 shares that Mr. Neri has the right to acquire by exercise of stock options.
12. Includes 417,701 shares that current executive officers and directors have the right to acquire.

HPE 2024 PROXY STATEMENT	21

Our Board

Responsibilities
•Presides at all meetings of the Board, including executive sessions of the independent directors.
•Oversees the planning of the annual Board calendar, schedules and sets the agenda for meetings of the Board in consultation with other directors, and leads the discussion at such meetings.
•Acts as liaison between the independent directors and the CEO on sensitive matters.
•Chairs the annual meeting of stockholders.
•Is available in appropriate circumstances to speak on behalf of the Board.
•Performs such other functions and responsibilities as set forth in our Corporate Governance Guidelines or as requested by the Board from time to time.

Patricia F. Russo
Our Chair
Board structure and committee composition
As of the date of this proxy statement, the Board has 13 directors and the following five standing committees: (1) Audit Committee (“Audit”); (2) Finance and Investment Committee (“FIC”); (3) HR and Compensation Committee (“HRC”); (4) Nominating, Governance and Social Responsibility Committee (“NGSR”); and (5) Technology Committee (“Tech”). The current committee membership and the function of each of these standing committees is described below. Each of the standing committees operates under a written charter adopted by the Board. All of the committee charters are available on our governance website at https://investors.hpe.com/governance/committee-charters.
Each committee reviews and reassesses the adequacy of its charter annually, conducts annual evaluations of its performance with respect to its duties and responsibilities as laid out in the charter, and reports regularly to the Board with respect to the committee’s activities. Additionally, the Board and each of the committees have the authority to retain, terminate, and receive appropriate funding for outside advisors as the Board or each committee deems necessary.
The composition of each standing committee is as follows:

Independent directors	Audit	FIC	HRC	NGSR	Tech
Daniel Ammann*		CHAIR	●
Pamela L. Carter	●		CHAIR
Frank A. D’Amelio	●	●
Regina E. Dugan					●
Jean M. Hobby	CHAIR
Raymond J. Lane					●
Ann M. Livermore		●		●
Bethany J. Mayer					●
Charles H. Noski		●		●
Raymond E. Ozzie					CHAIR
Gary M. Reiner				CHAIR	●
Patricia F. Russo			●	●

Employee directors
Antonio F. Neri
* Not standing for re-election

22	HPE 2024 PROXY STATEMENT

Our Board
Board leadership structure
The Board is currently led by an independent director, Patricia F. Russo, our Chair. Our Bylaws and Corporate Governance Guidelines permit the roles of Chair and Chief Executive Officer to be filled by the same or different individuals, with an express preference for the separation of the two roles. This flexibility allows the Board to determine whether the two roles should be combined or separated based upon our needs and the Board’s assessment of its leadership from time to time. The Board believes that our stockholders are best served at this time by an independent director serving as Chair. Our Board believes this leadership structure effectively allocates authority, responsibility, and oversight between management and the independent members of our Board and enhances the accountability of our CEO to the Board. It gives primary responsibility for the operational leadership and strategic direction of the Company to our CEO, while the Chair facilitates our Board’s independent oversight of management; promotes communication between senior management and our Board about issues such as management development and succession planning, executive compensation, and Company performance; engages with stockholders; and leads our Board’s consideration of key governance matters. The Board believes that Ms. Russo is well-suited to serve as Chair given her extensive global business experience along with her proven leadership acumen, which enable her to provide independent and informed guidance and oversight to management. The Board recognizes that no single leadership model is right for all companies at all times and that, depending on the circumstances, other leadership models, such as combining the Chair and CEO roles, might be appropriate. Accordingly, the Board expects to periodically review its leadership structure.
Board composition
Our Board consists of world-class directors with the diversity of skills, experience, ethnicity, and gender necessary to provide exceptional leadership for HPE.
The selection criteria for our directors includes (1) high professional and personal ethics and values consistent with our long-standing values and standards; (2) broad policy-making experience in business, government, technology, or public service; (3) sufficient time to devote to the Board and our Company; (4) diversity of race, ethnicity, gender, socio-economic background, professional experience (including, but not limited to, senior leadership and operating experience and board experience in a publicly-listed company), and skills (including, but not limited to, financial, industrial/technical, growth and transformation, environmental, social/human capital, cybersecurity, or international expertise); and (5) experience as an investor with a commitment to enhancing stockholder value and representation of the interests across our stockholder base. In addition, our Bylaws require that to be qualified to serve as a director and to be eligible to be a director nominee, each director and director nominee: (1) must not have been an officer or director of a company that is a competitor of HPE within the prior three years (unless otherwise approved by the Board); (2) must not be serving as a director at more than four other public companies; and (3) must not be a named subject of a criminal proceeding (excluding traffic violations and other minor offenses) pending as of the date HPE first mails the proxy materials that include the name of the nominee and, within the ten years preceding such date, must not have been convicted in such a criminal proceeding.
We continually assess whether our Board maintains the right balance of skills, experience, and acumen required for exceptional leadership. Our Board structure, composition, and evaluation process are thoughtfully designed in consideration of a number of factors, including our stockholders’ and stakeholders’ perspectives and the proven positive effect that diversity can have on decision making, risk oversight, innovation, and financial performance. In particular, we mandate our external search firms to prioritize searches for candidates exhibiting racial, ethnic, and/or gender diversity. This year, our Board continues to bring a diverse set of backgrounds, skills, and experiences to HPE that are essential to collaborating with management and driving our strategy forward. We continue to demonstrate robust diversity on our Board, and remain committed to being a leader in our industry. Our Board represents a balance of longer-tenured members with in-depth knowledge of our business and newer members who bring valuable additional attributes, skills and experience. The Board has undergone significant refreshment over the last five years to better align the Board’s composition to our long-term strategy and broaden the Board’s perspectives to enhance its performance. The average tenure of the directors currently serving on our Board is 5.78 years.

HPE 2024 PROXY STATEMENT	23

Our Board
Committees of the Board:

Audit Committee
For financial reporting process and audit

Members

Jean M. Hobby (chair)

Pamela L. Carter

Frank A. D’Amelio

Risk oversight role and primary responsibilities
Audit

•Oversee the performance of our internal audit function
•Review the qualifications, independence, work product, and performance of the independent registered public accounting firm and evaluate and determine the firm's compensation

Financial reporting
•Oversee financial reporting •Review and discuss earnings press releases •Review the audit and integrity of our financial statements

Compliance processes

•Oversee our compliance with legal and regulatory requirements
•Conduct investigations into complaints concerning federal securities laws
•Review results of significant investigations and management's response to investigations

Risk management

•Review identified risks to HPE, including litigation, compliance, and material ESG matters
•Review risk assessment and management practices, including the Enterprise Risk Management program
•Review and oversee business continuity, crisis management, and disaster recovery risks and planning

Information and cybersecurity
•Review the adequacy and effectiveness of information and cybersecurity policies and related internal controls

Required qualifications

Each director on the Audit Committee must be independent within the meaning of the NYSE standards of independence for directors and audit committee members, and must meet applicable NYSE financial literacy requirements, each as the Board determines. The Board determined that each of the Audit Committee members is independent within the meaning of applicable laws and listing standards. Additionally, at least one director on the Audit Committee must be an “audit committee financial expert,” as determined by the Board in accordance with the SEC rules. The Board determined that each of Ms. Hobby, chair of the Audit Committee, and Mr. D’Amelio is an audit committee financial expert.

Key skills and experiences
•Financial and audit	•Global
•Financial reporting disclosure	•Operations
•Financial statement review	•Risk and compliance

24	HPE 2024 PROXY STATEMENT

Our Board

Finance and Investment Committee
For significant treasury matters, strategic transactions, and capital allocation reviews

Members

Daniel Ammann (chair)* * Not standing for re-election

Frank A. D’Amelio

Ann M. Livermore

Charles H. Noski

Risk oversight role and primary responsibilities
Finance

•Oversee significant treasury matters, such as capital structure and allocation strategy, global liquidity, borrowings currency exposure, cash position, dividend policy, share issuances and repurchases, and capital spending
•Review and assess financial risks pertaining to financial markets and HPE's financial strategies
•Oversee our loans and loan guarantees of third parties
•Review capitalization of our Financial Services business

Mergers and acquisitions

•Evaluate and revise our mergers and acquisitions approval policies structure
•Assist the Board in evaluating investment, acquisition, certain long-term commercial, joint venture, and divestiture transactions
•Evaluate the execution, financial results, and integration of completed transactions

Investment
•Review derivative policy •Review and approve certain swaps and other derivative transactions •Oversee fixed income investments

Investor Relations
•Oversee investor relations strategies, outreach, messaging, and other activities

Required qualifications

A majority of the directors on the Finance and Investment Committee must be independent within the meaning of applicable laws and listing standards, as the Board determines. The Board determined that each of the Finance and Investment Committee members is independent within the meaning of applicable laws and listing standards.

Key skills and experiences
•Capital structure and strategy	•Growth and transformation
•Captive finance	•Investment
•Entrepreneurship and venture capital

HPE 2024 PROXY STATEMENT	25

Our Board

HR and Compensation Committee
For executive compensation structure and human capital strategy

Members

Pamela L. Carter (chair)

Daniel Ammann* * Not standing for re-election

Patricia F. Russo

Risk oversight role and primary responsibilities
Compensation structure and strategy

•Discharge the Board’s responsibilities relating to the compensation of our executives and directors
•Annually review and evaluate management’s performance and compensation
•Oversee and provide risk management of our compensation structure, including our equity and benefits programs
•Review and discuss the compensation discussion and analysis disclosure and additional disclosures in compliance with SEC or listing standards
•Periodically review and administer (as needed) incentive compensation recoupment or forfeiture policies applicable to executive officers (including those designed to comply with Rule 10D-1 of the Exchange Act)

Human capital and workforce management
•Generally oversee our human capital and workforce management strategies and programs •Monitor workforce diversity and equal employment opportunity issues

Talent management and succession planning
•Review senior management selection and oversee executive succession planning and leadership development

Delegation of authority

•May delegate its duties and responsibilities to a subcommittee consisting of one or more directors on the HRC Committee, another director, or other persons, unless otherwise prohibited by applicable laws or listing standards

Required qualifications

Each director on the HRC Committee must be independent within the meaning of applicable laws and listing standards, as the Board determines. In addition, members of the HRC Committee must qualify as “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board determined that each of Ms. Carter, chair of the HRC Committee, and HRC Committee members, Mr. Ammann and Ms. Russo, is independent within the meaning of the NYSE standards of independence for directors and compensation committee members, and qualifies as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.

Key skills and experiences
•Executive compensation	•Operations
•Human capital management	•Social

26	HPE 2024 PROXY STATEMENT

Our Board

Nominating, Governance and Social Responsibility Committee
For board evaluation, director nomination, and corporate citizenship

Members

Gary M. Reiner (chair)

Ann M. Livermore

Charles H. Noski

Patricia F. Russo

Risk oversight role and primary responsibilities
Corporate governance

•Develop and regularly review our Corporate Governance Guidelines
•Identify and monitor social, political, and environmental trends and provide guidance relating to public policy matters (including political contributions activity and policy) and global citizenship
•Oversee our sustainable and responsible business practices, policies, and disclosures to align with our core business strategy and evaluate our progress against ESG targets
•Review proposed changes to our Certificate of Incorporation, Bylaws, and Board committee charters
•Oversee that proper attention is given and effective responses are made to stockholder concerns
•Design and execute annual evaluations of the Board, committees, and individual directors
•Oversee the HRC Committee's evaluation of senior management

Board composition

•Identify, recruit, and recommend candidates to be nominated for election as directors
•Develop and recommend Board criteria for identifying director candidates
•Oversee the organization and leadership structure of the Board to discharge its duties and responsibilities properly and efficiently
•Evaluate director independence and financial literacy and expertise

Required qualifications

Each director on the NGSR Committee must be independent within the meaning of applicable laws and listing standards, as the Board determines. The Board determined that each of the NGSR Committee members is independent within the meaning of applicable laws and listing standards.

Key skills and experiences
•Corporate citizenship	•Legal, regulatory, and public policy
•Corporate governance	•Operations
•Executive level leadership	•Public company board governance

HPE 2024 PROXY STATEMENT	27

Our Board

Technology Committee
For technology and intellectual property portfolio strategy

Members

Raymond E. Ozzie (chair)

Regina E. Dugan

Raymond J. Lane

Bethany J. Mayer

Gary M. Reiner

Risk oversight role and primary responsibilities
Technology and intellectual property strategies

•Make recommendations to the Board concerning our technology strategies
•Assess the health and oversee the execution of our technology strategies
•Assess the scope and quality of our intellectual property

Technology trends and guidance

•Identify, evaluate, and monitor existing and potential trends in technology development
•Provide guidance on technology as it may pertain to market entry and exit, investments, mergers, acquisitions and divestitures, research and development investments, and key competitor and partnership strategies

Privacy and data protection
•Monitor new technology, trends, and regulatory obligations with respect to privacy, data protection, and data retention

Required qualifications
Each director on the Technology Committee will have such qualifications as the Board determines.

Key skills and experiences
•Cybersecurity	•Extensive industry leadership
•Enterprise information technology	•Research and development
•Entrepreneurship and venture capital	•Technological innovation

28	HPE 2024 PROXY STATEMENT

Our Board
Board risk oversight
Given today’s ever-changing economic, social, and political landscape, a structured, conscientious approach to risk management is more important than ever for our Company. Our Board and its committees approach risk assessment, management, and oversight in an integrated manner, with subject matter responsibility and Board oversight thereof as described below:

The Board
The Board oversees management’s implementation of the Enterprise Risk Management (“ERM”) program, including reviewing our enterprise risk portfolio and evaluating management’s approach to addressing identified risks. In addition, the Board oversees escalated risks and the inclusion of risk considerations in strategy decisions. Various Board committees also have responsibilities for the oversight of risk that supplement the ERM program, as described below. The Board regularly receives reports from its committees and management on various aspects of our business, including related risks and strategies for addressing them.

Audit Committee	Finance and Investment Committee	HR and Compensation Committee
Responsible for overseeing risks related to the Company’s financials, audits, internal controls, litigation, regulatory matters, as well as cybersecurity governance and monitoring activities, and designing the annual ERM program.	Responsible for overseeing finance-related risks pertaining to the Company’s investments, acquisitions, strategic commercial relationships, joint ventures, and divestitures, as well as risks relating to treasury, debt, and financial services.
Considers risks and achievement of Company objectives associated with our compensation policies and practices, human capital management programs and strategies, diversity and gender programs, training, metrics, and executive succession planning.

Nominating, Governance and Social Responsibility Committee	Technology Committee

Responsible for overseeing risks associated with stockholder concerns, public policy, government affairs (including political contributions policy and activity), and regulatory and compliance matters relating to emerging political and global citizenship trends, as well as material ESG matters, including human rights, privacy, environmental sustainability, and corporate governance.
Responsible for overseeing risks associated with the Company’s innovation efforts, technology strategies, and intellectual property portfolio.

Our Board, both directly and through its committees, reviews and oversees our ERM program, which is an ongoing, enterprise-wide program designed to enable effective and efficient identification of, and management visibility into, critical enterprise risks over the short-, intermediate-, and long-term, and to facilitate the incorporation of risk considerations into decision making across the Company. In particular, the ERM program clearly defines risk management roles and responsibilities; brings together senior management to discuss risk; promotes visibility and constructive dialogue around risk relevant to the Company’s strategy and operation; and facilitates appropriate risk response strategies at the Board, committee, and management levels.
Under the ERM program, management develops a holistic portfolio of our enterprise risks by facilitating business and function risk assessments, performing targeted risk assessments, and incorporating information regarding specific categories of risk gathered from various internal HPE departments. Our Global Business groups, Internal Audit, Enterprise Finance Reporting, Treasury, Information Technology, Cybersecurity, Human Resources, Corporate Affairs, and Legal teams all provide input into this process and are responsible for the day-to-day monitoring, evaluating, reporting, and mitigating of their respective risk categories. From time to time, we also utilize industry information sources, such as professional services firms or subscription resources, to assess trends and benchmarking data relevant to our industry to assist in determining certain risk trends and changes. Management then develops response plans for risks categorized as requiring management focus based on performance indicators and monitors other identified risk areas. Management provides reports on the risk portfolio and risk response efforts to senior management and to the Audit Committee. The ERM program may from time to time perform detailed assessments of or manage programs related to emerging industry risks in evaluating management’s control and response strategies. These programs inform risk actions and mitigation strategies in areas of emerging risk where industry best practices may not yet be established.
This structure enables us to provide specialized attention to, and oversight of, key risk areas by aligning our committees with risk oversight in their areas of expertise. Throughout the year, the Board oversees its committees’ ongoing risk oversight activities, and the Audit Committee escalates issues relating to risk oversight to the full Board, in a continuous effort to keep the Board adequately informed of

HPE 2024 PROXY STATEMENT	29

Our Board
developments that could affect the Company’s risk profile or other aspects of our business. The Board also considers specific risk topics in connection with strategic planning and other matters. The ERM program also works in tandem with our Controllership organization and the Financial Reporting group therein, to align the risk identification and assessment with our existing disclosure controls and procedures.
We evaluate risks and refresh our risk register annually, which is then used to guide our risk mitigation, planning, and progress reporting throughout the year. For certain risks, we may apply a longer-term lens of review, monitoring, and mitigation activities, upon assessing potential impacts to our business in partnership with other internal functions and with input from industry data sources and benchmarking conversations.
Cybersecurity risk management
HPE operates a complex and large hybrid IT infrastructure critical in maintaining our ongoing operations in addition to a significant research and development footprint including labs, build and test systems, and supporting infrastructure which all have varying levels of risk exposures. We have a Chief Security Officer (“CSO”) who oversees digital security, which includes the corporate IT environment, our public cloud presence, and security standards that are used as a framework for managing security across HPE. Our CSO is also responsible for cyber talent management, developing and administering our corporate security training (achieving 99% participation), and sponsoring our cybersecurity policy and standards. Our cybersecurity plan is reviewed annually, and the Board, Audit Committee, and senior management oversee our cybersecurity program, receiving regular updates directly from our CSO, management, and HPE product security experts from various business and operational areas. We maintain various security certifications across the Company, and part of our compliance program includes regular third-party audits to better enable our security management program to remain current. We are also pursuing additional certifications which have become increasingly relevant as we continue to migrate to an edge-to-cloud company.
Recognizing HPE’s transformation and strategy as an edge-to-cloud software-as-a-service organization, HPE has a Cloud Services Chief Information Security Officer, reporting to our CSO, responsible for cloud security, policies, and standards across our HPE GreenLake edge-to-cloud platform and as-a-service environment, working closely with product security teams and business units to securely enable HPE’s cloud security strategy.
Compensation risk management
During fiscal 2023, we again undertook an annual review of our material compensation processes, policies, and programs for all employees to assess whether our compensation programs and practices are reasonably likely to have a material adverse effect on Hewlett Packard Enterprise. In conducting this assessment, we reviewed the structure of all of our material compensation plans against an inventory of risk features; our risk control systems and governance structure; the design and oversight of our compensation programs; and the developments, improvements, and other changes made to those programs over the past year. Management presented a summary of the findings to the HRC Committee, and based on this analysis and discussion with management and its independent advisor, the HRC Committee concluded that the overall program did not foster excessive risk taking or contain provisions or features likely to have a material adverse effect on HPE.
We believe that our programs contain an appropriate balance of fixed and variable features and short- and long-term incentives, as well as complementary metrics and reasonable, performance-based goals with appropriate payout curves that balance upside opportunity for over achievement of target goals with downside implications for underachievement. We believe that these factors, combined with effective Board and management oversight and the engagement of an independent advisor that does no other work for HPE, operate to mitigate risk and reduce the likelihood of employees engaging in excessive risk-taking behavior with respect to the compensation-related aspects of their jobs.
Diversity and inclusion and talent risk management
The HRC Committee — in overseeing HPE’s human resources strategy, programs, and objectives — provides oversight and evaluation of our compensation structure, including equity and benefit programs. The HRC Committee effectively oversees workforce management practices and programs and monitors HPE’s diversity and inclusion efforts to promote compliance with equal opportunity employment requirements. HPE consistently sets bold aspirational goals that champion diversity and inclusion actions to hire, promote, recognize, train, and retain key team members, particularly those of diverse ethnic and racial backgrounds. The HRC Committee, through its authority, regularly monitors these programs’ internal employee training metrics in determining Company performance and achievement of DEI aspirations.

30	HPE 2024 PROXY STATEMENT

Our Board
Crisis risk management
Hewlett Packard Enterprise maintains a vigorous crisis management framework overseen by senior management, the Executive Risk Council, and the Board. HPE’s crisis management framework is designed to provide a consistent global approach to crisis management regardless of incident cause, size, location, or complexity. It is also designed as a flexible and scalable framework within which HPE organizations at all levels and locations can work together to manage crises. HPE’s crisis management structure consists of 53 country level crisis management teams (“CMT”) in locations around the globe where HPE has operations, as well as one Corporate CMT designed to manage crises that impact more than one country or if an enterprise level crisis occurs. HPE’s Business Resilience Function governs the global crisis management program that develops and adjusts policies, playbooks, and procedures; institutes standards and core processes that are universally applied across all CMTs; establishes communication protocols and best practices; provides tools and training required to locally implement the policy and framework requirements; and coordinates with team members across all countries, functions, and business units. The Audit Committee regularly receives updates and reviews the Company’s crisis management framework, policies, and processes. HPE, under the direction of the Corporate Crisis Manager and in working with business unit crisis leaders, periodically performs tabletop simulations and validates the operation of HPE’s crisis programs. HPE’s crisis management framework is only one aspect of its Business Resilience programs which also include its business continuity and other risk mitigation strategies.
Climate change risk management
Climate change serves as a risk multiplier increasing both the frequency and severity of natural disasters that may affect our worldwide business operations. As a technology company, HPE views addressing climate change not only as a risk and a moral imperative, but also as a business opportunity to innovate technologies to help our customers thrive in a carbon-constrained world. HPE was among the first technology companies to disclose climate risks and opportunities in alignment with the recommendations of the TCFD.
We regularly undertake climate scenario analyses to enhance our understanding and management of these risks and opportunities. In 2023, we integrated material ESG risks, including those related to climate, into our ERM program, categorizing them as top-tier risks subject to direct oversight by HPE's Audit Committee.
The NGSR Committee provides oversight of the Company’s Living Progress strategy, policies, and practices, including those related to climate change. HPE has set ambitious public targets to manage environmental impacts such as greenhouse gas emissions and renewable energy procurement. Details on HPE’s climate strategy and performance, as well as our TCFD disclosure, can be found in our annual Living Progress Report.
Geopolitical risk management
Geopolitical risks have continued to escalate in isolated areas across the globe, making this risk in isolation more visible to our Board and Audit Committee. The Crisis Management organization adjusts our strategies and mitigation efforts based on new inputs or factors that may impact HPE’s performance, for example in the EMEA region in light of the conflicts between Russia and Ukraine and in the Middle East. As part of on-going monitoring, the teams have identified predictable scenarios and prepared leadership to implement mitigation considerations. We continue to monitor the region and impacts that the Russia-Ukraine conflict has on surrounding locations, including implementing mitigation actions where possible, such as raising and actively planning for energy and fuel shortages with the Audit Committee each quarter. While actions taken by HPE from the Russia-Ukraine conflict were effective in mitigating the Company’s exposure, our Audit Committee receives regular updates on the Company’s geopolitical risks and how those risks may be affecting corporate strategy and operations. Similarly, we continue to monitor events and updates related to the recent conflicts in the Middle East and their impacts on HPE operations. We have been actively engaged with affected employees and have been providing safeguards within the region where possible and necessary. Additionally, with the execution of HPE’s put option with H3C, HPE and our Board continue to monitor activities in China and Taiwan relevant to our business operations and supply chain efficiencies, implementing mitigation strategies as needed and ensuring the safety and well-being of personnel in these locations.
Operations and supply chain risk management
HPE’s supply chain is of critical importance in the Company’s ability to successfully develop and deliver products to our customers, channel partners, and resellers worldwide. Despite the easing of the supply chain instability and constraints originally brought on by the COVID-19 pandemic, we recognize that supply chain issues persist throughout the industry. As such, our supply chain effectiveness and resiliency have remained a high-priority focus for our Company, with our supply chain risk reviewed regularly by our Audit Committee and Board. We

HPE 2024 PROXY STATEMENT	31

Our Board
have implemented a number of resiliency initiatives and work closely in partnership with other risk organizations to simulate tabletop scenarios that provide additional mitigation considerations that have proven effective in our enhancement of operations and supply chain resiliency.
Human rights risk management
HPE has an industry-leading human rights program, and we are proud of our leadership position in integrating respect for human rights around the world into our operations and value chain. We consistently score at the top of the industry on major human rights benchmarks and are the only two-time winner of the Thomson-Reuters Foundation’s prestigious Stop Slavery Award, which recognizes our efforts to combat forced labor and modern slavery.
Our Board provides substantial oversight of HPE’s global human rights program. The program sits in HPE’s Ethics & Compliance Office, led by our Chief Ethics & Compliance Officer (“CECO”). The CECO reports to HPE’s Chief Operating and Legal Officer (“COLO”). Our CECO meets at least quarterly with the Audit Committee of the Board to report on key ethics and compliance risks facing the Company, and we address human rights risk in our annual ethics and compliance risk review with the Board. The Board approves HPE’s annual Modern Slavery Transparency Statement, and the Audit Committee approves HPE’s annual Conflict Minerals Disclosure filed with the U.S. Securities and Exchange Commission. Our human rights program also falls within our broader Living Progress strategy, policies, and public disclosures, which are led by our Chief Sustainability Officer and overseen by the Board’s NGSR Committee.
The CECO also chairs HPE’s Ethics & Compliance Committee, an executive-level committee comprising our COLO, CFO, General Counsel, and other senior executives from our business units, that provides oversight and guidance for HPE’s ethics and compliance program. This committee meets quarterly, and often considers human rights issues.
Throughout the year, the Board, our executives, the CECO, and the COLO review emerging human rights trends, including salient risks, stakeholder perspectives, and HPE’s approach to mitigating those risks. In 2021, we substantially revised our Global Human Rights Policy, and advanced it further in 2023 including highlighting our updated six salient human rights risks — (1) responsible use of our products, (2) responsible product development, (3) modern slavery and decent work, (4) responsible sourcing of minerals, (5) diversity equity and inclusion, and (6) right to clean, healthy, and sustainable environment — which have been identified through a Company-wide human rights risk assessment conducted by a third-party human rights expert. We monitor these human rights risks and perform thorough due diligence on an ongoing basis, in an effort to avoid complicity in human rights violations.
Board and committee meetings and attendance
Our Board has regularly scheduled meetings and an annual meeting of stockholders each year, in addition to special meetings scheduled as appropriate. During fiscal 2023, our Board held nine meetings. In addition, our five committees held a total of 39 meetings, with the Audit Committee meeting 12 times, the HRC Committee meeting five times, the NGSR Committee meeting four times, the Finance and Investment Committee meeting nine times (two of which were joint meetings with the Technology Committee), and the Technology Committee meeting nine times (two of which were joint meetings with the Finance and Investment Committee). Of the five regularly scheduled and four special Board meetings held during fiscal 2023, five included an executive session consisting of only non-management directors. The Board expects that its members will rigorously prepare for, attend, and participate in all Board and applicable committee meetings and each annual meeting of stockholders. In addition to participation at Board and committee meetings, our directors discharged their responsibilities throughout the year through frequent one-on-one meetings and other communications with our Chair, our CEO, and other members of senior management regarding matters of interest.
With an attendance rate of 93% across all Board and committee meetings, all directors serving during fiscal 2023 attended at least 83% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which each such director served, during the period for which each such director served.
Directors are also encouraged to attend our annual meeting of stockholders. Last year, each of our twelve directors then-serving was in attendance.

32	HPE 2024 PROXY STATEMENT

Our Board
Director candidate selection and evaluation
Overview

PROCESS
The NGSR Committee regularly evaluates the needs of the Board in terms of diversity, skills, experience, and composition.

Candidates are identified with input from stockholders, search firms, and/or management, with a mandate given to our search firms to prioritize candidates exhibiting racial, ethnic, and/or gender diversity, or notable skills instrumental to our strategy.

The NGSR Committee considers the culture of the Board, evaluates qualifications, reviews conflicts and independence, interviews candidates, and recommends nominees.

The Board evaluates qualifications, reviews conflicts and independence, discusses impact to the Board, and selects nominees.

Our stockholders vote on nominees at HPE’s annual virtual meeting of stockholders.

IMPLEMENTATION

Eight new directors have been added since our inception, each bringing fresh perspectives and unique skill sets to the Board.
Mary Agnes Wilderotter* | Antonio F. Neri | Jean M. Hobby | George R. Kurtz** | Charles H. Noski
Regina E. Dugan | Frank A. D’Amelio | Bethany J. Mayer

* Served on the HPE Board from 2015 to 2022; did not stand for re-election in 2022.
** Served on the HPE Board from 2019 to 2023; did not stand for re-election in 2023.
Stockholder recommendations
The policy of the NGSR Committee is to consider properly submitted stockholder recommendations of candidates for membership on the Board as described below under “Identifying and evaluating candidates for directors.” In evaluating such recommendations, the NGSR Committee seeks to achieve a balance of knowledge, experience, and capability on the Board and to address the membership criteria set

HPE 2024 PROXY STATEMENT	33

Our Board
forth on page 42 under “Proposals to be voted on—Proposal no. 1: Election of directors—Hewlett Packard Enterprise Company Board of Directors skills and qualifications.” Any stockholder recommendations submitted for consideration by the NGSR Committee should include verification of the person submitting the recommendation’s stockholder status, the recommended candidate’s name and qualifications for Board membership, and should be addressed to:
Corporate Secretary
Hewlett Packard Enterprise Company
1701 East Mossy Oaks Road
Spring, Texas 77389
Email: bod-hpe@hpe.com
Stockholder nominations
In addition, our Bylaws and SEC rules permit stockholders to nominate directors for consideration at an annual stockholder meeting and, under certain circumstances, to include their nominees in the Hewlett Packard Enterprise proxy statement. For a description of the process for nominating directors in accordance with our Bylaws and SEC rules, see “Questions and answers—Stockholder proposals, director nominations, and related Bylaws provisions—How may I nominate individuals to serve as directors and what are the deadlines for director nominations?” on page 118.
Identifying and evaluating candidates for directors
The NGSR Committee, in consultation with the Chair, prudently assesses the following throughout the year:
•whether the Board is of the appropriate size;
•whether the Board maintains the appropriate diversity, skills, perspectives, and experiences that align with the Company’s strategy;
•whether any vacancies on the Board are expected due to retirement or otherwise; and
•whether the Board would benefit from the addition of a director with a specific skill set, giving consideration to evolving skills, perspectives, and experiences needed on our Board.
We have a robust director refreshment plan that outlines best practices, is periodically updated, and is designed to keep our NGSR Committee apprised of evolving trends in corporate board composition and expectations from our stockholders, stakeholders, and regulatory bodies. The NGSR Committee considers such Board refreshment as part of its annual evaluation of the Board, with the goal of maintaining a diverse Board to bring representation of varied perspectives, personal and professional experiences and backgrounds, as well as other differentiating characteristics to our Board to support the global demands of our business. Diversity is considered in a broad sense, including, among other attributes, skills and experience, perspectives, gender, ethnicity and race, and geography. Separately, we have also mandated our external search firm to prioritize candidates exhibiting racial, ethnic, or gender diversity. We balance the importance of historical knowledge of the Company with our regard for fresh perspectives by considering director tenure on a case-by-case basis, rather than imposing mandatory term limits. Guided by these principles and insights, our NGSR Committee and Board have employed the process set forth above in assessing our current directors and evaluating and selecting new director candidates. We believe our current directors bring a diverse set of skills, backgrounds, and experiences to HPE that are essential to driving our strategy forward as the market and competitive landscape evolves. In light of the above, we believe our Board continues to demonstrate a strong commitment to diversity.
Once the NGSR Committee determines a vacancy or necessity, we engage a professional search firm on an ongoing basis to identify and assist the NGSR Committee in identifying, evaluating, and conducting due diligence on potential director nominees. In each instance, the NGSR Committee considers the totality of the circumstances of each individual candidate. Identified candidates are evaluated at regular or special meetings of the NGSR Committee and may be considered at any point during the year. In addition, the NGSR Committee considers properly submitted stockholder recommendations of candidates for the Board to be included in our proxy statement. The NGSR Committee evaluates all nominees appropriately submitted, regardless of source of recommendation, using the same rigorous evaluation process and criteria. In evaluating such nominations, the NGSR Committee seeks to achieve a balance of knowledge, experience, and capability that will enable the Board to effectively oversee the business. In the case of Ms. Mayer, a third-party professional search firm identified her as a potential director nominee.

34	HPE 2024 PROXY STATEMENT

Our Board
Director compensation and stock ownership guidelines
Non-employee director compensation is determined by the Board, acting on the recommendation of the HRC Committee. When determining and recommending compensation, the HRC Committee annually considers market data for our peer group, which is the same group used for HPE’s executive compensation benchmarking purposes (see “Executive compensation—Compensation discussion and analysis—Other compensation-related matters—Fiscal 2023 peer companies”) as well as input from Frederic W. Cook & Co., Inc. (“FW Cook”), the independent compensation consultant retained by the HRC Committee. Directors who are employees of the Company or its affiliates — currently, only our President and CEO, Antonio Neri — do not receive separate compensation for their Board service.
The HRC Committee intends to set director compensation levels at or near the market median relative to directors at our peer group companies to maintain compensation at levels that are competitive and appropriately reflect the directors’ time commitment and responsibilities. A competitive compensation package is important because it enables attraction and retention of highly qualified directors who are critical to our long-term success. For board year 2023, FW Cook conducted a review of director compensation levels relative to our peer group. Results of their review indicated HPE’s director compensation program was generally competitive relative to our peer group. To maintain pace with expected market trends as identified by FW Cook, the HRC Committee recommended a $5,000 increase to both the annual cash and equity retainer (from $110,000 to $115,000 and from $235,000 to $240,000, respectively). The HRC Committee intends to conduct director compensation reviews annually.
During board year 2023, non-employee directors were compensated for their service as shown in the chart below:

Pay component	Director compensation(1)	Additional information
Annual cash retainer(2)	$115,000	May elect to receive up to 100% in HPE stock(3), which may be deferred(4)
Annual equity retainer	$240,000 granted in RSUs(5)	May defer up to 100%(4)
Meeting fees	$2,000 for each board meeting in excess of ten	Paid in cash
	$2,000 for each committee meeting in excess of ten (per committee)	May elect to receive up to 100% in HPE stock(3), which may be deferred(4)
Board Chair fee(2)	$200,000	May elect to receive up to 100% in HPE stock(3), which may be deferred(4)
Committee chair fees(2)	Audit committee: $30,000 HRC committee: $25,000 All others: $20,000	May elect to receive up to 100% in HPE stock(3), which may be deferred(4)
Stock ownership guidelines	5x annual cash retainer (i.e., $575,000)	Shares counted toward the guideline include those held by the director, directly or indirectly, and deferred vested RSUs. Should be met within five years of election to the Board
1.For purposes of determining director compensation, we use a compensation year that generally commences with the month in which the annual stockholders meeting is held and ends one day prior to the following year’s annual stockholders meeting date. However, this does not coincide with our November through October fiscal year. Therefore, the pay components for the director compensation program for fiscal 2023 reflect program guidelines during both the 2022 and 2023 board years. The 2022 board year began in April 2022 and ended April 2023. The 2023 board year began in April 2023 and will continue until April 2024.
2.Annual cash retainers as well as Chair and committee chair fees paid in cash are paid in quarterly installments.
3.Annual cash retainers and Chair or committee chair fees received in shares of HPE stock in lieu of cash are delivered quarterly in four equal grants. Meeting fees received in shares of HPE stock are delivered at the end of the board year.
4.Deferral elections are made annually and are effective for the following calendar year. For calendar year 2023, directors were permitted to elect to defer, until termination of service from the Board, all or a portion of any compensation received in the form of RSUs or shares of HPE stock.
5.RSUs generally vest on the earlier of the date of the annual stockholder meeting in the following year or after one year from the date of grant. Directors receive dividend equivalent units with respect to RSUs.
Non-employee directors are reimbursed for their expenses in connection with attending Board meetings.

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Our Board
Fiscal 2023 director compensation
The following table provides information regarding compensation for directors who served during fiscal 2023:

Name	Fees earned or paid in cash(1) ($)	Stock awards(2)(3) ($)	All other compensation ($)	Total ($)
Patricia F. Russo	156,458	396,216	—	552,674
Daniel Ammann	132,917	240,011	—	372,928
Pamela L. Carter	141,917	240,011	—	381,928
Raymond J. Lane	—	352,488	—	352,488
Ann M. Livermore	112,917	240,011	—	352,928
Antonio F. Neri(4)	—	—	—	—
Raymond E. Ozzie	132,917	240,011	—	372,928
Gary M. Reiner	—	372,486	—	372,486
Jean M. Hobby	148,917	240,011	—	388,928
George R. Kurtz(5)	45,833	—	—	45,833
Charles H. Noski	114,917	240,011	—	354,928
Regina E. Dugan	112,917	240,011	—	352,928
Frank A. D'Amelio(6)	94,583	298,765	—	393,348
Bethany J. Mayer(7)	47,917	200,005	—	247,922
1.The dollar amounts shown represent the cash portion of the annual retainers, committee chair fees, chair fees, and additional meeting fees earned with respect to service during fiscal 2023. See “Additional information about fees earned or paid in cash in fiscal 2023” below. Any amounts elected to be received as HPE stock in lieu of cash are reflected in the stock awards column.
2.The amounts in this column reflect the grant date fair value of the annual equity retainer in the amount of $240,011, granted in the form of RSUs in fiscal 2023, as well as the following compensation voluntarily elected to be received in shares or deferred units of HPE stock in lieu of all or a portion of the annual cash retainer, and chair and additional meeting fees (where applicable) during fiscal 2023: Ms. Russo received $156,205, Mr. Lane received $112,477, and Mr. Reiner received $132,475 in shares of HPE stock. The number of shares of HPE stock granted in lieu of cash is determined using the closing stock price on the last day of the board quarter (rounded down to the nearest share). All or a portion of the stock awards may have been deferred based on the director’s compensation election.
3.Represents the grant date fair value of the annual equity retainer granted in fiscal 2023, calculated in accordance with applicable accounting standards relating to share-based payment awards. For awards of RSUs, that amount is calculated by multiplying the closing price of HPE’s stock on the date of grant by the number of units awarded.
4.As our CEO, Mr. Neri did not receive any compensation for his board service. Please see the “Executive compensation—Compensation discussion and analysis” section (the “CD&A”) for details regarding Mr. Neri’s fiscal 2023 compensation.
5.Mr. Kurtz served as a board member during board year 2022 and did not seek reelection for the 2023 board year. Amounts represent a prorated amount paid in fiscal 2023 for his time served in board year 2022.
6.Mr. D'Amelio joined as a board member during board year 2022. Amounts represent a prorated amount paid in fiscal 2023 for his time served in board year 2022 and board year 2023.
7.Ms. Mayer joined as a board member during board year 2023. Amounts represent a prorated amount paid in fiscal 2023 for her time served in board year 2023.

36	HPE 2024 PROXY STATEMENT

Our Board
Additional information about fees earned or paid in cash in fiscal 2023
The following table provides additional information regarding fees earned or paid in cash to non-employee directors in fiscal 2023:

Name	Annual retainers(1) ($)	Chair/committee chair fees(2) ($)	Additional meeting fees(3) ($)	Total(4) ($)
Patricia F. Russo	56,458	100,000	—	156,458
Daniel Ammann	112,917	20,000	—	132,917
Pamela L. Carter	112,917	25,000	4,000	141,917
Raymond J. Lane	—	—	—	—
Ann M. Livermore	112,917	—	—	112,917
Antonio F. Neri(5)	—	—	—	—
Raymond E. Ozzie	112,917	20,000	—	132,917
Gary M. Reiner	—	—	—	—
Jean M. Hobby	112,917	30,000	6,000	148,917
George R. Kurtz(6)	45,833	—	—	45,833
Charles H. Noski	112,917	—	2,000	114,917
Regina E. Dugan	112,917	—	—	112,917
Frank A. D'Amelio(7)	94,583	—	—	94,583
Bethany J. Mayer(8)	47,917	—	—	47,917
1.The dollar amounts shown include annual cash retainers earned during fiscal 2023 and are based on a portion of the 2022 and 2023 board years.
2.Committee chair fees are calculated based on service during each board year. The dollar amounts shown include such fees earned in fiscal 2023 and are based on a portion of the 2022 and 2023 board years. For Ms. Russo, the remaining one-half of her Board Chair fee was paid in HPE stock.
3.Additional meeting fees are calculated based on the number of designated board meetings and committee meetings attended during each board year.
4.Total excludes compensation voluntarily elected to be received in shares of HPE stock in lieu of cash during fiscal 2023 as described in footnote two in the “Fiscal 2023 director compensation” table above.
5.As our CEO, Mr. Neri did not receive any compensation for his board service. Please see the “CD&A” section for details regarding Mr. Neri’s fiscal 2023 compensation.
6.Mr. Kurtz served as a board member during board year 2022 and did not seek reelection for the 2023 board year. Amounts represent a prorated amount paid in fiscal 2023 for his time served in board year 2022.
7.Mr. D'Amelio joined as a board member during board year 2022. Amounts represent a prorated amount paid in fiscal 2023 for his time served in board year 2022 and board year 2023.
8.Ms. Mayer joined as a board member during board year 2023. Amounts represent a prorated amount paid in fiscal 2023 for her time served in board year 2023.

HPE 2024 PROXY STATEMENT	37

Our Board
Additional information about non-employee director equity awards
The following table provides additional information regarding the stock awards made to non-employee directors during fiscal 2023, the grant date fair value of each of those awards, and the number of stock awards outstanding as of the end of fiscal 2023:

Name	Stock awards granted during fiscal 2023 (#)	Grant date fair value of stock awards granted during fiscal 2023(1) ($)	Stock awards outstanding at fiscal year end(2) (#)
Patricia F. Russo	26,482	396,216	299,622
Daniel Ammann	17,010	240,011	17,254
Pamela L. Carter	17,010	240,011	56,299
Raymond J. Lane	23,827	352,488	17,254
Ann M. Livermore	17,010	240,011	17,254
Antonio F. Neri(3)	—	—	—
Raymond E. Ozzie	17,010	240,011	17,254
Gary M. Reiner	25,040	372,486	17,254
Jean M. Hobby	17,010	240,011	17,254
George R. Kurtz(4)	—	—	—
Charles H. Noski	17,010	240,011	47,957
Regina E. Dugan	17,010	240,011	17,254
Frank A. D'Amelio	20,454	298,765	17,254
Bethany J. Mayer	11,898	200,005	12,069
1.Represents the grant date fair value of stock awards granted in fiscal 2023 calculated in accordance with applicable accounting standards. For awards of RSUs, that number is calculated by multiplying the closing price of HPE’s stock on the date of grant by the number of units awarded.
2.Includes dividend equivalent units accrued with respect to outstanding awards of RSUs during fiscal 2023.
3.As our CEO, Mr. Neri did not receive any compensation for his board service. Please see the “CD&A” section for details regarding Mr. Neri’s fiscal 2023 compensation.
4.Mr. Kurtz served as a board member during board year 2022 and did not seek reelection for the 2023 board year.

38	HPE 2024 PROXY STATEMENT

Proposals to be voted on

Proposal no. 1:	Election of directors

On the recommendation of the NGSR Committee, the Board has nominated the 12 persons named below for election as directors this year, each to serve for a one-year term or until the director’s successor is elected and qualified or, if earlier, until his or her resignation or removal. Daniel Ammann is not standing for re-election at this annual meeting. As a result, effective at this annual meeting, Mr. Ammann will step down from the board, and the size of the board will be reduced to 12 directors.
Director nominee experience and qualifications
The Board annually reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements, and the long-term interests of our stockholders. The Board believes that its members should possess a variety of skills, professional experience, and backgrounds in order to effectively oversee our business. In addition, the Board believes that each director should possess certain attributes, as reflected in the Board membership criteria described below.
Our Corporate Governance Guidelines and our Bylaws contain the current Board membership criteria that apply to nominees recommended for a position on the Board. Under those criteria, members of the Board should have the highest professional and personal ethics and values, consistent with our long-standing values and standards. They should have broad experience at the policy-making level in business, government, technology, or public service. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. In addition, the NGSR Committee takes into account a potential director’s ability to contribute to the diversity of background, experience, and skills represented on the Board, and it reviews its effectiveness in balancing these considerations when assessing the composition of the Board. Directors’ service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to effectively and responsibly perform all director duties. Each director must represent the interests of all of our stockholders. The Board uses these, the minimum criteria for directors and director nominees as set forth in our Bylaws, and other criteria as appropriate to evaluate potential nominees.
The Board believes that all the nominees named below are highly qualified and have the skills and experience required for effective service on the Board. The nominees’ individual biographies below contain more specific information about their experiences, qualifications, and skills that led the Board to nominate them. There are no family relationships among our executive officers and directors.
All of the nominees have indicated that they will be available to serve as directors. In the event that any nominee should become unavailable, the proxy holders, Antonio F. Neri, Marie Myers, and David Antczak, will vote for a nominee or nominees designated by the Board or the Board may decrease the size of the Board.
Director election voting standard and resignation policy
We have adopted a policy whereby any incumbent director nominee who receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election will tender his or her offer of resignation for consideration by the NGSR Committee. The NGSR Committee will then make a recommendation to the Board regarding the appropriate response to such an offer of resignation.

HPE 2024 PROXY STATEMENT	39

Proposals to be voted on
Vote required
Each director nominee who receives a majority of the votes cast with respect to such director nominee, among the outstanding shares of HPE common stock present in person or represented by proxy and entitled to vote on this proposal at the annual meeting, will be elected. For purposes of this proposal, a majority of votes cast means that the director nominee must receive more “FOR” votes than “AGAINST” votes to be elected.
Recommendation of the Board of Directors

Our Board recommends a vote FOR the election to the Board of each of the following nominees.

40	HPE 2024 PROXY STATEMENT

Proposals to be voted on
Hewlett Packard Enterprise Company 2024 Board of Directors nominees
Our employees and our Board reflect our goal of bringing together great minds of all backgrounds to provide the best for HPE and the world. The following provides a snapshot of the diversity, skills, and experience of our director nominees, followed by summary information about each individual nominee.

Independent directors
Name	Age	Director since	Noteworthy experience	Industry experience	Other current public company boards
Pamela L. Carter	74	2015	Former President, Cummins Distribution Business Former President, Cummins Filtration	•Manufacturing •Distribution •Government •Automotive	Enbridge Inc. Broadridge Financial Solutions, Inc.
Frank A. D’Amelio	66	2023	Former Executive VP and CFO, Pfizer Inc. Former COO and CFO, Lucent Technologies, Inc.	•Telecommunications •Healthcare •IT/Technology	Catalent, Inc. Humana Inc. Zoetis, Inc.

Regina E. Dugan	60	2022	President and CEO, Wellcome Leap, Inc. Former VP of Engineering, Facebook (now Meta Platforms, Inc.) Former SVP of Advanced Technology and Projects, Alphabet Inc. 19th Director of DARPA	•IT/Technology •Security •Aerospace & Defense •Healthcare	Siemens AG
Jean M. Hobby	63	2019	Former Global Strategy Partner and CFO, PricewaterhouseCoopers, LLP	•Financial Services	Integer Holdings Corporation Texas Instruments Incorporated
Raymond J. Lane	77	2015	Managing Partner, GreatPoint Ventures Former President and COO, Oracle Corporation Former Managing Partner, Kleiner Perkins	•IT/Technology •Food Tech	Beyond Meat, Inc.

Ann M. Livermore	65	2015	Former Executive VP, Hewlett-Packard Company Enterprise Business	•IT/Technology •Logistics •Semiconductors	QUALCOMM Incorporated Samsara Inc.

Bethany J. Mayer	62	2023
Executive Advisor, Siris Capital Group
Former Executive VP, Corporate Development and Technology, Sempra Energy
Former President and CEO, Ixia, Inc.
Former SVP, General Manager at Hewlett-Packard Company (now HP, Inc. and Hewlett Packard Enterprise Company)
				•IT/Technology •Energy	Sempra Energy Box Inc. LAM Research Corporation
Charles H. Noski	71	2020	Former CFO and Vice Chairman, Bank of America Corporation Former CFO, Northrop Grumman Corporation Former CFO and Vice Chairman, AT&T Corporation Former President and COO, Hughes Electronics Corporation	•Telecommunications •Aerospace & Defense •Financial Services	Booking Holdings Inc.
Raymond E. Ozzie	68	2015	CEO, Blues Wireless Inc. Former Chief Software Architect and Chief Technical Officer, Microsoft Corporation	•IT/Technology •Communications	None

Gary M. Reiner	69	2015	Operating Partner, General Atlantic LLC Former SVP and Chief Information Officer, General Electric Company Former Partner, Boston Consulting Group, Inc.	•IT/Technology •Financial Services	Citigroup, Inc.
Patricia F. Russo	71	2015	Former CEO, Alcatel-Lucent, S.A.	•Automotive •Manufacturing •Distribution •IT/Technology	General Motors Company KKR & Co. Inc. Merck & Co., Inc.
Employee director
Antonio F. Neri	56	2018	President and CEO, Hewlett Packard Enterprise Company	•IT/Technology •Healthcare	Elevance Health, Inc.

HPE 2024 PROXY STATEMENT	41

Proposals to be voted on
Hewlett Packard Enterprise Company Board of Directors skills and qualifications
Our Board selected the nominees based on their diverse set of backgrounds, skills, and experiences, which align with our business strategy and contribute to the effective oversight of HPE.

100%	100%	100%
Business development and strategy	Business ethics	Executive level leadership
The following includes a skills and qualifications matrix highlighting many of the key experiences and competencies our directors bring to the Company.

Business development and strategy: Experience in setting and executing corporate strategy is critical to the successful planning and execution of our long-term vision.

Business ethics: Dedication to the highest levels of ethics and integrity within the enterprise context underpins the holistic commitment of HPE to operate with integrity.

Executive level leadership: Experience in executive positions within business enterprises is key to the effective oversight of management.

Growth and transformation: Experience with significant corporate growth and transformation provides valuable insights for our evolving business.

Extensive industry leadership: Experience at the executive level in the technology sector enhances our Board’s understanding of our strategy, market dynamics, operations, and its ability to effectively oversee management.

42	HPE 2024 PROXY STATEMENT

Proposals to be voted on

Global: Experience operating and managing international enterprises, residence abroad, and studying other cultures enables oversight of how HPE navigates a global marketplace.

Risk and compliance: Experience identifying, mitigating, and managing a broad range of risks across an enterprise helps effective oversight of our Enterprise Risk Management program.

Operations: Experience successfully managing complex operations, such as supply chain or manufacturing, helps optimize our business and enhance our readiness.

Investment: Strong financial acumen and corporate investment experience underlies our capital allocation decisions and promotes consideration of an investor’s view of our business in Board discussions.

Financial and audit: Experience in accounting, its governing rules, audit functions, analyzing financial statements, and overseeing budgets is key to the Board’s oversight of our financial reporting and functions.

Human capital management: Experience in human capital management in large organizations helps our Board oversee succession planning, corporate culture, talent development, and our executive compensation program.

Technological innovation: Technical understanding of leading technologies, such as software/hardware development, manufacturing, and cloud computing is essential to understanding our business strategy and our opportunities to incorporate emerging technologies.

Cybersecurity: Experience understanding and navigating the cybersecurity threat landscape in our business and that of our customers is critical to an effective risk management program.

Legal, regulatory, and public policy: Experience in government positions or setting and analyzing public policy, legislative, and administrative priorities offers insight in the regulatory environments in which we operate.

Environmental, social, and governance
Environmental: Experience in environmental and sustainability topics strengthens the Board’s oversight of our strategic business imperatives and long-term value creation for stockholders in an environmentally sustainable manner.

Social: Experience advocating for gender and racial equality, human rights, and effective corporate citizenship contributes to our ability to remain at the forefront of ensuring social justice, diversity, equity and inclusivity.

Public company board governance: Experience on other public company boards provides insight into the dynamics and operations of a corporate board, the relationship between a board to senior management and stockholders, and the oversight of strategic, operational, and corporate governance-related matters.

HPE 2024 PROXY STATEMENT	43

Proposals to be voted on

Public directorships* •Enbridge Inc. •Broadridge Financial Solutions, Inc. Former service** •CSX Corporation

Pamela L. Carter
Recent career
Ms. Carter served as the President of Cummins Distribution Business, a global division of Cummins Inc., a Fortune 500 company focused on diesel and natural gas engine and related technology design, manufacture, and distribution company, from 2008 until her retirement in 2015. Prior to that, Ms. Carter served as Vice President and then President of Cummins Filtration, from 2005 to 2008. From 2000 to 2003, Ms. Carter served as Vice President and General Manager, EMEA at Cummins. Prior to that, Ms. Carter served as Vice President, General Counsel, and Corporate Secretary of Cummins from 1997 to 2000. In 1992, Ms. Carter was elected state attorney general of Indiana, becoming the first African American female to be elected to that office in the United States, serving until 1997.

Committee membership: Audit; HR and Compensation (chair)
HPE director since: 2015

Impact

Ms. Carter brings a wealth of experiences to the HPE Board following a trailblazing career including becoming the first African American woman ever elected as a state attorney general, and subsequently executive officer of Cummins. Ms. Carter also benefits the Board with her comprehensive legal experience in both the public and private sectors, bringing insightful perspective of regulatory and policy knowledge into a business setting. Her experience with issues surrounding global trade, international business strategy and operations, and corporate transformations from her prior leadership of a complex design and manufacturing business are also valuable assets to the Board.

Skills and qualifications
•Business development and strategy •Business ethics •Cybersecurity •Environmental •Executive level leadership •Extensive industry leadership •Financial and audit •Global	•Growth and transformation •Human capital management •Legal, regulatory, and public policy •Operations •Public company board governance •Risk and compliance •Social

*    Enbridge Inc. is a global energy infrastructure company, and Broadridge Financial Solutions, Inc. is a financial industry servicing company.
**    Within the last 5 years. CSX Corporation is a rail-based freight transportation company.

44	HPE 2024 PROXY STATEMENT

Proposals to be voted on

Public directorships* •Catalent, Inc. •Humana Inc. •Zoetis, Inc.

Frank A. D’Amelio
Recent career
Mr. D’Amelio served as Executive Vice President and Chief Financial Officer (“CFO”) at Pfizer Inc. (“Pfizer”), a research-based global biopharmaceutical company, from December 2010 until his retirement in May 2022, during which time he had periods of additional responsibility over business operations and global supply chain. Prior to that, Mr. D’Amelio served as Senior Vice President and CFO from 2007 to December 2010 at Pfizer. Before joining Pfizer, Mr. D’Amelio served as Senior Executive Vice President of Business Operations and Integrations of Alcatel-Lucent, a communications company, from December 2006 to August 2007, along with various senior leadership roles at Lucent Technologies, Inc. prior to that, notably as CFO from 2001 to 2005 and as Chief Operating Officer from 2005 to 2006.

Committee membership: Audit; Finance and Investment
HPE director since: 2023

Impact

Mr. D’Amelio contributes valuable insights into financial, operational, strategic, and transformation-related matters, from his in-depth experiences leading and managing large companies in the pharmaceutical and telecommunication technology industries. He exhibits fluency and familiarity with financial statements, public company audit functions, controllership, financial planning and treasury operations, making him a great asset to our Board and both the Audit Committee and Finance and Investment. He also brings seasoned experience helping large global companies navigate global supply chain issues and complex transformations, which we believe will be instrumental for our business resilience efforts and transformation journey.

Skills and qualifications
•Business development and strategy •Business ethics •Executive level leadership •Extensive industry leadership •Financial and audit (audit committee financial expert) •Global	•Growth and transformation •Human capital management •Investment •Operations •Public company board governance •Risk and compliance •Social

* Catalent, Inc. is a pharmaceutical and biotechnology company, Humana Inc. is a healthcare insurance company, and Zoetis, Inc. is a pharmaceutical and medical treatment company.

HPE 2024 PROXY STATEMENT	45

Proposals to be voted on

Public directorships* •Siemens AG Former service** •Varian Medical Systems, Inc. •Zynga Inc.

Regina E. Dugan
Recent career
Dr. Dugan has served as the President and Chief Executive Officer of Wellcome Leap Inc., a U.S. non-profit organization supporting discovery and innovation for the benefit of human health, since April 2020. Prior to that, Dr. Dugan served as Vice President, Engineering at then-Facebook Inc.’s Building 8 from 2016 to 2018, and Vice President of Engineering at then-Google Inc.’s Advance Technology and Projects from 2012 to 2016. From 2009 to 2012, Dr. Dugan served as the 19th Director of the Defense Advanced Research Projects Agency (“DARPA”), and was the first woman to lead the agency. Prior to that, Dr. Dugan served in various private high tech commercial roles and public roles in the US Department of Defense and the National Aeronautics and Space Administration.

Committee membership: Technology
HPE director since: 2022

Impact
Dr. Dugan’s leadership in both business and government, driving innovation and breakthroughs in advanced technologies, and deep technical experience with technology companies are attributes that we believe meaningfully contribute to our Board’s ability to oversee our technological and strategic transformation. She brings a developer mindset with engineering experience, which offers our Board unique perspectives to better understand emerging technology disciplines, such as cloud computing and AI. Further, as former Director of DARPA and senior executive in global technology companies, Dr. Dugan adds valuable insights on cybersecurity matters and cutting-edge technological research & development to our Board.

Skills and qualifications
•Business development and strategy •Business ethics •Cybersecurity •Executive level leadership •Extensive industry leadership •Global •Growth and transformation	•Investment •Legal, regulatory, and public policy •Operations •Public company board governance •Risk and compliance •Social •Technological innovation

*    Siemens AG is a multinational conglomerate corporation focusing on digitalization, electrification and automation for the process and manufacturing industries.
**    Within the last 5 years. Varian Medical Systems, Inc. is a medical treatment and software company, and Zynga Inc. is a social video game services company.

46	HPE 2024 PROXY STATEMENT

Proposals to be voted on

Public directorships* •Integer Holdings Corporation •Texas Instruments Incorporated

Jean M. Hobby
Recent career
Ms. Hobby served as a Global Strategy Partner at PricewaterhouseCoopers LLP (“PwC”) from 2013 until her retirement in June 2015. Prior to that, Ms. Hobby served as PwC’s Technology, Media and Telecom Sector Leader from 2008 to 2013 and its Chief Financial Officer from 2005 to 2008. Ms. Hobby joined PwC in 1983 and became a partner in 1994.

Committee membership: Audit (chair)
HPE director since: 2019

Impact
From her senior leadership roles at PwC, including as Global Strategy Partner and CFO, Ms. Hobby brings deep expertise in finance, strategic planning, and technology to the Board. In addition, with her strong experience in audit- and financial control-related matters, she helps drive the Board’s and Audit Committee’s robust exercise of their numerous oversight responsibilities.

Skills and qualifications
•Business development and strategy •Business ethics •Executive level leadership •Financial and audit (audit committee financial expert)	•Global •Operations •Public company board governance •Risk and compliance

*    Integer Holdings Corporation is a medical device manufacturing company, and Texas Instruments Incorporated is a designer of semiconductors.

HPE 2024 PROXY STATEMENT	47

Proposals to be voted on

Public directorships* •Beyond Meat, Inc.

Raymond J. Lane
Recent career
Mr. Lane has served as Managing Partner of GreatPoint Ventures, a venture firm focused on early stage enterprise and digital health technologies, since April 2014. Prior to that, Mr. Lane served as executive Chairman of Hewlett-Packard Company from September 2011 to April 2013 and as non-executive Chairman of Hewlett-Packard Company from November 2010 to September 2011. Until December 2019, Mr. Lane served as Managing Partner of Kleiner Perkins, a private equity firm, after having previously served as one of its Managing Partners from 2000 to 2013. Prior to joining Kleiner Perkins, Mr. Lane was President, Chief Operating Officer, and Director of Oracle Corporation, a software company. Before joining Oracle in 1992, Mr. Lane was a senior partner of Booz Allen Hamilton, Inc., a consulting company. Prior to Booz Allen Hamilton, Mr. Lane served as a division vice president with Electronic Data Systems Corporation, an IT services company that Hewlett-Packard Company acquired in August 2008. Mr. Lane served as Chairman of the Board of Trustees of Carnegie Mellon University from July 2009 to July 2015. He also serves on the Board of Special Olympics International.

Committee membership: Technology
HPE director since: 2015

Impact
Mr. Lane brings with him a wide variety of corporate experiences: everything from an early stage venture capital investor, principally in the information technology industry, to an executive of a multinational public technology company. Drawing on these experiences from a career leading large technology enterprises spanning several decades, Mr. Lane provides the Board insight into worldwide operations, management, and the development of a winning corporate strategy, which are valuable for navigating HPE’s transformation journey in a quickly changing technology industry.

Skills and qualifications
•Business development and strategy •Business ethics •Cybersecurity •Environmental •Executive level leadership •Extensive industry leadership	•Global •Growth and transformation •Investment •Public company board governance •Technological innovation

*    Beyond Meat, Inc. is a producer of plant-based meat substitutes.

48	HPE 2024 PROXY STATEMENT

Proposals to be voted on

Public directorships* •QUALCOMM Incorporated •Samsara Inc. Former service** •United Parcel Service, Inc.

Ann M. Livermore
Recent career
Ms. Livermore served as Executive Vice President of the Hewlett-Packard Company’s Enterprise Business from 2004 until June 2011, and served as an Executive Advisor to our Chief Executive Officer between then and 2016. Prior to that, Ms. Livermore served in various other positions at Hewlett-Packard Company in marketing, sales, research and development, and business management since joining the Company in 1982.

Committee membership: Finance and Investment; Nominating, Governance and Social Responsibility
HPE director since: 2015

Impact

Ms. Livermore brings extensive operational experience in senior leadership positions from nearly 35 years at Hewlett-Packard Company and Hewlett Packard Enterprise. Her tenure provides the Board vast in-house knowledge and experience in the areas of technology, marketing, sales, research and development, and business management, as well as provides senior management with insightful leadership.

Skills and qualifications
•Business development and strategy •Business ethics •Executive level leadership •Extensive industry leadership •Global •Growth and transformation	•Human capital management •Operations •Public company board governance •Risk and compliance •Social

*    Qualcomm Incorporated is a semiconductor and telecommunications equipment company, and Samsara Inc. is a software and technology company.
** Within the last 5 years. United Parcel Service, Inc. is a package delivery and logistics company.

HPE 2024 PROXY STATEMENT	49

Proposals to be voted on

Public directorships* •Sempra Energy •Box Inc. •LAM Research Corporation Former service** •Marvell Technology, Inc.

Bethany J. Mayer
Recent career
Ms. Mayer has served as an Executive Advisor at Siris Capital Group, a private equity firm, since January 2018. She previously served as Executive Vice President, Corporate Development and Technology at Sempra Energy, a public utility company, from November 2018 until January 2019. Prior to that, Ms. Mayer served as President and Chief Executive Officer of Ixia, a leading network testing and security solutions provider where she led the company through a transformative period from 2014 until its acquisition in April 2017 by Keysight Technology Inc. Prior to her time at Ixia, Ms. Mayer was a Senior Vice President, General Manager at Hewlett-Packard Company (“HP”) from 2011 to 2014, leading the expansion of its networking business, and prior to that, a vice president of marketing and alliances for HP’s enterprise servers storage and networking group from 2010 to 2011.

Committee membership: Technology
HPE director since: 2023

Impact

As a respected technology leader, Ms. Mayer brings broad and diverse expertise in networking, high speed communication, and cybersecurity. Her prior leadership experience in both global corporations and technology startups demonstrates her ability to navigate a dynamic and complex technology landscape while driving business growth. HPE’s Board and our Technology Committee benefit from her strategic mindset, strong leadership skills, her and commitment to technological innovation.

Skills and qualifications
•Business development and strategy •Business ethics •Cybersecurity •Environmental •Executive level leadership •Extensive industry leadership •Financial and Audit •Global	•Growth and transformation •Human capital management •Investment •Operations •Public company board governance •Risk and compliance •Social •Technological Innovation

* Box Inc. is a company that develops cloud-based content management, file sharing, and collaboration tools, Sempra Energy is a public utility company, and LAM Research Corporation is a company that provides fabrication equipment and services to the semiconductor industry.
** Within the last 5 years. Marvell Technology, Inc. is a semiconductor development and production company.

50	HPE 2024 PROXY STATEMENT

Proposals to be voted on

Public directorships* •Elevance Health, Inc.

Antonio F. Neri
Recent career
Mr. Neri has served as President and Chief Executive Officer of Hewlett Packard Enterprise since June 2017 and February 2018, respectively. Mr. Neri previously served as Executive Vice President and General Manager of our Enterprise Group from November 2015 to June 2017. Prior to that, Mr. Neri served in a similar role for Hewlett-Packard Company’s (“HP”) Enterprise Group from October 2014 to November 2015. Mr. Neri served as Senior Vice President and General Manager of the HP Servers business unit from September 2013 to October 2014 and concurrently as Senior Vice President and General Manager of the HP Networking business unit from May 2014 to October 2014. Prior to that, Mr. Neri served as Senior Vice President and General Manager of the HP Technology Services business unit from August 2011 to September 2013 and as Vice President, Customer Services for the HP Personal Systems Group from 2007 to August 2011, having first joined HP in 1996. From May 2016 to July 2017, Mr. Neri served as a director of H3C Technologies Co., Ltd., a technology company. From March 2012 to February 2013, Mr. Neri served as a director of Mphasis Limited, a technology company.

Committee membership: None
HPE director since: 2018

Impact
Dedicating more than twenty years to HP and HPE, Mr. Neri rose from serving in a call center for HP Customer Support to our President and CEO. A gifted engineer and inspiring leader, Mr. Neri oversaw the development of numerous technological innovations at HPE, including: HPE Apollo, the industry leading high performance compute platform; HPE Superdome X, the world’s most scalable and modular in-memory computing platform; and HPE Synergy, the world’s first composable infrastructure platform. In addition, Mr. Neri oversaw many of HPE’s strategic acquisitions, including Ampool Inc., Aruba Networks, Inc., BlueData Software, Inc., Cloud Cruiser, Inc., CloudPhysics, Inc., Cloud Technology Partners, Inc., Cray, Inc., Determined AI, Inc., MapR Technologies, Inc., Nimble Storage, Inc., Silver Peak Systems, Inc., SimpliVity Corporation, Silicon Graphics International Corp., and Zerto, Inc. Mr. Neri is an HPE veteran with a passion for the Company’s customers, partners, employees, and culture.

Skills and qualifications
•Business development and strategy •Business ethics •Executive level leadership •Extensive industry leadership •Environmental •Financial and audit •Global •Growth and transformation	•Human capital management •Investment •Operations •Public company board governance •Risk and compliance •Social •Technological innovation

*    Elevance Health, Inc. is a healthcare insurance company, formerly known as Anthem, Inc. until June 28, 2022.

HPE 2024 PROXY STATEMENT	51

Proposals to be voted on

Public directorships* •Booking Holdings Inc. Former service** •Microsoft Corporation •Wells Fargo & Company

Charles H. Noski
Recent career
Mr. Noski served as Vice Chairman of Bank of America Corporation from June 2011 until his retirement in September 2012 and as its Chief Financial Officer (“CFO”) from May 2010 to June 2011. Prior to that, Mr. Noski served as CFO of Northrop Grumman Corporation from 2003 until 2005, and as Board Director from 2002 to 2005. Mr. Noski previously served as CFO of AT&T Corporation from 1999 to 2002 and also served as Vice Chairman of the Board of Directors in 2002. From 1990 until 1999, Mr. Noski served in various leadership positions with Hughes Electronics Corporation, including President, Chief Operating Officer, and Board Director. Mr. Noski began his career with Deloitte & Touche LLP in 1973, ultimately serving as partner until 1990.

Committee membership: Finance and Investment; Nominating, Governance and Social Responsibility
HPE director since: 2020

Impact

Mr. Noski brings extensive experience in business operations, risk, finance, accounting, and capital markets to our Board, spanning the aerospace and defense, telecommunications, technology, and financial services sectors. He also exhibits operational and management expertise through his senior leadership roles at large public, global companies. With a combination of business skills and deep expertise in finance and accounting matters, including capital management, restructuring, and capital markets, he is an invaluable asset to help our Board fulfill its various oversight and strategic leadership responsibilities.

Skills and qualifications
•Business development and strategy •Business ethics •Executive level leadership •Extensive industry leadership •Financial and audit •Global	•Growth and transformation •Investment •Operations •Public company board governance •Risk and compliance

*    Booking Holdings Inc. is an online travel and related services company.
**    Within the last 5 years. Microsoft Corporation is a software and services company, and Wells Fargo & Company is a financial services company.

52	HPE 2024 PROXY STATEMENT

Proposals to be voted on

Public directorships* None

Raymond E. Ozzie
Recent career
Mr. Ozzie founded and currently serves as the Chief Executive Officer of Blues Wireless Inc., a provider of integrated hardware, software, and services for cellular IoT communications. Mr. Ozzie served as Chief Software Architect and Chief Technical Officer of Microsoft Corporation from 2005 until December 2010, having created Microsoft Azure and having played a key role in Microsoft’s transformation from PC software to being a services-centric company. Mr. Ozzie joined Microsoft in 2005 after it acquired Groove Networks, Inc., a collaboration software company that he founded in 1997.

Committee membership: Technology (chair)
HPE director since: 2015

Impact
As a serial entrepreneur, tech veteran, and the creator of Lotus Notes, Mr. Ozzie is widely recognized as an influential technology expert with a thorough understanding of both business strategy and the software industry. Combined with his experience as an executive in some of the largest multinational technology companies, such as Microsoft, and as an entrepreneur, Mr. Ozzie’s variety of perspectives and seasoned operational leadership have proven invaluable assets to the Board’s ability to identify and execute on a sound business and technological strategy.

Skills and qualifications
•Business development and strategy •Business ethics •Executive level leadership	•Extensive industry leadership •Growth and transformation •Technological innovation

HPE 2024 PROXY STATEMENT	53

Proposals to be voted on

Public directorships* •Citigroup Inc.

Gary M. Reiner
Recent career
Mr. Reiner has served as Operating Partner at General Atlantic LLC, a private equity firm, since November 2011. Previously, Mr. Reiner served as Special Advisor to General Atlantic LLC from September 2010 to November 2011. Prior to that, Mr. Reiner served as Senior Vice President and Chief Information Officer at General Electric Company (“GE”), a technology, media and financial services company, from 1996 until March 2010. Mr. Reiner previously held other executive positions with GE since joining the company in 1991. Earlier in his career, Mr. Reiner was a partner at The Boston Consulting Group, Inc., a consulting firm, where he focused on strategic process issues for technology businesses.

Committee membership: Nominating, Governance and Social Responsibility (chair); Technology
HPE director since: 2015

Impact

Mr. Reiner provides decades of experience driving corporate strategy, information technology, and best practices across complex organizations. His prior experience in private equity investing, focused on the IT industry, also enhances the technological expertise represented on our Board and our Technology Committee. HPE’s Board benefits from Mr. Reiner’s deep insight into how IT can help global companies succeed through his many years of experience as Chief Information Officer at General Electric.

Skills and qualifications
•Business development and strategy •Business ethics •Executive level leadership •Extensive industry leadership	•Growth and transformation •Investment •Public company board governance •Technological innovation

*    Citigroup, Inc. is an investment banking and financial services corporation.

54	HPE 2024 PROXY STATEMENT

Proposals to be voted on

Public directorships* •General Motors Company •KKR & Co. Inc. •Merck & Co., Inc.

Patricia F. Russo
Recent career
Ms. Russo has served as the Chair of our Board of Directors since November 2015. Previously, Ms. Russo served as the Lead Independent Director of Hewlett-Packard Company from July 2014 to November 2015. Ms. Russo served as Chief Executive Officer (“CEO”) of Alcatel-Lucent, S.A., a communications company, from 2006 to 2008. Previously, Ms. Russo served as Chairman of Lucent Technologies Inc. (“Lucent”), a communications company, from 2003 to 2006 and CEO and President of Lucent from 2002 to 2006.

Committee membership: Nominating, Governance and Social Responsibility; HR and Compensation
HPE director since: 2015

Impact

Ms. Russo brings to the Board extensive global business experience along with proven leadership acumen for a wide range of transformative transactions, including mergers and acquisitions and business restructurings, notably having led Lucent through a severe industry downturn and later a merger with Alcatel, as well as overseeing the split of Alcoa Corporation and Arconic Corporation. In addition, Ms. Russo has gained significant experience on governance issues facing large public companies, including from her service as Chair of the Governance and Corporate Responsibility Committee of General Motors Company, and former service as Lead Director and Chair of the Governance and Nominating Committee of Arconic Corporation. A globally recognized thought leader in business and governance, Ms. Russo has led the Board’s oversight and execution of HPE’s transformation journey.

Skills and qualifications
•Business development and strategy •Business ethics •Executive level leadership •Extensive industry leadership •Financial and audit •Global •Growth and transformation	•Human capital management •Investment •Operations •Public company board governance •Risk and compliance •Social

*    General Motors Company is an automotive company, KKR & Co. Inc. is an investment firm, Merck & Co., Inc. is a pharmaceuticals company.

HPE 2024 PROXY STATEMENT	55

Proposals to be voted on

Proposal no. 2:	Ratification of independent registered public accounting firm

The Audit Committee of the Board has appointed, and as a matter of good corporate governance is requesting ratification by the stockholders of the appointment of, Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated and combined financial statements for the fiscal year ending October 31, 2024. During fiscal 2023, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain other audit-related and tax services. See “Principal accounting fees and services” below and “Report of the Audit Committee of the Board of Directors” on page 107. Representatives of Ernst & Young LLP are expected to participate in the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.
Principal accounting fees and services
The following table shows the fees paid or accrued by Hewlett Packard Enterprise for fiscal 2023 and 2022.

	2023 ($ in millions)	2022 ($ in millions)
Audit Fees(1)	18.9	18.1
Audit-Related Fees(2)	2.1	0.8
Tax Fees(3)	1.0	1.3
All Other Fees(4)	0	0.1
Total	22.0	20.3
1.    Audit fees represent fees for professional services provided in connection with the audit of our financial statements and internal control over financial reporting, the review of our quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings.
2.    Audit-related fees for fiscal 2023 and 2022 primarily included fees related to accounting consultation, and attestation services.
3.    Tax fees for fiscal 2023 and 2022 primarily included fees associated with tax planning.
4.    All other fees for fiscal 2023 and 2022 primarily included advisory service fees.
In accordance with its written charter, the Audit Committee is responsible for the pre-approval of all audit and non-audit services performed by the independent registered public accounting firm. The Audit Committee may also delegate this authority to the chair of the Audit Committee.
The Audit Committee approved all of the fees above.
Vote required
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2024 fiscal year requires the affirmative vote of a majority of the shares of HPE common stock present in person or represented by proxy and entitled to vote on this proposal at the annual meeting. If the appointment is not ratified, the Board will consider whether it should select another independent registered public accounting firm.
Recommendation of the Board of Directors

Our Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2024 fiscal year.

56	HPE 2024 PROXY STATEMENT

Proposals to be voted on

Proposal no. 3:	Vote to approve Amendment No. 3 to the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan to increase the plan’s shares available for issuance.

Executive summary of the proposal and selected plan information
Introduction
The Hewlett Packard Enterprise Company 2021 Stock Incentive Plan was originally adopted, upon receipt of stockholder approval, effective as of April 14, 2021 (the “Original Effective Date”) and was thereafter amended pursuant to Amendment No. 1 effective as of April 5, 2022 and subsequently amended pursuant to Amendment No. 2 effective as of April 5, 2023 (as amended, the “2021 Plan”). The 2021 Plan superseded the Company’s 2015 Stock Incentive Plan (the “2015 Plan”), with no future awards available for issuance under the 2015 Plan on and after the Original Effective Date of the 2021 Plan.
On February 8, 2024, upon recommendation of the HRC Committee, the Board approved an Amendment No. 3 to the 2021 Plan which will increase the number of shares of common stock of HPE available for issuance under the 2021 Plan by an additional 22,000,000 shares, subject to stockholder approval at the 2024 Annual Meeting of Stockholders. The 2021 Plan is the only plan under which equity-based compensation may currently be awarded to our employees and non-employee directors.
Increasing the number of shares available for issuance under the 2021 Plan is necessary to enable the continued use of equity compensation awards, including those that vest based on attainment of prescribed performance goals, to provide competitive levels of compensation to key talent and promote alignment between management and stockholder interests. HPE’s expanding focus into higher growth, higher margin areas through our Intelligent Edge, Hybrid Cloud, and HPC & AI businesses requires investment in human capital and successful attraction and retention of high-demand talent in a very competitive business environment. Granting equity-based compensation to eligible officers, employees, and non-employee directors encourages ownership in the Company by key personnel whose contribution is essential to the Company’s continued progress and, thereby, encourage recipients to act in our stockholders’ interests and share in the Company’s success. Our people are our greatest asset in the delivery of sustainable value to our stockholders.
If this proposal is approved by our stockholders, the Amendment No. 3 to the 2021 Plan, which is attached as Annex A to this proxy statement, will become effective on April 10, 2024, thereby increasing the overall number of shares available for issuance under the 2021 Plan by 22,000,000, increasing the number of shares available for issuance pursuant to incentive stock option awards under the 2021 Plan by that same 22,000,000, and extending the expiration date of the 2021 Plan by approximately one year to April 10, 2034. If our stockholders do not approve this proposal, the 2021 Plan will remain in effect in its current form, subject to its expiration date (April 5, 2033). However, without approval of the amendment of the 2021 plan by our stockholders, there will be insufficient shares available under the 2021 Plan to make annual awards and to provide grants to new hires in the coming year. In this event, the HRC Committee would be required to revise its compensation philosophy and formulate other cash-based programs to attract, retain, and compensate eligible officers, employees and non-employee directors.
Proposed share reserve
Currently, the number of shares that may be issued or transferred to participants under the 2021 Plan shall not exceed the sum of (i) 40,000,000 shares, plus (ii) 36,165,107 shares that were available for grant under the 2015 Plan as of the Original Effective Date, plus (iii) any shares subject to awards under the 2015 Plan that are cash-settled, forfeited, terminated or lapse after the Original Effective Date. As of December 31, 2023, the number of shares available for future grants is calculated at 14,736,362 shares. If this proposal is approved, the number of shares that may be issued or transferred to participants under the 2021 Plan increases by 22,000,000.
If any shares subject to an award under the 2021 Plan are forfeited, terminated, lapse, or otherwise do not result in the issuance of all or a portion of the shares subject to such award, or an award is settled for cash (in whole or in part), then in each such case the shares subject to such award shall, to the extent of such forfeiture, lapse, non-issuance or cash settlement, be again available for grants under the 2021 Plan.

HPE 2024 PROXY STATEMENT	57

Proposals to be voted on
In the event that withholding tax liabilities arising from a full-value award (i.e., an award other than stock options or stock appreciation rights) under the 2021 Plan or, after the Original Effective Date, arising from a full-value award under the 2015 Plan, are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, the shares so tendered or withheld shall be added to the 2021 Plan’s reserve.
Impact on dilution and fully-diluted overhang
Our Board recognizes the impact of dilution on our stockholders and has evaluated this share request carefully in the context of the need to motivate and retain our leadership team and key employees, and maintain their focus on our strategic priorities. If Amendment No. 3 to the 2021 Plan is approved, the total fully-diluted overhang as of December 31, 2023, would be approximately 7.2%, as is presented below in the Summary of Key Stock Plan Data. Our Board believes that the proposed share reserve represents a reasonable amount of potential equity dilution to accommodate our long-term strategic and growth priorities.
Expected duration of the share reserve
We expect that the increased share reserve under the 2021 Plan, if this proposal is approved by our stockholders, will be sufficient for awards for one year. Expectations regarding future share usage could be impacted by a number of factors such as award type mix, hiring and promotion activity at the executive level, the rate at which shares are returned to the 2021 Plan's reserve under permitted addbacks, the future performance of our stock price, the consequences of acquiring other companies, and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.
The 2021 Plan incorporates numerous governance best practices, including:
•no “liberal share recycling” of options or stock appreciation rights (“SARs”);
•dividends and dividend equivalent rights for full-value awards will be subject to the same vesting requirements as the underlying award and will only be paid at the time those vesting requirements are satisfied; dividend equivalents will not be awarded for options or SARs;
•minimum 100% fair market value exercise price for options and SARs;
•no repricing of options or SARs and no cash buyout of underwater options and SARs without stockholder approval, except for equitable adjustments in connection with a change in control (“CIC”);
•no “liberal” CIC definition or automatic “single-trigger” CIC vesting; and
•no “evergreen” share increases or automatic “reload” awards.
Plan term
The 2021 Plan is currently scheduled to terminate on April 5, 2033 (i.e., the tenth anniversary of the effective date of Amendment No. 2), unless terminated earlier by the Board. If this proposal is approved by our stockholders, the termination date will extend until April 10, 2034 which is the tenth anniversary of that approval. Termination of the 2021 Plan shall not affect the terms or conditions of any award granted under the 2021 Plan prior to termination.
Summary of key stock plan data
Share usage
The following table sets forth information regarding stock-settled, time-vested equity awards granted, and performance- based equity awards earned, over each of the last three fiscal years under the 2015 Plan and 2021 Plan:

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	2023	2022	2021
Stock options / stock-settled SARs granted	0	0	0
Stock-settled time-vested restricted shares/units granted	28,234,767	29,035,001	27,079,462	3-year average
Stock-settled performance-based shares/units earned *	1,391,054	7,712,240	823,957
Weighted-average basic common shares outstanding	1,299,000,000	1,303,000,000	1,309,000,000
Share usage rate	2.28%	2.82%	2.13%	2.41%
* With respect to performance-based shares/units in the table above, we calculate the share usage rate based on the applicable number of shares earned each year. For reference, the target number of performance-based shares/units granted during the foregoing 3-year period were as follows: 1,588,400 shares in fiscal 2023, 1,365,410 shares in fiscal 2022, and 1,565,122 shares in fiscal 2021.
Note that amounts in the table above differ from the amounts reported in the Company’s annual Form 10-K filings for fiscal 2021, 2022, and 2023 for the following reasons: (i) cash-settled awards are excluded, and (ii) awards assumed in connection with acquisitions are excluded.
Overhang as of December 31, 2023
The following table sets forth certain equity award information under the 2015 Plan and 2021 Plan as of December 31, 2023 (unless otherwise noted):

Stock options / stock-settled SARs outstanding	3,065,264
Weighted-average exercise price of outstanding stock option	$7.39
Weighted-average remaining term of outstanding stock option	4.2 years
Total stock-settled full-value awards outstanding	61,379,812
Remaining shares available for grant under the 2021 Plan prior to proposed increase*	14,736,362
Additional shares being requested under the 2021 Plan	22,000,000
Basic common shares outstanding as of the record date (February 12, 2024)	1,299,828,732
Fully-diluted overhang**	7.2%
* For reference purposes, the remaining shares available for grant under the 2021 Plan are denoted as of December 31, 2023 and are inclusive of the unused shares under the 2015 Plan, which were rolled over into the 2021 Plan as of the Original Effective Date. Upon stockholder approval of the 2021 Plan on the Original Effective Date, no further awards could be made under the 2015 Plan.
** In this proposal, fully-diluted overhang is calculated as the sum of stock-settled grants (stock options, stock-settled SARs, and stock-settled full value awards) outstanding under the 2015 Plan and 2021 Plan plus the remaining shares available under the 2021 Plan plus the proposed increase to the share reserve under Amendment No. 3 to the 2021 Plan (numerator) divided by the sum of the numerator plus common shares outstanding (denominator), with all data effective as of December 31, 2023.
As of February 12, 2024, the per-share closing price of our common stock as reported on the New York Stock Exchange was $15.61.
Summary of the 2021 Plan
The principal features of the 2021 Plan, as proposed to be amended, are summarized below. The following summary does not purport to be a complete description of all of the provisions of the 2021 Plan. It is qualified in its entirety by reference to the complete text of Amendment No. 3, as set forth in Annex A to this proxy statement, as well as the 2021 Plan, Amendment No. 1 and Amendment No. 2, each of which is available at annualmeeting.hpe.com.
General. The purpose of the 2021 Plan is to encourage ownership in HPE by key personnel whose continued service is considered essential to HPE’s continued progress, and thereby align grantees’ and stockholders’ interests. Stock options, SARs, stock grants (including stock units), and cash awards may be granted under the 2021 Plan. Options granted under the 2021 Plan may be either “incentive stock options,” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-statutory stock options.
Administration. The Plan may be administered by the Board, a committee appointed by the Board or its delegate (as applicable, the “Administrator”). The HRC Committee of the Board currently serves as Administrator.

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Shares available. Subject to the equitable adjustment provisions of the 2021 Plan and the permitted addbacks described below, the maximum number of shares that may be delivered to participants under the 2021 Plan shall not exceed the sum of:
•98,165,107 shares (representing the sum of (x) 40,000,000 shares previously approved by stockholders at the Company’s 2021, 2022 and 2023 annual meetings, (y) an additional 22,000,000 shares subject to the stockholder approval at the 2024 annual meeting under this proposed amendment), plus (z) 36,165,107 shares that were available for grant under the 2015 Plan as of the Original Effective Date, plus
•any shares subject to awards under the 2015 Plan that were or are cash-settled, forfeited, terminated or lapse after the Original Effective Date.
If any shares subject to an award under the 2021 Plan are forfeited, an award terminates, lapses, or otherwise does not result in the issuance of all or a portion of the shares subject to such award, or an award is settled for cash (in whole or in part), the shares subject to such award shall, to the extent of such forfeiture, lapse, non-issuance, or cash settlement, be added to the 2021 Plan’s reserve. In the event that withholding tax liabilities arising from a full-value award or, after the Original Effective Date, arising from a full-value award under the 2015 Plan are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, the shares so tendered or withheld shall be added to the 2021 Plan’s reserve.
Notwithstanding anything to the contrary, the following shares will not again be available for awards under the 2021 Plan: (a) shares tendered by the participant or withheld by the Company in payment of the purchase price of an option under the 2021 Plan, (b) shares tendered to or withheld by the Company to pay the withholding taxes relating to an outstanding option or SAR under the 2021 Plan, (c) the total number of shares underlying a SAR that is net-settled in shares, or (d) shares repurchased by the Company on the open market with the proceeds of the exercise of an option under the 2021 Plan.
The shares available for issuance under the 2021 Plan will not be reduced by awards of Options and SARs issued in connection with our acquisition of another entity if such awards are issued in substitution of similar awards outstanding under the acquired entity’s equity incentive plan. In addition, shares remaining available for issuance under an acquired entity’s stockholder approved plan shall be available for issuance under the 2021 Plan (subject to any applicable conversion ratio or exchange ratio).
If this proposal is approved, the maximum number of shares of common stock may be issued in the aggregate in respect of incentive stock options under the 2021 Plan will increase from 40,000,000 to 62,000,000.
Eligibility. Grants may be made under the 2021 Plan to employees of HPE and its affiliates and to non-employee directors. Incentive stock options may be granted only to employees of HPE or its corporate subsidiaries. As of October 31, 2023, there were approximately 62,000 employees and 12 non-employee directors who would be eligible to receive grants under the 2021 Plan. The Administrator, in its discretion, selects the grantees to whom awards may be made, the time or times at which the grants are made, and the terms of the grants.
Terms and conditions of options and stock appreciation rights. Each option or SAR is evidenced by a grant agreement between HPE and the grantee and is subject to the following additional terms and conditions:
•Exercise price. The Administrator determines the exercise price of options and SARs at the time the grant is made. The exercise price per share of a stock option or SAR may not be less than 100% of the fair market value of a share of common stock on the date the grant is made, although replacement grants with lower exercise prices may be made to service providers of entities acquired by HPE. The fair market value of the common stock is the closing sales prices for the common stock on the date the grant is made (or if no sales were reported that day, the last preceding day a sale occurred). No option or SAR may be repriced to reduce the exercise price or permit the cash buyout of underwater options or SARs without stockholder approval (except in connection with an equitable adjustment or a change in control of HPE).
•Exercise of options and stock appreciation rights; form of consideration. The Administrator determines when options or SARs become exercisable and, in its discretion, may accelerate the vesting of any outstanding grant. The means of payment for shares issued upon exercise of an option are specified in each option agreement. The Plan permits payment to be made by cash, check, wire transfer, other shares of common stock of HPE (with some restrictions), broker assisted cashless exercises, any other form of consideration permitted by applicable law, or any combination thereof.

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•Term of option or stock appreciation right. The term of an option or SAR may be no more than 10 years from the date of grant or 10 1/2 years where permitted in jurisdictions outside of the United States. No option or SAR may be exercised after the expiration of its term, except that if an option or SAR is “in the money” and a blackout period or other trading restriction is in effect on the date the option or SAR would otherwise expire, then the Administrator may approve for such option or SAR to remain in effect until 30 days following the end of the applicable blackout period or other restriction period.
•Termination of employment. If a grantee's employment terminates for any reason, then all options and SARs held by the grantee under the 2021 Plan generally will terminate shortly following the grantee's termination unless determined otherwise by the Administrator.
•Other provisions. The grant agreement may contain other terms, provisions, and conditions not inconsistent with the 2021 Plan, as may be determined by the Administrator.
Terms and conditions of stock grants. Each stock grant agreement is evidenced by a grant agreement between HPE and the grantee and is subject to the following additional terms and conditions:
•Termination of employment. In the case of stock grants, including stock units, unless the Administrator determines otherwise, the restricted stock or restricted stock unit agreement will provide that the unvested stock or stock units will be forfeited upon the grantee’s termination of employment for any reason.
•Vesting. The vesting of a stock grant may be subject to performance criteria, continued service of the grantee, or both, as determined by the Administrator. See description of vesting rules for dividend equivalents below.
•Purchase price; form of consideration. The Administrator determines the purchase price, if any, of the shares subject to a stock grant and the acceptable means of payment, which may include cash, check, wire transfer, other shares of common stock of HPE (with some restrictions), broker assisted cashless exercises, any other form of consideration permitted by applicable law, or any combination thereof.
•Other provisions. The grant agreement may contain other terms, provisions, and conditions not inconsistent with the 2021 Plan, as may be determined by the Administrator.
Performance criteria. For purposes of the 2021 Plan, performance criteria means any one or more of the performance criteria listed below, either individually, alternatively, or in combination, applied to either HPE as a whole or to a business unit, affiliate, or business segment, either individually, alternatively, or in any combination, and measured over any applicable performance period determined by the Administrator, on an absolute basis, or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator in the grant agreement (which may be in the form of a separate plan or program adopted by HPE or an affiliate): (1) cash flow (including operating cash flow or free cash flow) or cash conversion cycle; (2) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (3) earnings per share; (4) growth in earnings or earnings per share, cash flow, revenue, gross margin, operating expense, or operating expense as a percentage of revenue; (5) stock price; (6) return on equity or average stockholder equity; (7) total shareholder return; (8) return on capital; (9) return on assets or net assets; (10) return on investment; (11) revenue (on an absolute or adjusted basis); (12) net profit or net profit before annual bonus; (13) income or net income; (14) operating income or net operating income; (15) operating profit, net operating profit, or controllable operating profit; (16) operating margin, operating expense, or operating expense as a percentage of revenue; (17) return on operating revenue; (18) market share or customer indicators; (19) contract awards or backlog; (20) overhead or other expense reduction; (21) growth in stockholder value relative to the moving average of the S&P 500 Index, a peer group index or another index; (22) credit rating; (23) strategic plan development and implementation, attainment of research and development milestones, or new product invention or innovation; (24) succession plan development and implementation; (25) improvement in productivity or workforce diversity; (26) attainment of objective operating goals and employee metrics; (27) economic value added; and (28) any other objective or subjective performance criteria determined by the HRC Committee. The HRC Committee may appropriately adjust any evaluation of performance under established performance criteria to reflect one or more events that occur during a performance period, including without limitation: (A) asset write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) acquisitions and divestitures not foreseen in the Company’s financial plan for an applicable performance period, (F) one-time expenses (with or without an individual or aggregate threshold) not foreseen in the Company’s financial plan for the performance period, (G) the impact of foreign currency exchange rates (with or without a threshold), and (H) any other unusual or infrequently occurring or special items.

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Dividends; dividend equivalents. The Administrator may provide that dividends or dividend equivalents will accrue in respect of unvested stock grants (including stock units) and be paid in connection with the vesting of the grant; provided that in no case will accrued dividends or dividend equivalents be paid in connection with unvested stock grants (including stock units) that fail to become vested. In no event will dividends or dividend equivalents be granted or paid with respect to stock options or SARs.
Non-employee director grants. Non-employee directors are eligible for annual retainer grants under the 2021 Plan. Unless the Board determines otherwise, the non-employee directors will receive their annual equity retainer in the form of restricted stock units that, subject to the Board's discretion to accelerate, vest at the next annual stockholder meeting, or if earlier, one year after the grant. In addition, unless the Board determines otherwise or a director specifically elects otherwise, each non-employee director will have the opportunity to elect to receive his or her annual cash retainer in the form of a fully-vested stock grant. Unless the Board or Administrator determines otherwise, the grants relating to the annual equity retainer are granted automatically shortly after the beginning of the director's year of service while stock grants related to the annual cash retainer are automatically granted on the date the cash retainer would be paid.
For any non-employee director other than the non-executive chairperson of the Board, the value of the combined annual equity retainer (calculated based on the grant date fair value of such annual equity retainer for financial reporting purposes) plus the annual cash retainer, whether paid in the form of cash or a stock award, for any director plan year shall not exceed $750,000. The independent members of the Board may make exceptions to this limit for a non-executive chairperson of the Board, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.
Cash awards. Each cash award agreement (which may be in the form of a separate plan or program adopted by HPE or an affiliate and may include annual incentive program awards to our Section 16 officers) will contain provisions regarding (1) the target and maximum amount payable to the grantee as a cash award, (2) the performance criteria and level of achievement versus the criteria that will determine the amount of the payment, (3) the period as to which performance shall be measured for establishing the amount of any payment, (4) the timing of any payment earned by virtue of performance, (5) restrictions on the alienation or transfer of the cash award prior to actual payment, (6) forfeiture provisions, and (7) any further terms and conditions, in each case not inconsistent with the 2021 Plan, as may be determined by the Administrator.
Nontransferability. Unless otherwise determined by the Administrator, grants made under the 2021 Plan are not transferable other than by will or the laws of descent and distribution and may be exercised during the grantee’s lifetime only by the grantee. The Administrator will have the sole discretion to permit the transfer of a grant; however, any permitted transfer will be without consideration.
Adjustments upon changes in capitalization, merger or sale of assets. Subject to any required action by HPE's stockholders, (1) the number and kind of shares covered by each outstanding grant, (2) the price per share subject to each outstanding grant, (3) the number of shares available pursuant to the 2021 Plan, and (4) performance criteria applicable to outstanding Awards, shall be proportionately adjusted for any increase or decrease in the number or kind of issued shares resulting from a stock split, reverse stock split, stock dividend, extraordinary cash dividend, combination, or reclassification of HPE’s stock, or any other increase or decrease in the number of issued shares of HPE's stock effected without receipt of consideration by HPE.
In the event of a liquidation or dissolution, any unexercised options, SARs, or stock grants will terminate. The Administrator, in its discretion, may provide that each grantee shall have the right to exercise all of the grantee's options or SARs, including those not otherwise exercisable, until the date that is ten days prior to the consummation of the liquidation or dissolution, and be fully vested in any other stock grants.
In the event of a change in control of HPE, as defined in the 2021 Plan and determined by the Board or the HRC Committee, the Board or a committee thereof, in its discretion, may provide for (a) the assumption, substitution, or adjustment of each outstanding grant, (b) the acceleration of the vesting of options or SARs and termination of any restrictions on stock grants or cash awards, or (c) the cancellation of grants for a cash payment to the grantee. Underwater options or SARs may be cancelled in connection with such change in control without any payment made with respect thereto.
Amendment and termination of the 2021 Plan. The Administrator may amend, alter, suspend, or terminate the 2021 Plan, or any part thereof, at any time and for any reason. However, HPE will obtain stockholder approval for any amendment to the 2021 Plan to the extent required by applicable laws or stock exchange rules. In addition, without limiting the foregoing, unless approved by HPE stockholders, no amendment shall be made that would: (1) materially increase the maximum number of shares for which grants may be made under the

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Proposals to be voted on
2021 Plan, other than an increase pursuant to an equitable adjustment; (2) reduce the minimum exercise price for options or SARs granted under the 2021 Plan; (3) reduce the exercise price of outstanding options or SARs; or (4) materially expand the class of persons eligible to receive grants under the 2021 Plan. No action by the Administrator or stockholders may materially impair any grant previously made under the 2021 Plan without the written consent of the grantee. Unless terminated earlier, the 2021 Plan shall terminate ten years from the later of (i) the date of approval by the stockholders of HPE, and (ii) the date that our stockholders approve the issuance of additional shares under the 2021 Plan. Accordingly, subject to approval of this proposal and absent future action by the stockholders or the Administrator, the 2021 Plan will terminate on April 10, 2034.
2021 Plan benefits
Because benefits under the 2021 Plan will depend on the Administrator's actions and the fair market value of common stock at various future dates, it is not possible to determine the benefits that will be received by directors, executive officers, and other employees if Amendment No. 3 to the 2021 Plan is approved by the stockholders. The following table sets forth information with respect to the number of outstanding time-vested restricted stock units and performance-based stock units that have been granted under the 2021 Plan as of February 12, 2024 to the named executive officers listed in our Fiscal 2023 summary compensation table as well as to our current executive officers, directors and other employees. No stock options have been granted under the 2021 Plan.

	Time-vested restricted stock units (#)	Performance-based restricted stock units* (#)
Antonio F. Neri President and Chief Executive Officer	952,364	2,397,178
Jeremy Cox Senior Vice President, Controller, Chief Tax Officer, and Interim Chief Financial Officer	328,665	—
John F. Schultz Executive Vice President, Chief Operating and Legal Officer	409,079	1,039,512
Phil Mottram Executive Vice President, General Manager of Intelligent Edge	303,644	700,576
Neil B. MacDonald Executive Vice President, General Manager of Compute	281,027	700,576
Tarek Robbiati Former Executive Vice President, Chief Financial Officer	—	—
All current executive officers, as a group (10 persons)	3,884,603	5,912,950
All current non-employee directors, as a group (12 persons)	294,859	—
All current employees who are not executive officers, as a group	53,283,244	1,126,822
* Assumes maximum vesting of 200% of target units that could be earned if the highest level of performance is attained. At target-level vesting, the units reflected in this column would decrease by 50%.

Registration with the SEC
The Company intends to file with the SEC a registration statement on Form S-8 covering the new shares reserved for issuance under the 2021 Plan in June 2024.
U.S. federal income tax consequences
The following is a summary of the effect of U.S. federal income taxation upon grantees and HPE with respect to awards granted under the 2021 Plan based on the U.S. federal income tax laws in effect as of the date of this proxy statement. It does not intend to be exhaustive and does not discuss the tax consequences arising in the context of a grantee’s death, or the income tax laws of any municipality, state or

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Proposals to be voted on
foreign country in which the grantee's income or gain may be taxable or the gift, estate, excise (including application of Sections 409A, 280G or 4999 of the Code), or any tax law other than U.S. federal income tax law. Because individual circumstances may vary, HPE advises all recipients to consult their own tax advisors concerning the tax implications of grants made under the 2021 Plan.
Non-statutory stock options. A grantee does not recognize any taxable income at the time a non-statutory stock option is granted or upon vesting. Upon exercise, the grantee recognizes taxable income generally measured by the excess of the fair market value of the shares at that time over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of HPE is subject to tax withholding by HPE. Unless limited by Section 162(m) of the Code, HPE is entitled to a deduction in the same amount as and at the time the grantee recognizes ordinary income. Upon a sale or other disposition of the shares at arm’s length by the grantee, any difference between the sale price and the exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.
Incentive stock options. A grantee who is granted an incentive stock option does not recognize taxable income at the time the option is granted, upon vesting, or upon exercise, although the difference between the exercise price and the fair market value on the date of exercise is an adjustment item for alternative minimum tax purposes and may subject the grantee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, the grantee will recognize long-term capital gain or loss equal to the difference between the sale price and the exercise price. If the holding periods are not satisfied, then: (1) if the sale price exceeds the exercise price, the grantee will recognize capital gain equal to the excess of the sale price over the fair market value of the shares on the date of exercise and will recognize ordinary income equal to the difference, if any, between the fair market value of the shares on the exercise date and the exercise price; or (2) if the sale price is less than the exercise price, the grantee will recognize a capital loss equal to the difference between the exercise price and the sale price. Unless limited by Section 162(m) of the Code, HPE is entitled to a deduction in the same amount as and at the time the grantee recognizes ordinary income.
Stock appreciation rights. SARs will generally be taxed in the same manner as non-statutory stock options. Unless limited by Section 162(m) of the Code, HPE is entitled to a corresponding deduction.
Stock grants. A restricted stock grant is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code to the extent the grant will be forfeited in the event that the grantee ceases to provide services to HPE. As a result of this substantial risk of forfeiture, the grantee will not recognize ordinary income at the time of grant. Instead, the grantee will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture, or when the stock becomes transferable, if earlier (the “vesting date”). The grantee’s ordinary income is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the vesting date.
The grantee may accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by filing an election pursuant to Section 83(b) of the Code within 30 days of grant. In that case, the ordinary income recognized, if any, is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date of grant, if any.
Any stock grants that are fully vested on the grant date will generally be taxable to the grantee as ordinary income (based on the excess of the fair market value over the purchase price, if any) on the grant date.
The ordinary income recognized by an employee in connection with a stock grant will be subject to tax withholding by HPE. Unless limited by Section 162(m) of the Code, HPE is entitled to a deduction in respect of stock grants in the same amount as and at the time the grantee recognizes ordinary income.
Upon a sale or other disposition of shares at arm’s length by the grantee, any difference between the sale price and the grantee’s tax basis (usually the value of the shares at the time of vesting), is treated as long-term or short-term capital gain or loss, depending on the holding period.
Stock units and performance-based units. A grantee does not recognize any taxable income at the time a stock unit is granted. Generally, restricted stock units, including performance-based units, will be subject to income taxation based upon the fair market value of the shares underlying the units on each date shares are delivered or made available to the grantee. The ordinary income recognized by an employee will be subject to tax withholding by HPE. Unless limited by Section 162(m) of the Code, HPE is entitled to a deduction in the same amount as and at the time the grantee recognizes ordinary income. Upon a sale or other disposition of shares at arm’s length by the

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Proposals to be voted on
grantee, any difference between the sale price and the grantee's tax basis (usually the value of the shares at the time of settlement), is treated as long-term or short-term capital gain or loss, depending on the holding period.
Cash awards. The recipient will have taxable ordinary income, in the year of receipt, equal to the amount of cash received. Any cash received by an employee of HPE will be subject to tax withholding by HPE. Unless limited by Section 162(m) of the Code, HPE will be entitled to a tax deduction in the amount and at the time the grantee recognizes compensation income.
Section 162(m) of the of the Internal Revenue Code. Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000. It is possible that compensation attributable to awards under the 2021 Plan, when combined with all other types of compensation received by a covered employee from HPE, may cause the $1,000,000 deduction limitation to be exceeded in any particular year.
Vote required
Approval of this proposal to increase the number of shares available for issuance under the 2021 Plan requires the affirmative vote of a majority of the outstanding shares of HPE common stock present in person or represented by proxy and entitled to vote on this proposal at the annual meeting.
Recommendation of the Board of Directors

Our Board recommends a vote FOR the approval of Amendment No. 3 to the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan to increase the Plan’s shares available for issuance.

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Proposals to be voted on

Proposal no. 4:	Advisory vote to approve executive compensation

Our Board and HRC Committee are committed to excellence in corporate governance and to executive compensation programs that align the interests of our executives with those of our stockholders. To fulfill this mission, we have a pay-for-performance philosophy that forms the foundation for all decisions regarding compensation. Our compensation programs have been structured to balance near-term results with long-term success, and enable us to attract, retain, and reward our executive team for delivering stockholder value. Below is a summary of key elements of our fiscal compensation programs relative to this philosophy.

Pay-for-performance
Total direct compensation is primarily performance-based and delivered in the form of cash and equity to align the interests of our management with those of our stockholders
Total direct compensation is generally positioned within a competitive range of the market median, with differentiation by executive, as appropriate, based on individual factors such as tenure, criticality of the role, proficiency in the role, sustained performance over time, and importance to our leadership succession plans

Realized total direct compensation fluctuates and is directly linked to annual and long-term performance and stockholder value over time
Incentive awards are heavily dependent upon achievement of critical operating goals and our stock performance, and are primarily measured against objective metrics that directly link to the creation of sustainable value for our stockholders

We balance growth objectives, top- and bottom-line objectives, and short- and long-term objectives to reward for overall performance and avoid overemphasizing a singular focus
Long-term incentives are delivered in part in the form of performance-based equity, which vests upon achievement of both absolute and relative performance metrics that drive stockholder value
The HRC Committee annually validates the pay-for-performance relationship of our incentive plans through an analysis conducted by its independent compensation consultant

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Proposals to be voted on
Corporate governance

What we do	What we don’t do
Design compensation programs that do not encourage excessive risk-taking	Enter into individual executive employment agreements
Maintain above-market stock ownership guidelines that require the CEO, and other executive officers to hold shares equal to at least 7x and 5x their base salary, respectively	Provide tax gross-ups for executive perquisites
Provide limited executive perquisites	Pay share-dividend equivalents in our long-term incentive program before vesting of the underlying shares occurs
Prohibit hedging or pledging of Company stock by our executive officers and our directors	Provide supplemental defined benefit pension plans (except in the case of international transfers, as required by law)
Maintain a clawback policy that permits the Company to recover annual and long-term incentives and exceeds applicable NYSE requirements	Engage in liberal share recycling of options or stock appreciation rights
Maintain a severance policy that provides for “double-trigger” change in control equity vesting
Engage an independent compensation consultant for the HRC Committee that does no other work for the Company
The Executive Compensation portion of this proxy statement contains a detailed description of our compensation philosophy and programs, the compensation decisions made under those programs with regard to our named executive officers (“NEOs”) for fiscal 2023, and the factors considered by the HRC Committee in making those decisions. We believe that we maintain a compensation program deserving of stockholder support. Accordingly, the Board of Directors recommends stockholder approval of the compensation of our NEOs as disclosed in this proxy statement.
Recommendation of the Board of Directors

Our Board recommends a vote FOR the approval of the compensation of our named executive officers, as described in the compensation discussion and analysis, the compensation tables and narrative discussion following such compensation tables, and the other related disclosures in this proxy statement.
As an advisory vote in accordance with Section 14A of the Exchange Act, this proposal is not binding on HPE, the Board, or the HRC Committee. However, the HRC Committee and the Board value the opinions expressed by our stockholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions regarding our NEOs. Pursuant to our policy of providing annual advisory votes to approve executive compensation, we expect that our next vote to approve executive compensation will occur at our 2025 annual meeting.

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Proposals to be voted on

Proposal no. 5:	Vote to Approve a Certificate of Amendment to the Amended and Restated Certificate of Incorporation to Limit the Liability of Certain Officers as Permitted by Delaware Law

Executive summary of the proposal and Recommendation of the Board of Directors
Background
The Hewlett Packard Enterprise Company Certificate of Incorporation was originally adopted effective as of February 25, 2015 (the “Original Certificate”). It was thereafter amended, effective as of October 7, 2015, and then amended and restated in its entirety, effective as of October 31, 2015 (the “Amended and Restated Certificate”), all in conjunction with the separation from our former parent, HP, Inc.
Effective August 1, 2022, Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) was amended (“Amended 102(b)(7)”) to enable a corporation to include in its certificate of incorporation a provision exculpating certain corporate officers from liability for breach of the fiduciary duty of care in certain circumstances. Previously, Section 102(b)(7) of the DGCL provided for exculpation for directors only. Under Amended 102(b)(7), the officers who may be exculpated include a person who (i) is the president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer of the corporation at any time during the course of conduct alleged in the action or proceeding to be wrongful, (ii) is or was identified in the corporation's public filings with the SEC because such person is or was one of the most highly compensated executive officers of the corporation, or (iii) has consented to services of process in Delaware by written agreement (the “Covered Officers”).
Following due consideration of the amendments to the DGCL and the desire to remain competitive in the market for top corporate officers, on September 26, 2023, the NGSR Committee recommended the Board adopt an amendment to the Amended and Restated Certificate (the “Officer Exculpation Amendment”). On September 27, 2023, pursuant to the recommendation of the NGSR Committee, the Board approved the Officer Exculpation Amendment, subject to stockholder approval. The Board has determined that the Officer Exculpation Amendment is advisable and in the best interests of the Company and our stockholders, and unanimously recommends stockholders approve of the Officer Exculpation Amendment for the reasons set forth below.
Executive Summary of Changes in the Officer Exculpation Amendment
The proposed Officer Exculpation Amendment would allow for the exculpation of our officers to the fullest extent permitted by the DGCL, as it currently exists or as it may hereafter be amended. This means that the proposed Officer Exculpation Amendment would allow for the exculpation of Covered Officers only in connection with direct claims brought by stockholders, including class actions, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the corporation itself or for derivative claims brought by stockholders in the name of the corporation. Further, the Officer Exculpation Amendment would not limit the liability of officers for any breach of the duty of loyalty to the corporation or its stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or any transaction from which the officer derived an improper personal benefit.
Additionally, consistent with the language for exculpation of directors currently included in Article VIII of the Amended and Restated Certificate, the proposed Officer Exculpation Amendment provides that if at any time after it becomes effective, the DGCL is amended to authorize any further elimination or limitation of the personal liability of a corporation’s officers (including any change in the roles deemed to be Covered Officers for purposes of Section 102(b)(7) of the DGCL), then such liability shall automatically be eliminated or limited to the fullest extent permitted by the DGCL, as so amended, with respect to the Company’s officers (including with respect to any new role newly deemed to be a Covered Officer for purposes of Section 102(b)(7)).
The foregoing description is a summary and is qualified in its entirety by the full text of the proposed Officer Exculpation Amendment included in Annex C and the pertinent provisions of the DGCL.

68	HPE 2024 PROXY STATEMENT

Proposals to be voted on
Recommendation of the Board of Directors
In approving the Officer Exculpation Amendment and recommending it for approval by our stockholders, our Board considered the narrow class and type of claims to which it applies, the limited number of officers that are covered by it, and the benefits our Board believes would accrue to the Company from providing officer exculpation.
Our Board believes that adopting the Officer Exculpation Amendment is in the best interests of the Company and its stockholders. Not only is it fair to more closely align the protections available to our officers with those already afforded to our directors, but also it would better position the Company to attract and retain top officer candidates. In addition, adopting the Officer Exculpation Amendment may enable officers to better exercise their business judgment in furtherance of the interests of the stockholders, as without the potential for distraction posed by the risk of personal liability, they may be better positioned to consider the Company’s interests first and foremost. This could also potentially reduce litigation costs associated with frivolous lawsuits. By nature of the role, officers often must make decisions on crucial matters, more often than not, in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits, or proceedings seeking to impose individual liability based on hindsight. Limiting our current and prospective officers’ concern about personal risk would empower officers to best exercise their business judgment in furtherance of stockholder interests and better position the Company to attract and retain top officer candidates. In the absence of such protection, highly qualified officers could be deterred from serving as officers of the Company, due to exposure to personal liability and the risk that substantial expense could be incurred defending such lawsuits, regardless of merit. Enhancing our ability to retain and attract experienced officers is in the best interests of the Company and its stockholders, and we believe adopting the Officer Exculpation Amendment will positively contribute to our ability to do so.
For these reasons, our Board determined that it is advisable and in the best interests of the Company and our stockholders to amend Article VIII of our Amended and Restated Certificate to add the liability protection afforded by Amended 102(b)(7) for Covered Officers.
If our stockholders approve the Officer Exculpation Amendment, our Board has authorized our officers to file a Certificate of Amendment to the Amended and Restated Certificate with the Delaware Secretary of State, which we anticipate doing as soon as practicable following stockholder approval of the Officer Exculpation Amendment at the Annual Meeting, and the Officer Exculpation Amendment would become effective upon acceptance by the Delaware Secretary of State.
If our stockholders do not approve the Officer Exculpation Amendment, the Company’s current exculpation provisions relating to directors will remain in place, and the Certificate of Amendment will not be filed with the Delaware Secretary of State.
Vote required
Approval of this proposal to amend the Amended and Restated Certificate in the form the Officer Exculpation Amendment included here in Annex C requires the affirmative vote of a majority of the outstanding shares of HPE common stock entitled to vote on this proposal at the Annual Meeting. Abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal.
Recommendation of the Board of Directors

Our Board recommends a vote FOR the approval of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation to limit the liability of certain officers as permitted by Delaware law.

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Executive compensation
Compensation discussion and analysis

The following compensation discussion and analysis (“CD&A”) describes the material elements of compensation for the fiscal 2023 named executive officers (“NEOs”), who are listed below:
Antonio F. Neri President and Chief Executive Officer
Jeremy Cox Senior Vice President, Controller and Chief Tax Officer & Interim Chief Financial Officer
John F. Schultz Executive Vice President, Chief Operating and Legal Officer
Phil Mottram Executive Vice President, General Manager of Intelligent Edge
Neil B. MacDonald Executive Vice President, General Manager of Compute
Fiscal 2023 NEOs also include Tarek Robbiati, former Executive Vice President, Chief Financial Officer. Mr. Robbiati voluntarily resigned effective August 25, 2023 and did not receive any severance benefits upon exit.

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Executive compensation
Executive summary
We are a global technology leader focused on developing intelligent solutions that allow customers to capture, analyze and act upon data seamlessly from edge to cloud. We enable customers to accelerate business outcomes by driving new business models, creating new customer and employee experiences, and increasing operational efficiency today and into the future. Our customers range from small-and-medium-sized businesses (“SMBs”) to large global enterprises and governmental entities. Our legacy dates back to a partnership founded in 1939 by William R. Hewlett and David Packard, and we strive every day to uphold and enhance that legacy through our dedication to providing innovative technological solutions to our customers.
Our strategy
Over the last several years, new megatrends around edge, cloud, data, and artificial intelligence (“AI”) have emerged to shape customer expectations for enterprise technology. First, data at the edge is increasing exponentially, driven by the proliferation of devices that require secure connectivity to enable reliable digital experiences. Second, enterprises need a cloud experience everywhere to manage data and workloads wherever they live across a distributed enterprise. Third, data growth is creating countless new opportunities to generate meaningful business insights. Finally, HPE is seeing an immense demand shift in AI as customers realize the fundamental potential of the technology to deliver business transformation. Customer response to these megatrends was accelerated by the pandemic, and the pace of technological innovation continues to increase.
In concert with these trends, enterprises are consuming their technology differently. Increasingly, customers want to digitally transform in the most efficient way by paying only for the information technology (“IT”) they use, thereby reducing the necessary capital investment and eliminating unnecessary operating expense. The megatrends are ushering in long-lasting changes to IT, including accelerating hybrid multi-cloud adoption. Customers across industry verticals are interested in unifying all the applications and data with a consistent cloud experience.
Customers also want to better extract value from their growing stores of rapidly evolving data, knowing that actionable insights from data are critical to deliver business transformations. Frequently, data is siloed and spread across different multi-gen IT systems, often trapped in critical legacy architecture. Many organizations cannot adequately gain insights from their data at the edge or face cloud migration challenges because of their legacy applications. Customers need a data-first modernization approach across edge to data center to cloud.
HPE has deployed an edge-to-cloud strategy through our HPE GreenLake Hybrid Cloud platform that capitalizes on emergent megatrends and delivers a data-first modernization approach for customers. Our vision to be the edge-to-cloud company has led us to innovate our solutions across connectivity, hybrid cloud, and data. We have shifted our mix of products and services, and how we deliver that mix to customers. HPE has evolved to a platform-based model, fueled by a portfolio richer in software and services. Our HPE GreenLake edge-to-cloud platform is a centerpiece of our strategy; it accelerates multi-generation IT transformation through a unified cloud services experience that empowers customers to access, analyze, and extract value from their data across public clouds, data centers, colocation facilities, and at the edge.
Our solutions across connectivity, cloud, and data are delivered as-a-service (“aaS”) through the HPE GreenLake edge-to-cloud platform across our Intelligent Edge, Compute, High Performance Computing & Artificial Intelligence (“HPC & AI”), and Storage business segments. Financial Services complements our solution offerings by helping customers unlock financial capacity.
We recognize the AI market will be driven by computational capability, data-intensive workloads, and the need for specialized architecture; thus, we are targeting three areas: supercomputing, AI infrastructure, and AI platform software. We believe that we are differentiated from our competition in the ability to capture significant value from the growing AI market through our intellectual property portfolio, trusted expertise, and long-term sustained market leadership in supercomputing.
Macroeconomic and market trends
The elevated order book levels we experienced in fiscal 2022 generally declined throughout fiscal 2023, as supply chain constraints eased (though challenges still remain) and demand softened unevenly across our portfolio (as a result of improving supply chain dynamics and as customers have been digesting their prior larger orders). Meanwhile, demand for and adoption of new technologies, such as AI, hybrid cloud, and edge computing, have increased. We have continued to see elongated sales cycles, as customers work through prior orders and adopt a more conservative approach to spending in a mixed macroeconomic environment. This has been particularly true of

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Executive compensation
certain of our hardware businesses, as customers have focused investments on modernizing infrastructure, such as migrating to cloud-based offerings. We expect the mixed macroeconomic environment to continue to moderate our revenue growth in the near term. Additionally, we continue to experience a challenging foreign exchange environment, which has increased the costs of products and services and moderated our revenue and earnings growth.
We observe market trends and demand gravitating towards AI, hybrid cloud, and edge computing, and data securities capabilities and offerings. The volume of data at the edge continues to grow, driven by the proliferation of more devices, which has led to the need for enhanced security at the edge. The need for a unified cloud experience everywhere has grown in order to manage the growth of data at the edge. With the abundance of data, there are opportunities to develop AI tools with powerful computational abilities to extract insights and value from the captured data. We expect these market dynamics and trends to continue in the longer term. Observing these dynamics, we have accelerated our investment and innovation efforts in these areas that we see as critical to our long-term strategy and growth, including in pivoting our go-to-market motion and sales function. At the same time, we continue to strengthen our core Compute and Storage-oriented offerings and expand our offerings on the HPE GreenLake edge-to-cloud platform, to enable execution of our aaS pivot to become the edge-to-cloud company for our customers and partners. Effective November 1, 2023, we have realigned our financial reporting segments to align with these key market trends.
Fiscal 2023 financial performance

Fiscal 2023 financial summary

$29.1B	$1.54	$2.15	$4.4B	$1.3B
Fiscal 2023 net revenue	GAAP diluted net earnings per share	Non-GAAP diluted net earnings per share (1)	Fiscal 2023 cash flow from operations	Annualized revenue run-rate (“ARR”) (2)

2%	133%	6%	(4)%	39%
YoY change in net revenue	YoY change in GAAP diluted net earnings per share (3)	YoY change in non-GAAP diluted net earnings per share (1)	YoY change in cash flow from operations	YoY change in ARR
1.See the “GAAP to non-GAAP reconciliations” attached as Annex B for additional details regarding non-GAAP diluted net earnings per share.
2.See “Fiscal 2023 PfR” for additional details on ARR’s definition.
3.Prior period GAAP diluted net earnings per share included a non-cash goodwill impairment charge of $905 million.
•Our pivot to aaS continues its strong momentum with the addition of HPE GreenLake Cloud Services, and the HPE GreenLake edge-to-cloud platform has enhanced our financial profile with more resilient recurring revenue, as we continue to shift our mix to higher growth markets. We delivered $29.1B in Net Revenue, up 2% from the prior period, and our strong operational performance resulted in a strong GAAP diluted net earnings per share of $1.54 and a record non-GAAP diluted net earnings per share of $2.15. Our annualized revenue run-rate (“ARR”) of $1.3B was up 39% from the prior-year period.
•We continue to make progress aligned to our edge-to-cloud strategy even within an uneven IT market. Overall, we believe these results reflect a strong demand environment for our solutions and steady execution.

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Executive compensation
Fiscal 2023 compensation results

Fiscal 2023 incentive program results

121%	145%	79%	143%
Average corporate NEO annual incentive payout as percentage of target	Average business segment NEO annual incentive payout as percentage of target	First segment achievement of the fiscal 2022 PARSUs based on the 2-year performance period as percentage of target	Second segment achievement of the fiscal 2021 PARSUs based on the 3-year performance period as percentage of target
•The fiscal 2023 annual incentive program for our NEOs used key financial metrics and a management by objectives (“MBO”) modifier tied to qualitative and quantitative goals. See additional details in the “Fiscal 2023 annual incentives” narrative.
•Measuring performance from November 2021 to October 2023, the first segment of the fiscal 2022 performance-adjusted restricted stock units (“PARSUs”) was earned at 79% of target due to below target non-GAAP net income growth and impact of a 114% relative Total Shareholder Return (“TSR”) modifier over the two-year performance period. Measuring performance from November 2020 to October 2023, the second segment of the fiscal 2021 PARSUs was earned at 143% of target, due to strong non-GAAP net income growth and impact of a 119% relative TSR modifier over the three-year performance period.
Fiscal 2024 leadership changes
On December 13, 2023, the HPE Board appointed Marie Myers to serve as HPE's Executive Vice President and Chief Financial Officer, effective as of January 15, 2024 (the “Effective Date”). Prior to the Effective Date and commencing with the resignation of our prior Chief Financial Officer on August 25, 2023, Jeremy Cox served as interim Chief Financial Officer of HPE. Mr. Cox continues to serve as HPE's Senior Vice President, Corporate Controller, Chief Tax Officer and Principal Accounting Officer.
In connection with the appointment of Ms. Myers, the Company and Ms. Myers entered into an offer letter providing (i) an initial annual base salary of $850,000; (ii) an annual bonus opportunity with a target of 150% of base salary, up to a maximum of 200% of the target bonus; (iii) an annual grant of performance-based restricted stock units with a target value of $3,937,500 (max value of 200% of target) that will vest 50% after two years and 50% after three years, subject to continued service and the Company's achievement of predetermined goals related to non-GAAP net income and relative total shareholder return consistent with the fiscal 2024 grants to other executive officers; (iv) an annual grant of restricted stock units with a value of $3,937,500 that will vest annually over three years, subject to continued service; (v) a one-time make-whole grant of restricted stock units with a value of $3,000,000 that will vest annually over three years, subject to continued service; and (vi) a one-time make-whole cash award of $1,000,000, 50% of which is payable following the Effective Date, with the remainder payable on the first anniversary thereof, subject to continued service, subject further to a pro-rata repayment obligation in the event of Ms. Myers' resignation or termination for cause within the first twelve months of employment.
As an executive officer of HPE, Ms. Myers is also a participant in HPE's Severance and Long-Term Incentive Change in Control Plan for Executive Officers (the “SPEO”), which is intended to protect the Company and its stockholders and provide a level of transition assistance in the event of an involuntary termination of employment and is described in more detail in the “Narrative to the potential payments upon termination or change in control table” on page 97.
Executive compensation pay-for-performance philosophy
Our executive compensation programs, practices, and policies reflect the Company’s commitment to reward short- and long-term performance that aligns with and drives stockholder value. The tables below summarize the key elements of the compensation programs applicable to our NEOs in fiscal 2023 that support HPE’s pay-for-performance philosophy.

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Executive compensation

Pay-for-performance
Total direct compensation is primarily performance-based and delivered in the form of cash and equity to align the interests of our management with those of our stockholders
Total direct compensation is generally positioned within a competitive range of the market median, with differentiation by executive, as appropriate, based on individual factors such as tenure, criticality of the role, proficiency in the role, sustained performance over time, and importance to our leadership succession plans

Realized total direct compensation fluctuates and is directly linked to annual and long-term performance and stockholder value over time
Incentive awards are heavily dependent upon achievement of critical operating goals and our stock performance, and are primarily measured against objective metrics that directly link to the creation of sustainable value for our stockholders

We balance growth objectives, top- and bottom-line objectives, and short- and long-term objectives to reward for overall performance and avoid overemphasizing a singular focus
Long-term incentives are delivered in part in the form of performance-based equity, which vests upon achievement of both absolute and relative performance metrics that drive stockholder value
The HRC Committee annually validates the pay-for-performance relationship of our incentive plans through an analysis conducted by its independent compensation consultant

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Executive compensation
HPE maintains a number of policies and practices that support its compensation philosophy, align executives’ and stockholders’ interests, and are consistent with market and corporate governance best practices.

What we do	What we don’t do
Design compensation programs that do not encourage excessive risk-taking	Enter into individual executive employment agreements
Maintain above-market stock ownership guidelines that require the CEO, and other executive officers to hold shares equal to at least 7x and 5x their base salary, respectively	Provide tax gross-ups for executive perquisites
Provide limited executive perquisites	Pay share-dividend equivalents in our long-term incentive program before vesting of the underlying shares occurs
Prohibit hedging or pledging of Company stock by our executive officers and our directors	Provide supplemental defined benefit pension plans (except in the case of international transfers, as required by law)
Maintain a clawback policy that permits the Company to recover annual and long-term incentives and exceeds applicable NYSE requirements	Engage in liberal share recycling of options or stock appreciation rights
Maintain a severance policy that provides for “double-trigger” change in control equity vesting
Engage an independent compensation consultant for the HRC Committee that does no other work for the Company
Oversight and authority over executive compensation
Role of the HRC Committee and its advisors
The HRC Committee oversees and provides strategic direction to management regarding all aspects of HPE’s pay program for senior executives. It makes recommendations regarding the compensation of the CEO to the independent members of the Board for approval, and it reviews and approves the compensation of the remaining Section 16 officers. All HRC Committee members are independent non-employee directors with significant experience in executive compensation matters. The HRC Committee engages its own independent compensation consultant as well as its own independent legal counsel.
The HRC Committee continued to retain both Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant and Vedder Price, P.C. (“Vedder Price”) as its independent legal counsel in fiscal 2023.
FW Cook provided analyses, market comparator benchmarking, and recommendations that informed the HRC Committee’s decisions. All modifications to the compensation programs for our NEOs and other Section 16 officers were assessed by FW Cook on behalf of the HRC Committee, and were discussed and approved by the HRC Committee. Pursuant to SEC rules, the HRC Committee assessed the independence of its advisors, and concluded each is independent and that no conflict of interest exists that would prevent FW Cook or Vedder Price from independently providing service to the HRC Committee.
Neither FW Cook nor Vedder Price performs other services for the Company, and neither will do so without the prior consent of the HRC Committee chair. FW Cook regularly attends HRC Committee meetings and engages with the HRC Committee chair and the HRC Committee members outside the presence of management.
The HRC Committee met five times in fiscal 2023. FW Cook participated in each meeting, as well as preparatory meetings and executive sessions in the absence of management.

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Executive compensation
Role of management and the CEO in setting executive compensation
Management leads the development of our compensation programs and considers market competitiveness, business results, business strategy, experience, and individual performance in evaluating NEOs’ and other Section 16 officers’ compensation. The Executive Vice President and Chief People Officer and other members of our human resources organization, together with members of our finance and legal organizations, work with the CEO to design and develop compensation programs for the HRC Committee’s review. Management also recommends changes to existing plans and programs applicable to NEOs and other Section 16 officers, as well as financial and other performance targets to be achieved under those programs, and prepares analyses of financial data, peer comparisons, and other briefing materials to assist the HRC Committee in making its decisions. During fiscal 2023, management continued to engage Meridian Compensation Partners, LLC (“Meridian”) as its compensation consultant. Because Meridian is engaged by management, the HRC Committee has determined that it is not independent. This factor was taken into consideration when any information or analyses were provided by Meridian.
For fiscal 2023, Mr. Neri provided input to the HRC Committee regarding performance metrics and the setting of appropriate Company-wide and business-specific performance targets. Mr. Neri also recommended target individual MBO goals for the NEOs and the other senior executives who reported directly to him. Mr. Neri was not involved in deliberations regarding his own compensation. Mr. Neri was subject to the same financial performance goals as the executives who led our corporate functions, and his compensation was approved by the independent members of the Board upon the recommendation of the HRC Committee.
Detailed compensation discussion and analysis
Components and mix of compensation
Our executive compensation program is strongly focused on long-term and performance-based pay. Over 90% of Mr. Neri’s fiscal 2023 target total direct compensation was “at-risk” and linked to performance, and on average, 89% of our other NEOs’ fiscal 2023 target total direct compensation was similarly “at-risk” and performance-linked, as illustrated in the charts below.

7%
Base compensation
14%
Target annual incentive
CEO target direct compensation
93%
Total variable
79%
Long-term incentive

11%
Base compensation
14%
Target annual incentive
Other NEO average target direct compensation
89%
Total variable
75%
Long-term incentive

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Executive compensation
The table below describes HPE’s pay components, along with the role and factors for determining each pay component applicable to our NEOs in fiscal 2023.

Pay component	Role	Determination factors
Base salary	•Provides fixed portion of annual cash income	•Value of role in competitive marketplace •Criticality of the role •Skills, experience, and performance of individuals compared to the market as well as internal equity
Annual incentive (i.e., Pay-for-Results or “PfR” Program)	•Provides variable portion of annual cash income •Focuses executives on annual objectives that support long-term strategy and value creation
•Target opportunities based on competitive marketplace, internal equity, and level of experience
•Actual payouts based on performance against annual goals at the corporate, business segment (where applicable), and individual level.

Long-term incentives: •Performance-adjusted restricted stock units (“PARSUs”) •Restricted stock units (“RSUs”)	•Incentivizes long-term sustained financial and stock price performance •Aligns interests of executives with stockholders •Encourages equity ownership •Encourages retention
•Target awards based on competitive marketplace, internal equity, and skills and performance of executive
•Realized value based on actual performance against corporate goals, and absolute and relative stock price performance

All other: •Benefits •Perquisites •Severance protection	•Supports the health and security of our executives, and their ability to save on a tax-deferred basis •Enhances executive productivity	•Competitive marketplace •Level of executive •Standards of good governance
Process for setting and awarding fiscal 2023 executive compensation
The Board and the HRC Committee regularly discuss ways to further align our executive compensation program with our business strategy and stockholders’ interests. Fiscal 2023 target total direct compensation levels for HPE executives (other than the CEO) were determined by the HRC Committee based on recommendations from our CEO. In making changes for fiscal 2023, the HRC Committee considered the evolution of HPE’s business and business needs, as well as appropriate levels of compensation in comparison to HPE’s peer companies. The objectives were to drive strong performance, pay commensurately with performance, and align the interests of HPE’s executives with those of HPE’s stockholders.
The HRC Committee and the Board considered a broad range of facts and circumstances in setting our overall executive compensation levels. Among the factors considered for our executives generally, and for the NEOs in particular, were market competitiveness, our CEO’s recommendations for all NEOs excluding himself, internal equity, business performance, and individual performance. The weight given to each factor may differ from year to year, is not formulaic, and may differ among individual NEOs in any given year. For example, when we recruit externally, market competitiveness, experience, and the circumstances unique to a particular candidate may weigh more heavily when determining compensation levels. In contrast, when determining year-over-year compensation for current NEOs, internal equity and individual performance may weigh more heavily in the analysis.
Because such a large percentage of NEO pay is performance based, the HRC Committee spent significant time discussing and determining the appropriate metrics and goals for HPE’s annual and long-term incentive programs. For fiscal 2023, management made an initial recommendation of goals, which were discussed with FW Cook, and then were discussed and approved by the HRC Committee. Major factors considered in setting goals for each fiscal year include business results from the most recently completed fiscal year, business-specific strategic plans, macroeconomic factors, competitive performance results and goals, conditions or goals specific to a particular business, and strategic initiatives.
In addition, the HRC Committee considered feedback from our stockholders and the results of our fiscal 2021 Say on Pay vote (which was the most current vote at the time fiscal 2023 compensation was set), which reflected 90.3% support from stockholders, based on the

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percentage of shares voted. Our fiscal 2022 Say on Pay vote reflected 89.9% support from our stockholders, based on the percentage of shares voted. The HRC Committee believes this indicates that our stockholders support the philosophy, strategy, objectives, and administration of our executive compensation programs.
Following the close of fiscal 2023, the HRC Committee reviewed actual financial results and MBO performance against preset objective goals under our incentive compensation programs for the year. Actual payouts were determined by reference to performance against the established goals including predetermined mechanical adjustments to the annual incentive program (see additional details in the “Fiscal 2023 annual incentives” narrative). In addition, the HRC Committee met in executive session without members of management present to review Mr. Neri’s fiscal 2023 performance, and the independent members of the Board approved Mr. Neri’s fiscal 2023 incentive amount.
Compensation program revisions for fiscal 2023
The fiscal 2023 annual and long-term incentive programs remained largely consistent with those from the prior year.
Determination of fiscal 2023 executive compensation
Fiscal 2023 base salary
Our executives receive a limited percentage of their target total direct compensation in the form of base salary, which reinforces our philosophy of linking pay to performance. The HRC Committee positioned executive base salaries to be within a competitive range of the market median for comparable positions at our peer companies, and to generally comprise approximately 10% to 15% of the NEOs’ overall target total direct compensation, which is consistent with the practice of our peer group companies. The NEOs are paid an amount of base salary sufficient to attract qualified executive talent and maintain a stable management team.
The HRC Committee recommended, and the independent members of our Board approved, an increase to Mr. Neri’s salary to $1.3 million, effective at the beginning of fiscal 2023, to reduce the gap in his compensation compared to the median of our peer companies. No other NEOs received a base salary increase for fiscal 2023.

Annual base salary
Named executive officer	Fiscal 2022 ($)	Fiscal 2023 ($)	Increase(1) (%)
Antonio F. Neri	1,275,000	1,300,000	2
Jeremy Cox	650,000	650,000	—
John F. Schultz	800,000	800,000	—
Phil Mottram	550,000	550,000	—
Neil B. MacDonald	550,000	550,000	—
Tarek Robbiati	850,000	850,000	—
1.Increase percentage is rounded.
Fiscal 2023 annual incentives
Pay-for-Results (“PfR”) program design
Our NEOs were eligible to earn an annual cash incentive award under the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan, as amended, for fiscal 2023. The target annual incentive awards for fiscal 2023 were set at 200% of base salary for Mr. Neri, 150% of base salary for Mr. Cox for the portion of the fiscal year he served as interim CFO and 80% of base salary otherwise, 150% of base salary for Mr. Schultz and Mr. Robbiati, and 125% of base salary for the other NEOs.

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Executive compensation

10%
HPE ARR
5%
Edge revenue
Corporate annual incentive program
50%
Corporate operating profit
35%
Corporate revenue
+ / - 20%
MBO modifier

•The financial metrics may earn up to 200% of target.
•To drive profitable growth and strong margins, corporate revenue and Edge revenue cannot pay above 100% if operating profit is below threshold.
•The MBO modifier is based on individual quantitative and qualitative goals and is applied to final financial funding. Overall payout is capped at 200% of target.

Corporate revenue, incremental Intelligent Edge revenue, HPE annualized revenue run-rate, and operating profit metrics were used for the fiscal 2023 annual incentives for all corporate NEOs. The inclusion of incremental Intelligent Edge revenue and HPE annualized revenue run-rate reinforces the importance of our strategic growth areas including our as-a-service transition. The annual incentive programs for Mr. Mottram and Mr. MacDonald were based on business segment revenue, business segment operating profit, HPE annualized revenue run-rate, and business services orders (Mr. MacDonald only). These metrics were important annual measures to drive stockholder value through the Company’s strategy and business results. The achievement of certain individual performance-based MBO goals may result in a range between a 20% increase and 20% decrease to financial funding to determine the final annual incentive payout for each NEO. The MBO goals were established at the beginning of the performance period and were measured objectively following the end of the fiscal year.
The specific metrics, their linkage to corporate or business segment results, as applicable, and the weighting that was placed on each, were chosen because the HRC Committee believed:
•performance against these metrics enhances value for stockholders, capturing both the top and bottom line;
•a balanced weighting and various caps limit the likelihood of rewarding executives for taking excessive risk; and
•using different measures avoids paying for the same performance twice.

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Executive compensation
The financial performance metrics applicable to our PfR program for fiscal 2023 are defined and explained in greater detail below:

Fiscal 2023 PfR
Financial performance metrics	Definition(1)	Rationale for metric
Corporate revenue	Net revenue as defined and reported in HPE’s Annual Report on Form 10-K for fiscal 2023	Reflects top line financial performance, which is a strong indicator of our long-term ability to drive stockholder value
Business segment revenue	Business segment net revenue, including intersegment net revenue, as defined and reported in HPE’s Annual Report on Form 10-K for fiscal 2023
Corporate operating profit	Non-GAAP earnings from operations (2), as defined and reported in HPE’s Annual Report on Form 10-K for fiscal 2023	Reflects operational financial performance which is directly tied to stockholder value on a short-term basis
Business segment operating profit	Segment earnings from operations, as defined and reported in HPE’s Annual Report on Form 10-K for fiscal 2023
Corporate annualized revenue run-rate(3)	Annualized revenue run-rate, as defined and reported in HPE’s Annual Report on Form 10-K for fiscal 2023	Reinforces the importance of our as-a-service transition
Business services orders	Business services attach orders as defined and reported in HPE’s internal orders results	Reflects both long-term top line and short-term operational financial performance tied to stockholder value
1.For purposes of establishing financial performance targets and results under incentive plans, HPE’s financial results, whether reported in accordance with generally accepted accounting principles (“GAAP”) or non-GAAP, may be further adjusted as permitted by the relevant plans and approved by the HRC Committee. The HRC Committee reviewed GAAP to non-GAAP adjustments and any other adjustments to ensure performance took into account the way the goals were set and executive accountability for performance. These metrics and the related performance targets are relevant only to HPE’s executive compensation program and should not be used or applied in other contexts.
2.Fiscal 2023 non-GAAP earnings from operations exclude after-tax costs related to the amortization of intangible assets, transformation costs, disaster (recovery) charges, stock-based compensation expense, and acquisition, disposition and other related charges. HPE’s management used non-GAAP earnings from operations to evaluate and forecast HPE’s performance before gains, losses, or other charges that were considered by HPE’s management to be outside of HPE’s core business segment operating results. We believe that presenting non-GAAP earnings from operations provides investors with greater visibility to the information used by HPE’s management in its financial and operational decision making. We further believe that providing this additional non-GAAP information helps management to evaluate and measure performance. This additional non-GAAP information is not intended to be considered in isolation or as a substitute for GAAP information.
3.Annualized revenue run-rate (“ARR”) represents the annualized revenue of all net HPE GreenLake edge-to-cloud platform services revenue, related financial services revenue (which includes rental income from operating leases and interest income from finance leases), and software-as-a-service, software consumption revenue, and other as-a-service offerings, recognized during a quarter and multiplied by four. We use ARR as a performance metric. ARR should be viewed independently of net revenue and is not intended to be combined with it.
In consideration of HPE’s continued business transformation and the considerable impact of foreign exchange rates, the HRC Committee approved plan mechanics in the beginning of the performance period to automatically adjust for the impact of foreign exchange rates on actual performance results above a specified threshold of +/- 5%, the impact of mergers and acquisitions, one-time expenses above certain levels not foreseen in the financial plan and where related benefits are outside the current plan period, extraordinary events largely out of management’s control to the extent actual impact differs from original plan assumptions, and changes to tax law and accounting rules. The HRC Committee continues to have the ability to reverse such adjustments and may review and approve adjustments below the initially set guidelines in special cases.

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Executive compensation
Fiscal 2023 financial results
Shortly after the completion of fiscal 2023, the HRC Committee reviewed and determined formulaic performance against the corporate financial metrics as follows:

Fiscal 2023 PfR program — Corporate performance against financial metrics
		Fiscal 2023 goals(1)				Earned as a percent of target (%)	Weighted percentage of target financial funding(3)(%)
Metric	Weight (%)	Threshold ($ in billions)	Target ($ in billions)	Maximum ($ in billions)	Result(2) ($ in billions)
Corporate revenue	35	28.50	30.05	30.96	29.13	56	20
Corporate operating profit (4)	50	3.03	3.09	3.30	3.14	127	63
Annualized revenue run-rate (5)	10	1.18	1.23	1.31	1.30	190	19
Intelligent Edge revenue	5	4.01	4.22	4.35	5.20	200	10
Total	100		—		—	—	112
1.    Corporate targets are only disclosed after the end of the performance period, and were set at challenging levels. Other than business segment metrics measured in the Corporate PfR program, the Company does not disclose the targets pertaining to its business segments because this information is not otherwise publicly disclosed by the Company, and the Company believes it would cause competitive harm to do so in this proxy statement. Consistent with financial targets that are communicated to stockholders, business-segment targets were set at levels necessary to drive stockholder value such that they would be challenging for each business segment to achieve its applicable targets.
2.    Based on the plan mechanics approved in the beginning of the performance period, certain adjustments to corporate and business segment revenue and operating profit results could be automatically made with the HRC Committee’s ability to reverse such adjustments. In fiscal 2023, no automatic adjustments were applied.
3.    Financial funding percentages are rounded.
4.    See the “GAAP to non-GAAP reconciliations” attached as Annex B for additional details regarding Corporate operating profit (“non-GAAP earnings from operations”).
5.    See “Fiscal 2023 PfR” for additional details on ARR’s definition.
Discussion of fiscal 2023 MBOs
With respect to performance against MBOs, the independent members of the Board evaluated Mr. Neri’s performance shortly following the end of the fiscal year. The evaluation included an analysis of Mr. Neri’s performance against his MBOs, which included milestones aligned to advancing HPE’s edge-to-cloud strategy, a set of leadership metrics focused on employee engagement, retention of top talent, key diversity areas, and an environmental objective. After conducting a thorough review of Mr. Neri’s performance and considering the HRC Committee’s recommendation, the independent members of the HPE Board determined that Mr. Neri’s MBO performance was above target. Mr. Neri has made significant progress advancing HPE’s strategy to transform the company to an aaS enterprise leader. He has engaged actively with customers, investors, and the Board and continues to foster a corporate culture that resonates with team members. Mr. Neri took strategic actions to solidify HPE’s position as the leading edge-to-cloud company and to better position HPE to capitalize on mega trends in cloud, AI, data, and connectivity. Mr. Neri’s accomplishments included:
•Drove Intelligent Edge momentum and a deliberate portfolio mix shift continuing to drive operating profits and gross margin expansion;
•Advanced HPE's strategy to transform the company to an aaS enterprise leader with growth in ARR and enhancements in the hybrid cloud offerings and platform performance;
•Accelerated the HPE GreenLake edge-to-cloud platform from a concept to a fully operationalized platform;
•Maintained high levels of team member engagement and improved retention of key talent;
•Continued improvement in diversity metrics and maintained high levels of diversity team member engagement;
•Navigated the post-COVID shift to a hybrid work environment that is both prudent and acceptable for team members and people leaders;

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Executive compensation
•Delivered on an environmental metric objective requiring the senior executives to create measurable climate action plans for their respective organizations;
•Successfully closed a number of strategic acquisitions, including Axis, OpsRamp, Athonet, Pachyderm, and TidalScale; and
•Undertook bold moves to simplify and consolidate HPE’s brand architecture aimed to make HPE more memorable in the market and easier for our customers to do business with HPE.
As the CEO, Mr. Neri evaluated the performance of the other Section 16 officers and presented his recommendations based on those evaluations to the HRC Committee shortly following the end of the fiscal year. The evaluations included an analysis of each officer’s performance against their individual MBOs, which included a set of leadership metrics focused on employee engagement, retention of top talent, key diversity areas for each group, and other differentiated performance metrics. After discussion, the HRC Committee determined the degree of attainment of the MBOs. The results of these evaluations and select MBOs for the other NEOs are summarized below:
Mr. Cox. The HRC Committee determined that Mr. Cox’s MBO performance was above target. In addition to assuming interim CFO responsibilities in August, Mr. Cox successfully drove tax strategy and incremental free cash flow. In addition, within his organization, Mr. Cox maintained high levels of employee engagement, improved in key diversity metrics and retention of key talent, and achieved the environmental metric.
Mr. Schultz. The HRC Committee determined that Mr. Schultz’s MBO performance was above target. Mr. Schultz continued to transform HPE’s information technology systems to improve stability, resilience, and performance. In addition, within his organization, Mr. Schultz maintained high levels of employee engagement and retention of key talent, improved in key diversity metrics, and achieved the environmental metric.
Mr. Mottram. The HRC Committee determined that Mr. Mottram’s MBO performance was above target. Mr. Mottram continued to lead the Intelligent Edge business to record financial performance through executing the core business and his strategic leadership to expand edge-to-cloud security capabilities and positioning in wireless connectivity. In addition, within his organization, Mr. Mottram drove increases in employee engagement, retention of key talent, and key diversity metrics, and achieved the environmental metric.
Mr. MacDonald. The HRC Committee determined that Mr. MacDonald’s MBO performance was above target. Mr. MacDonald successfully led the delivery of the largest product refresh in over five years. Mr. MacDonald delivered cloud-based management and ramped up servers sold with subscriptions to HPE GreenLake for Compute Ops management. In addition, within his organization, Mr. MacDonald drove increases in employee engagement, retention of key talent, and key diversity metrics and achieved the environmental metric.
Mr. Robbiati. Due to his resignation in August 2023, Mr. Robbiati was not eligible for an annual incentive award for fiscal 2023.
Based on the findings of these performance assessments, the HRC Committee determined the overall level of achievement and resulting MBO modifiers in the table below. HPE does not disclose detailed MBO goals for each NEO out of concern for competitive harm.

Fiscal 2023 PfR program performance against non-financial metrics (MBOs)
Named executive officer	MBO modifier (%)
Antonio F. Neri	105
Jeremy Cox	120
John F. Schultz	110
Phil Mottram	105
Neil B. MacDonald	110
Tarek Robbiati (1)	n/a
1. Due to his resignation in August 2023, Mr. Robbiati was not eligible for an annual incentive award for fiscal 2023.

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Executive compensation
Based on the fiscal 2023 financial performance and MBO achievement described above, the annual incentive payouts for the NEOs under the PfR program were as follows:

Annual base salary	x	Target annual incentive %	x	Corporate/BU performance %	X	MBO modifier (+/- 20% of financial funding)	=	Annual incentive payout ($)

Fiscal 2023 PfR program annual incentive payout
		Annual incentive target (% of salary)	% of target annual incentive funded
Named executive officer	Annual salary ($)		Financial metrics (1) (% of target)	MBO Modifier (% of Target)	Actual payout (1) (% of target)	Actual payout ($)
Antonio F. Neri	1,300,000	200	112	105	117	3,053,361
Jeremy Cox (2)	650,000	97.5	112	120	134	850,579
John F. Schultz	800,000	150	112	110	123	1,476,350
Phil Mottram	550,000	125	199	105	200	1,375,000
Neil B. MacDonald	550,000	125	83	110	91	624,999
Tarek Robbiati (3)	850,000	150	n/a	n/a	n/a	n/a
1. Financial metrics and Actual payout percentages are rounded.
2. Mr. Cox’s Fiscal 2023 incentive was based on a proration of his 80% target incentive percentage before August 2023 and his 150% target incentive percentage thereafter.
3. Due to his resignation in August 2023, Mr. Robbiati was not eligible for an annual incentive award for fiscal 2023.
Long-term incentives
Fiscal 2023 award mix
The HRC Committee maintained a fiscal 2023 long-term incentive (“LTI”) design for our NEOs that consisted of a value-based mix of two equity vehicles illustrated in the following chart:
•PARSUs support the objectives of linking realized value to the achievement of critical financial and operational objectives, and stockholder alignment. The earned award is based on two- and three-year results against predetermined corporate performance goals and relative long-term stockholder returns.

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Executive compensation
•RSUs support retention and are linked to stockholder value and ownership, which are also important goals of HPE’s executive compensation program. Annual RSUs vest ratably over three years from the date of grant.
Note: Consistent with long-term incentives granted to the Company’s other Senior Vice Presidents, Mr. Cox’s fiscal 2023 long-term incentives were granted in the form of 100% restricted stock units.
Fiscal 2023 annual LTI grant values
The HRC Committee, and in the case of Mr. Neri, the independent members of the Board, approved the value of fiscal 2023 annual LTI awards for the NEOs based on factors such as competitive market data, internal equity, individual performance, and the executives’ potential future contributions.

Fiscal 2023 annual LTI target award values ($)
Named executive officer	PARSUs (50%)	RSUs (50%)	Total LTI value (100%)
Antonio F. Neri	7,500,000	7,500,000	15,000,000
Jeremy Cox	—	1,000,000	1,000,000
John F. Schultz	3,250,000	3,250,000	6,500,000
Phil Mottram	2,250,000	2,250,000	4,500,000
Neil B. MacDonald	2,250,000	2,250,000	4,500,000
Tarek Robbiati (1)	3,500,000	3,500,000	7,000,000
1. Mr. Robbiati forfeited all unvested equity awards at the time of his resignation in August 2023.

These values represent the target dollar value of awards granted. The actual grant date fair value used for accounting and disclosure purposes may vary. For more information on NEO grants of PARSUs and RSUs during fiscal 2023, see the “Fiscal 2023 grants of plan-based awards” table.
Fiscal 2023 PARSUs
The PARSUs were structured to have two- and three-year performance periods that began at the start of fiscal 2023 and continue through the end of fiscal 2024 and 2025, respectively. Under this program, fifty percent of the PARSUs are eligible for vesting based on performance over two years with continued service, and fifty percent are eligible for vesting based on performance over three years with continued service. The two- and three-year performance measures are each based on HPE’s non-GAAP net income growth and a modifier dependent upon relative TSR performance against the S&P 500 constituents.
The PARSUs granted to our NEOs measure net income to drive accountability for all aspects of revenue, costs, expenses, depreciation on past capital expenditures, and taxes, which we believe are all key drivers of stockholder value. Internal non-GAAP net income goals were set after consideration of historical performance, internal budgets, and external expectations.
Additional details regarding the fiscal 2023 PARSU design are illustrated and further described below.

Two- and three-year performance periods

Target PARSUs granted	x	Corporate non-GAAP net income performance %	X	Relative TSR modifier (+/- 20% of financial funding)	=	Final PARSUs vested

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Executive compensation

Fiscal 2023 PARSUs
Segment	Vesting(1)	Non-GAAP net income growth vs. internal goals(2)(3)(4)		Relative TSR vs. S&P 500 +/- 20% modifier(4)		Overall payout
Segment one	50% after two-year performance period	Max Target Threshold < Threshold	200% 100% 50% 0%	≥ 90th percentile 50th percentile ≤ 25th percentile	1.2x 1.0x 0.8x	0 - 200% of target
Segment two	50% after three-year performance period	Max Target Threshold < Threshold	200% 100% 50% 0%	≥ 90th percentile 50th percentile ≤ 25th percentile	1.2x 1.0x 0.8x	0 - 200% of target
1.Performance measurement and vesting occur fifty percent each at the end of the two- and three-year periods, subject to continued service.
2.Non-GAAP net income goals are determined based on the most recent preceding fiscal-year results adjusted by the predetermined year-over-year net income growth rates approved by the HRC Committee at the beginning of the performance period. See the “GAAP to non-GAAP reconciliations” attached as Annex B for additional details regarding non-GAAP diluted net earnings per share.
3.Targets to be disclosed only following the end of the performance periods out of concern for competitive harm.
4.Interpolated for performance between threshold/target and target/maximum achievement levels for net income and relative TSR.
Vesting achievement under the fiscal 2022-2023 PARSU award cycle
The number of segment one fiscal 2022 PARSUs earned was based on our performance against two-year non-GAAP net income growth rates approved by the HRC Committee at the beginning of the performance period and a modifier dependent upon relative TSR performance against the S&P 500 constituents. The actual performance achievement as a percent of target for the completed two-year performance period as of October 31, 2023 is summarized in the table below:

		Non-GAAP net income growth (% of target earned)				Relative TSR vs. S&P 500(1) (modifier of achievement %)		Total payout (% of target vesting)
	Performance period	YoY target (%)	YoY result (%)	Achievement (%)	2-year average achievement (%)
Segment						Percentile	Modifier (%)
Segment one(2)	FY22 (3)	104	102	77.6	69.1	78th percentile	113.9	78.7
	FY23 (4)	110	106	60.7
1.Relative TSR as reported by Bloomberg and calculated using the average closing price of HPE and the S&P 500 companies’ common stock for the beginning and end of the performance period, assuming reinvestment of dividends.
2.Segment one of the fiscal 2022 PARSU performance period began on November 1, 2021 and ended on October 31, 2023.
3.The non-GAAP net income growth threshold and maximum for fiscal 2022 were 100% and 108% respectively.
4.The non-GAAP net income growth threshold and maximum for fiscal 2023 were 105% and 115% respectively.

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Executive compensation
Vesting achievement under the fiscal 2021-2023 PARSU award cycle
The number of segment two fiscal 2021 PARSUs earned was based on our performance against three-year non-GAAP net income growth rates approved by the HRC Committee at the beginning of the performance period and a modifier dependent upon relative TSR performance against the S&P 500 constituents. The actual performance achievement as a percent of target for the completed three-year performance period as of October 31, 2023 is summarized in the table below:

		Non-GAAP net income growth (% of target earned)				Relative TSR vs. S&P 500(1) (modifier of achievement %)		Total payout (% of target vesting)
	Performance period	YoY target (%)	YoY result (%)	Achievement (%)	3-year average achievement (%)
Segment						Percentile	Modifier (%)
Segment two(2)	FY21 (3)	110	130	200.0	120.6	88th percentile	118.8	143.2
	FY22 (4)	107	102	67.0
	FY23 (4)	107	106	94.8
1.Relative TSR as reported by Bloomberg and calculated using the average closing price of HPE and the S&P 500 companies’ common stock for the beginning and end of the performance period, assuming reinvestment of dividends.
2.Segment two of the fiscal 2021 PARSU performance period began on November 1, 2020 and ended on October 31, 2023.
3.The non-GAAP net income growth threshold and maximum for fiscal 2021 were 102% and 116%, respectively.
4.The non-GAAP net income growth threshold and maximum for fiscal 2022 and fiscal 2023 were 100% and 113%, respectively.
Benefits
Our NEOs receive health and welfare benefits (including retiree medical benefits if eligibility conditions are met) under the same programs and subject to the same eligibility requirements that apply to our U.S. employees generally. We do not provide our executives, including the NEOs, with special or supplemental U.S. defined benefit pension or health benefits.
The NEOs, along with other executives who earn base salary or annual incentives in excess of certain limits under the Internal Revenue Code of 1986, as amended (the “Code”), were eligible in fiscal 2023 to participate in the HPE Executive Deferred Compensation Plan (the “EDCP”). This plan is maintained to permit executives to defer a portion of their compensation and related taxation on such amounts. This is a standard benefit plan also offered by the majority of our peers, and is more fully described in the “Narrative to the fiscal 2023 nonqualified deferred compensation table” section. Amounts deferred or matched under the EDCP are credited with notional investment earnings based on investment options selected by the participant from among mutual and proprietary funds available to employees under the HPE 401(k) Plan. No amounts in the EDCP earn above-market returns.
Perquisites
Consistent with the practices of our peer group companies, we provide limited perquisites to our senior executives, including the NEOs, as discussed below.
We provide our NEOs with financial counseling services to assist them in obtaining professional financial advice, which is a common benefit among our peers. This helps increase the understanding and effectiveness of our executive compensation program, and also increases productivity by limiting distractions from Company responsibilities to attend to personal financial matters. The value of these services is taxable to our executives. There is no tax gross-up paid on the income attributable to this value.
We provide our NEOs with home office network equipment from our Intelligent Edge business to enable optimal productivity regardless of where work is performed. This aligns with business continuity, as well as our flexible hybrid work philosophy. In fiscal 2023, Mr. MacDonald also received additional home office upgrades for business continuity and resiliency purposes that included installation of a home generator. There was no tax gross-up paid on the income attributable to this value.
Our CEO may use Company aircraft for personal purposes in the CEO’s own discretion and, at times, is advised to use Company aircraft for personal travel for security reasons. The other NEOs may use Company aircraft for personal purposes under certain limited circumstances, if available and approved in advance by the CEO. The NEOs, including the CEO, are taxed on the value of this personal usage according to applicable tax rules. There is no tax gross-up paid on the income attributable to this value.
For details on perquisites received during fiscal 2023, see the “Fiscal 2023 summary compensation table” below on page 90.

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Executive compensation
Other compensation related matters
Use of comparative compensation data and compensation philosophy
The HRC Committee reviewed Section 16 officer compensation and compared it to that of executives in similar positions with HPE’s peers for purposes of benchmarking target pay levels. The HRC Committee’s annual review of our peer group resulted in the addition of one peer, Kyndryl Holdings, for fiscal 2023.
The HRC Committee reviewed and approved the following 19 company peer group, which informed decision making for fiscal 2023 target pay levels:

Fiscal 2023 peer companies
Accenture	HP Inc.	NetApp
ADP	IBM	Qualcomm
Cisco Systems, Inc.	Intel Corporation	Seagate Technology
Cognizant	Jabil	Western Digital
DXC Technology	Juniper Networks	Xerox
Flex Ltd.	Kyndryl Holdings
Honeywell	Micron Technology
For fiscal 2023, FW Cook used the following screening criteria to develop a pool of potential peers:
•Industry — companies operating in similar or comparable industry space.
•Size — companies that would position HPE in a range around the peer median on size characteristics mainly focused on revenue and market cap.
HPE is positioned within a reasonable range around peer median on several size characteristics (e.g., revenue, operating income, and market cap). At the time the fiscal 2023 peer group was approved, the Company was between the median and 75th percentile for revenue and between the 25th percentile and median for market capitalization.
In reviewing comparative pay data from these companies against pay for our Section 16 officers (including our NEOs), the HRC Committee evaluated data, using regression analysis where necessary to adjust for size differences between HPE and the expanded set of companies included in the analysis. Exclusions were made for particular data points of certain companies if they were anomalous and not representative of market practices. The HRC Committee continued to set target total direct compensation levels for fiscal 2023 that were generally within a competitive range of the market median, although in some cases it sets higher levels for attraction and retention purposes.
The HRC Committee reviews HPE’s peer group annually to assess the appropriateness for competitive benchmarking of executive pay and compensation design.
Executive stock ownership guidelines
HPE has stock ownership guidelines designed to align executives’ interests more closely with those of our stockholders, and to mitigate the potential for taking excessive risk that could affect the value of HPE stock. The CEO is expected to attain and hold an investment position in our stock equal to seven times base salary, and all other NEOs are expected to attain and hold an investment position equal to five times base salary within five years of assuming the designated position. Shares counted toward the guidelines include those held by the executive directly or through a broker, shares held in the executive’s account in the HPE 401(k) Plan, shares held as unvested restricted stock, and shares underlying time-vested RSUs. Shares underlying options (whether vested or unvested) and unvested PARSUs do not count towards satisfying the ownership requirement. All NEOs held the expected investment position in HPE’s stock as of the end of fiscal 2023 or were on target to reach the expected position within the five-year timeline.

HPE 2024 PROXY STATEMENT	87

Executive compensation
Anti-hedging/pledging policy
We have a policy prohibiting HPE’s executive officers and directors from engaging in any form of hedging transaction (derivatives, equity swaps, forwards, etc.) in HPE stock, including, among other things, short sales and transactions involving publicly-traded options. In addition, with limited exceptions, HPE’s executive officers are prohibited from holding HPE stock in margin accounts and from pledging HPE stock as collateral for loans. Our Insider Trading Policy, which is applicable to all levels of HPE employees and to our directors, also prohibits all hedging transactions in HPE equity securities, regardless of whether or not such securities were granted as HPE compensation. These policies further align executives’ interests with those of our stockholders.
Policy on recovery in event of financial restatement
HPE maintains a “clawback” policy that permits the Company to recover certain annual incentives (and long-term cash incentives, if any) from senior executives in the event that fraud or personal misconduct results in a significant restatement of financial results. The policy permits the recovery of incentives paid from those senior executives whose fraud or misconduct resulted in the restatement to the extent the amounts paid would have been lower absent the fraud or misconduct, as determined by the Board. In addition, HPE’s equity grant agreements and employee agreements regarding confidential information and proprietary developments provide that incentive and equity awards are subject to clawback, cancellation, or other appropriate treatment if the recipient engages in misconduct that is prohibited by applicable law or HPE policy, or if clawback is otherwise required by applicable law or HPE policy.
Additionally, HPE adopted a clawback policy for compliance with the NYSE listing standards and Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) effective October 2, 2023. This additional clawback policy applies to current or former Section 16 officers and only in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws; misconduct on the part of the executive is not required. Under this additional clawback policy, HPE is required to recoup incentive-based compensation (as that term is defined in Section 10D of the Exchange Act, which includes our PARSU awards and our annual incentive awards) erroneously received within the three fiscal years preceding the date restatement is determined to be required.
Fiscal 2024 compensation program
The HRC Committee approved a fiscal 2024 compensation structure that continues to align our executives’ and stockholders’ interests and reinforce our business strategy. The fiscal 2024 annual and long-term incentive programs will remain consistent with those from fiscal 2023.
In fiscal 2024, the HRC Committee will continue its ongoing evaluation of the overall compensation system so that it best supports the Company’s talent needs, rewards management for the successful execution of short- and long-term operating goals and business strategy, and aligns pay with stockholder interests and strong governance standards.
Accounting and tax effects
The HRC Committee’s principal consideration in authorizing compensation for our executives is whether we believe such compensation facilitates the achievement of our pay for performance philosophy. Accordingly, we believe it is important to retain the flexibility to compensate executives in a manner designed to meet our compensation objectives, even if such compensation is potentially not deductible for tax purposes.

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Executive compensation
HRC Committee report on executive compensation
The undersigned members of the HR and Compensation Committee of the Board of Directors of Hewlett Packard Enterprise Company have reviewed and discussed with management this Compensation discussion and analysis. Based on this review and discussion, we have recommended to the Board that the Compensation discussion and analysis be included in this proxy statement and in the Annual Report on Form 10-K of Hewlett Packard Enterprise Company filed for the fiscal year ended October 31, 2023.

HRC COMMITTEE
Pamela L. Carter, chair Patricia F. Russo Daniel Ammann

HPE 2024 PROXY STATEMENT	89

Executive compensation
Fiscal 2023 summary compensation table
The following table sets forth information concerning the compensation of our CEO, CFO, and three other most highly compensated executive officers who remained employed at the end of fiscal 2023 (as well as Mr. Robbiati, who served as CFO during fiscal 2023):

Name and principal position(1)	Year	Salary ($)(2)	Bonus ($)	Stock awards ($)(3)	Option awards ($)	Non-equity incentive plan compensation ($)(4)	Change in pension value and nonqualified deferred compensation earnings ($)(5)	All other compensation ($)(6)	Total ($)
Antonio F. Neri President and Chief Executive Officer	2023	1,300,000	—	15,577,803	—	3,053,361	—	135,385	20,066,549
	2022	1,275,000	—	13,386,710	—	2,352,980	—	351,675	17,366,365
	2021	1,225,000	—	13,118,823	—	4,005,970	16,091	686,531	19,052,415
Jeremy Cox Senior Vice President, Controller and Chief Tax Officer & Interim Chief Financial Officer	2023	650,000	—	999,994	—	850,579	—	34,750	2,535,323
John F. Schultz Executive Vice President, Chief Operating and Legal Officer	2023	800,000	—	6,750,387	—	1,476,350	—	94,429	9,121,166
	2022	800,000	—	6,052,518	—	971,605	—	112,491	7,936,614
	2021	775,000	—	4,539,107	—	1,821,592	—	236,853	7,372,552
Phil Mottram Executive Vice President, General Manager of Intelligent Edge	2023	550,000	—	4,673,358	—	1,375,000	—	28,847	6,627,205
Neil B. MacDonald Executive Vice President, General Manager of Compute	2023	550,000	—	4,673,358	—	624,999	—	166,016	6,014,373
	2022	550,000	—	3,089,231	—	1,012,761	—	33,443	4,685,435
Tarek Robbiati Former Executive Vice President, Chief Financial Officer	2023	765,755	—	7,269,653	—	—	—	13,330	8,048,738
	2022	850,000	—	6,178,494	—	1,227,641	—	8,500	8,264,635
	2021	850,000	—	12,204,482	—	2,501,688	—	9,531	15,565,701
1.Mr. Cox was appointed Interim CFO effective August 25, 2023 and was not a named executive officer in fiscal 2021 and 2022. Mr. Robbiati resigned from HPE effective August 25, 2023. Mr. Mottram was not a named executive officer in fiscal 2021 and 2022. Mr. MacDonald was not a named executive officer in fiscal 2021.
2.Amounts shown represent base salary earned during the fiscal year, as described in the “Fiscal 2023 base salary” section.
3.The grant date fair value of all stock awards has been calculated in accordance with applicable accounting standards. For information on the assumptions used to calculate the fair value of the awards, refer to Note 5, “Stock-Based Compensation” to our “Consolidated Financial Statements” in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended October 31, 2023, as filed with the SEC on December 22, 2023. In the case of RSUs, the value is determined by multiplying the number of units granted by the closing price of HPE’s stock on the grant date. For PARSUs awarded in fiscal 2023, amounts shown reflect the grant date fair value of the PARSUs for the two- and three-year performance periods beginning with fiscal 2023, based on the probable outcome of performance conditions related to these PARSUs on the grant date. The 2023 PARSUs include both market-related (relative TSR) and internal (non-GAAP net income) performance goals as described under “Determination of fiscal 2023 executive compensation—long-term Incentives.” Consistent with the applicable accounting standards, the grant date fair value of the relative TSR component has been determined using a Monte Carlo simulation model. The table below sets forth the grant date fair value for the PARSUs granted to our NEOs in fiscal 2023.
4.All amounts shown represent payouts under the PfR program. Such amounts were earned during the applicable fiscal year but paid after the end of that fiscal year.
5.Amounts shown represent the increase in actuarial present value of NEO pension benefits during the applicable fiscal year, as described in more detail under “Narrative to the fiscal 2023 pension benefits table” below. The amounts reported do not reflect additional accruals, but reflect the passage of one additional year from the prior present value calculation and changes in other actuarial assumptions. The assumptions used in calculating the changes in pension benefits are described in footnote 3 to the “Fiscal 2023 pension benefits table” below.
6.The amounts shown are detailed in the “Fiscal 2023 all other compensation table” below.

90	HPE 2024 PROXY STATEMENT

Executive compensation

Name	Probable outcome of performance conditions grant date fair value ($)*	Maximum outcome of performance conditions grant date fair value ($)*
Antonio F. Neri	8,077,806	16,155,611
Jeremy Cox	—	—
John F. Schultz	3,500,385	7,000,771
Phil Mottram	2,423,350	4,846,701
Neil B. MacDonald	2,423,350	4,846,701
Tarek Robbiati	3,769,649	7,539,297
* All amounts shown represent the grant date fair value of the PARSUs subject to the internal non-GAAP net income performance goals and relative TSR modifier (i) based on the probable or target outcome as of the date the goals were set and (ii) based on achieving the maximum level of performance (i.e., 200% of target) for the two- and three-year performance periods beginning in fiscal 2023. The grant date fair value of the PARSUs awarded on December 8, 2022 was $17.55 per unit, which was determined using a Monte Carlo simulation model. Grants are subject to the internal non-GAAP net income performance goals and a relative TSR modifier.

Fiscal 2023 all other compensation table
The following table provides additional information regarding amounts that appear in the All other compensation column in the Fiscal 2023 summary compensation table above:

Name	401(k) company match(1) ($)	NQDC company match(2) ($)	Mobility program(3) ($)	Personal aircraft usage(4) ($)	Miscellaneous(5) ($)	Total all other compensation ($)
Antonio F. Neri	9,900	—	—	125,485	—	135,385
Jeremy Cox	9,050	12,200	—	—	13,500	34,750
John F. Schultz	13,200	12,200	—	—	69,029	94,429
Phil Mottram	9,900	—	18,947	—	—	28,847
Neil B. MacDonald	11,606	9,816	260	—	144,334	166,016
Tarek Robbiati	9,750	—	—	—	3,580	13,330
1.Represents matching contributions made under the HPE 401(k) Plan based on each NEO’s fiscal 2023 contributions.
2.Represents matching contributions credited during fiscal 2023 under the HPE executive deferred compensation plan with respect to contributions made during fiscal 2022 and fiscal 2023.
3.Represents benefits provided under our standard company relocation program.
4.For purposes of reporting the value of such personal usage in this table, we use data provided by an outside firm to calculate the hourly cost of operating each type of aircraft. These costs include the cost of fuel, maintenance, landing and parking fees, crew, catering, and supplies. For trips by NEOs that involve mixed personal and business usage, we include the incremental cost of such personal usage (i.e., the excess of the actual cost of the trip over the cost of a hypothetical trip without the personal usage). Personal usage is imputed as income to the executives under the applicable tax rules and no tax gross-ups are provided for this imputed income.
5.Includes amounts paid either directly to the executives or on their behalf for the following items: Employer charitable donation match in the amount of $50,000 for Mr. Schultz, and $32,884 for Mr. MacDonald. Financial counseling in the amount of $18,000 each for Mr. Schultz and Mr. MacDonald, and $13,500 for Mr. Cox. Employer matching contributions for the HPE retirement medical savings account plan in the amount of $1,200 for Mr. MacDonald. Imputed income with respect to family travel expense of $1,029 for Mr. Schultz, $3,150 for Mr. MacDonald, and $3,580 for Mr. Robbiati. Also includes home office upgrades and installation of a backup home generator (and the requisite labor associated therewith) in the amount of $89,100 for Mr. MacDonald.
Narrative to the summary compensation table
The amounts reported in the summary compensation table, including base salary, annual incentive and LTI award amounts, and benefits and perquisites are described more fully under the “Detailed compensation discussion and analysis” section.
The amounts reported in the non-equity incentive plan compensation column include amounts earned in fiscal 2023 by each of the NEOs under the PfR program. The narrative description of the remaining information in the summary compensation table is provided in the narrative to the other compensation tables.

HPE 2024 PROXY STATEMENT	91

Executive compensation
Fiscal 2023 grants of plan-based awards
The following table provides information on awards granted under the PfR program for fiscal 2023, and awards of RSUs and PARSUs granted as part of the fiscal 2023 long-term incentive compensation, all of which are provided under the HPE 2021 Stock Incentive Plan:

		Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All other stock awards: number of shares of stock or units(3) (#)	Grant-date fair value of stock and option awards(4) ($)
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Antonio F. Neri
PfR		780,000	2,600,000	5,200,000
Annual RSU	12/8/2022							460,405	7,499,997
Annual PARSU	12/8/2022				184,162	460,405	920,810		8,077,806
Jeremy Cox(5)
PfR		190,125	633,750	1,267,500
Annual RSU	12/8/2022							61,387	999,994
John F. Schultz
PfR		360,000	1,200,000	2,400,000
Annual RSU	12/8/2022							199,509	3,250,002
Annual PARSU	12/8/2022				79,804	199,509	399,018		3,500,385
Phil Mottram
PfR		192,500	687,500	1,375,000
Annual RSU	12/8/2022							138,122	2,250,007
Annual PARSU	12/8/2022				55,249	138,122	276,244		2,423,350
Neil B. MacDonald
PfR		192,500	687,500	1,375,000
Annual RSU	12/8/2022							138,122	2,250,007
Annual PARSU	12/8/2022				55,249	138,122	276,244		2,423,350
Tarek Robbiati
PfR		382,500	1,275,000	2,550,000
Annual RSU	12/8/2022							214,856	3,500,004
Annual PARSU	12/8/2022				85,942	214,856	429,712		3,769,649
1.Amounts represent the range of possible cash payouts for fiscal 2023 awards under the PfR Program.
2.Fiscal 2023 PARSU amounts represent the range of shares that may vest at the end of the two- and three-year performance periods applicable to the award, assuming achievement of threshold, target, and maximum performance. Under this program, fifty percent of the PARSUs are eligible for vesting based on performance over two years with continued service, and fifty percent are eligible for vesting based on performance over three years with continued service. The two- and three-year performance measures are each based on HPE’s non-GAAP net income results and a modifier dependent upon relative TSR performance against the S&P 500 constituents. To the extent that our non-GAAP net income performance is below threshold for the performance period, no shares will vest for the applicable tranche. For additional details, see the discussion of PARSU awards under “Determination of fiscal 2023 executive compensation—Long-term incentives—Fiscal 2023 PARSUs.”
3.RSUs vest as to one third of the units on each of the first three anniversaries of the grant date, subject to continued service.
4.See footnote 2 to the “Fiscal 2023 summary compensation table” for a description of the method used to determine the grant date fair value of stock awards. This value may differ from the value represented in the “Fiscal 2023 summary compensation table” due to rounding.
5.Mr. Cox’s Fiscal 2023 annual incentive was based on a proration of his 80% target incentive percentage before August 2023 and his 150% target incentive percentage thereafter.

92	HPE 2024 PROXY STATEMENT

Executive compensation
Fiscal 2023 year-end outstanding equity awards
The following table provides information on stock and option awards held by the NEOs as of October 31, 2023:

						Stock awards
		Option awards						Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(5) (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(5) ($)
Name	Grant date	Number of securities underlying unexercised options exercisable(1) (#)	Equity incentive plan awards number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date(2)	Number of shares or units of stock that have not vested(3) (#)	Market value of shares or units of stock that have not vested(4) ($)
Antonio F. Neri	12/7/2016	365,945	—	14.67	12/7/2024	—	—	—	—
	12/10/2020	—	—	—	—	181,864	2,797,068	—	—
	12/9/2021	—	—	—	—	288,521	4,437,453	224,505	3,452,887
	12/8/2022	—	—	—	—	473,864	7,288,028	473,864	7,288,028
Jeremy Cox	12/10/2020	—	—	—	—	18,093	278,270	—	—
	12/16/2020	—	—	—	—	3,006	46,232	—	—
	12/9/2021	—	—	—	—	32,236	495,790	—	—
	4/20/2022	—	—	—	—	50,749	780,520	—	—
	12/8/2022	—	—	—	—	63,182	971,739	—	—
John F. Schultz	12/10/2020	—	—	—	—	62,665	963,788	—	—
	12/9/2021	—	—	—	—	110,969	1,706,703	86,349	1,328,048
	6/21/2022	—	—	—	—	21,880	336,514	17,035	261,998
	12/8/2022	—	—	—	—	205,342	3,158,160	205,342	3,158,160
Phil Mottram	12/10/2020	—	—	—	—	18,093	278,270	—	—
	5/28/2021	—	—	—	—	16,899	259,907	—	—
	12/9/2021	—	—	—	—	69,078	1,062,420	51,809	796,822
	12/8/2022	—	—	—	—	142,160	2,186,421	142,160	2,186,421
Neil B. MacDonald	12/7/2016	7,671	—	14.67	12/7/2024	—	—	—	—
	12/10/2020	—	—	—	—	22,615	347,819	—	—
	12/9/2021	—	—	—	—	69,078	1,062,420	51,809	796,822
	12/8/2022	—	—	—	—	142,160	2,186,421	142,160	2,186,421
Tarek Robbiati	—	—	—	—	—	—	—	—	—
1.Options awards in this column are fully vested.
2.Reflects the date in which the options may no longer be exercised as a result of expiration. All options have an eight-year term.
3.Stock awards in this column include RSUs and rounded underlying dividend equivalent units accrued through October 31, 2023. The RSUs vest as to one third of the units on each of the first three anniversaries of the grant date, subject to continued service.
4.Value calculated based on the $15.38 closing price of HPE stock on October 31, 2023.
5.The amounts in this column include the second segment of the target fiscal 2022 PARSUs, the first and second segment of the target fiscal 2023 PARSUs, and rounded underlying dividend equivalent units accrued through October 31, 2023. Final vested shares are subject to actual performance of HPE’s non-GAAP net income and relative TSR within two- and three-year performance periods, subject to continued service.

HPE 2024 PROXY STATEMENT	93

Executive compensation
Fiscal 2023 options exercises and stock vested
The following table provides information regarding options exercised and stock awards vested for the NEOs during fiscal 2023:

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise(1) ($)	Number of shares acquired on vesting(2) (#)	Value realized on vesting(3) ($)
Antonio F. Neri	434,884	3,761,953	1,053,212	16,555,015
Jeremy Cox	—	—	109,080	1,753,476
John F. Schultz	—	—	393,652	6,185,084
Phil Mottram	—	—	114,499	1,804,256
Neil B. MacDonald	15,200	82,434	157,828	2,480,120
Tarek Robbiati	—	—	302,429	4,836,061
1.Reflects the amounts realized based on the number of shares purchased multiplied by the difference between the market price and the exercise price of shares of HPE stock on the date of exercise.
2.Reflects RSUs, the first segment of the fiscal 2022 PARSUs, the second segment of the fiscal 2021 PARSUs, and accrued dividend equivalent shares.
3.Reflects the fair market value of HPE stock on the vesting date for PARSUs, RSUs, and accrued dividend equivalent shares. Fair market value is determined based on the closing price of HPE stock on the applicable vesting date.
Fiscal 2023 pension benefits table
The following table provides information about the present value of accumulated pension benefits payable to each NEO:

Name(1)	Plan name(2)	Number of years of credited service (#)	Present value of accumulated benefit(3) ($)	Payments during last fiscal year ($)
Antonio F. Neri	Nederland Plan	3.2	73,938	—
	IRG	27.5	92,913	—
Jeremy Cox	—	—	—	—
John F. Schultz	—	—	—	—
Phil Mottram	—	—	—	—
Neil B. MacDonald	—	—	—	—
Tarek Robbiati	—	—	—	—
1.Mr. Neri is the only NEO who is eligible to receive benefits under any HPE defined benefit pension plan.
2.The “Nederland Plan” refers to the Centraal Beheer Algemeen Pensioenfonds or CB APF. HPE exited the Stichting Pensioenfonds Hewlett Packard Nederland, a multiple employer pension under which HPE had participated; this exit was completed during the 2022 fiscal year. “IRG” refers to the International Retirement Guarantee.
3.Because the change in the pension table amounts from those in the prior fiscal year determine the increase in pension value, both the current assumptions as of October 31, 2023, and for the prior fiscal year as of October 31, 2022, have been included in the following description. Mr. Neri participated in an HP Inc. pension plan while employed in the Netherlands. As of October 31, 2023, the present value for this plan is based on a discount rate of 4.25% and mortality in accordance with the AG forecast table 2022. As of October 31, 2022, the assumptions included a discount rate of 3.69% and mortality in accordance with the AG forecast table 2020. The earliest unreduced retirement age in the Nederland Plan is age 67. Due to his transfer from the Netherlands to the U.S. at the request of the Company, Mr. Neri is also covered under the IRG. As of October 31, 2023, the present value of IRG benefits is based on a discount rate of 5.80%, lump sum interest rates of 5.58% for the first five years, 5.66% for the next 15 years and 5.56% thereafter, and applicable mortality. As of October 31, 2022, the assumptions included a discount rate of 5.32%, lump sum interest rates of 4.48% for the first five years, 5.26% for the next 15 years, and 5.07% thereafter, and applicable mortality. The earliest unreduced retirement age for the IRG based on Mr. Neri’s employment history is age 65. His pension value has decreased during the 2023 fiscal year by $3,689 due to increases in the discount rates which correspond to increases in bond yields globally. As required, this decrease is reported as a $0 increase in the summary compensation table.
Narrative to the fiscal 2023 pension benefits table
HPE does not sponsor any qualified U.S. defined benefit pension plans and only participates in one nonqualified U.S. defined benefit retirement plan for selected international transfers. As a result, no NEO currently accrues a benefit under any U.S. qualified defined benefit

94	HPE 2024 PROXY STATEMENT

Executive compensation
pension plan. Benefits previously accrued by an NEO under non-U.S. HPE pension plans are payable to them following termination of employment, subject to the terms of the applicable plan. Mr. Neri, who is a participant in the nonqualified U.S. plan for international transfers, has the potential to accrue an additional benefit under the International Retirement Guarantee (“IRG”), but only in the event that HPE requires him to change the country of his employment.
Terms of the Netherlands pension program
Mr. Neri earned a pension benefit under a Netherlands pension program based on his final pay and years of service while employed by HP Inc. in the Netherlands. That pension plan considers a pensionable base which is salary less an offset; the offset reflects the Dutch social security benefits which do not vary with pay levels. The annual accrual that was provided when Mr. Neri participated was 1.75% of his final pensionable base. There is also a 70% spousal benefit provided upon his death while receiving retirement payments. The benefit under the Dutch pension plan is subject to an annual conditional indexation (there was 11.23% indexation in fiscal 2023). In 2014, with Dutch law changes to extend unreduced retirement ages, all previously accrued benefits were converted to a pension commencing at age 67.
Terms of the International Retirement Guarantee
Employees who transferred internationally at HP Inc.’s request prior to 2000 were put into an international umbrella plan. This plan determines the country of guarantee which is generally the country in which an employee has spent the longest portion of his HP Inc. or HPE career. For Mr. Neri, the country of guarantee is currently the U.S. The IRG determines the present value of a full career benefit for Mr. Neri under the HP Inc. sponsored retirement benefit plans that applied to employees working in the U.S. prior to the separation of HPE from HP Inc., and to the HPE 401(k) Plan after the separation, and U.S. Social Security (since the U.S. is his country of guarantee) then offsets the present value of the retirement benefits from plans and social insurance systems in the countries in which he earned retirement benefits for his total period of HP Inc. and HPE employment. The net benefit value is payable as a single sum as soon as practicable after termination or retirement. This is a nonqualified retirement plan.
HPE does not sponsor any other supplemental defined benefit pension plans or special retiree medical benefit plans for executive officers.
Fiscal 2023 nonqualified deferred compensation table
The following table provides information about contributions, earnings, withdrawals, distributions, and balances under the EDCP:

Name	Executive contributions in last FY(1) ($)	Registrant contributions in last FY(1)(2) ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at FY end ($)
Antonio F. Neri	—	—	—	—	—
Jeremy Cox	738,867	12,200	216,989	1,911,139	3,603,776
John F. Schultz	4,100	12,200	138,313	182,129	2,248,794
Phil Mottram	—	—	—	—	—
Neil B. MacDonald	8,976	9,816	97,198	15,755	1,723,982
Tarek Robbiati	—	—	—	—	—
1.The amounts reported here as “executive contributions” and “registrant contributions” are reported as compensation to such NEOs in the “Fiscal 2023 summary compensation table” above as “salary” and “all other compensation”, respectively.
2.The contributions reported here as “registrant contributions” were made in fiscal 2023 with respect to participant base salary deferrals made during fiscal 2022 and 2023.
Narrative to the fiscal 2023 nonqualified deferred compensation table
The amounts reported in the nonqualified deferred compensation table were provided under the EDCP, a nonqualified deferred compensation plan that permits eligible U.S. employees to defer base salary in excess of the amount taken into account under the qualified HPE 401(k) Plan and bonus amounts of up to 95% of the annual incentive bonus payable under the PfR program. In addition, a matching contribution is available under the plan to eligible employees. The matching contribution applies to base salary deferrals on

HPE 2024 PROXY STATEMENT	95

Executive compensation
compensation above the Code limits that apply to the qualified HPE 401(k) Plan under the Code, up to a maximum of two times the Code’s compensation limit. In calendar year 2022, the NEOs were eligible for a matching contribution up to 4% on base salary contributions in excess of the Code limit up to a maximum of two times that limit (matching contributions were available on calendar year 2022 base salary from $305,000 to $610,000). In calendar year 2023, the NEOs were eligible for a matching contribution up to 4% on base salary contributions in excess of the Code limit up to a maximum of two times that limit (matching contributions were available on calendar year 2023 base salary from $330,000 to $660,000). In effect, the EDCP permits these executives and all eligible employees to receive a 401(k)-type matching contribution on a portion of base salary deferrals in excess of Code limits.
Upon becoming eligible for participation, employees must specify the amount of base salary and/or the percentage of annual incentives to be deferred, as well as the time and form of payment. If termination of employment occurs before retirement (defined under the EDCP as at least age 55 with 15 years of service), distribution is made in the form of a lump sum in January of the year following the year of termination, subject to any delay required under Code Section 409A. At retirement (or earlier, if properly elected), benefits are paid according to the distribution election made by the participant subject to any delay required under Code Section 409A. No withdrawals are permitted prior to the previously elected distribution date, other than hardship withdrawals as permitted by applicable law.
Amounts deferred or credited under the EDCP are credited with notional investment earnings based on participant investment elections made from among the investment options available under the HPE 401(k) Plan. Accounts maintained for participants under the EDCP are not held in trust, and all such accounts are subject to the claims of general creditors of HPE. No amounts are credited with above-market earnings.
Potential payments upon termination or change in control
The amounts in the following table generally estimate potential payments that would have been due if an NEO had terminated employment with HPE effective October 31, 2023, under each of the circumstances specified below. These amounts are in addition to benefits generally available to U.S. employees upon termination of employment, such as distributions from the HPE 401(k) Plan and payment of accrued vacation where required.

				Long-term incentive programs
Name	Termination scenario	Total(1) ($)	Severance(2) ($)	Stock options(3) ($)	RSUs(3) ($)	PARSUs(3) ($)

Antonio Neri	Voluntary/For Cause	—	—	—	—	—
	Disability	25,263,481	—	—	14,522,550	10,740,931
	Retirement	25,263,481	—	—	14,522,550	10,740,931
	Death	25,263,481	—	—	14,522,550	10,740,931
	Not for Cause	21,072,779	8,909,492	—	6,824,679	5,338,608
	Change in Control	34,172,973	8,909,492	—	14,522,550	10,740,931
Jeremy Cox	Voluntary/For Cause	—	—	—	—	N/A
	Disability	2,572,551	—	—	2,572,551	N/A
	Retirement	N/A	N/A	N/A	N/A	N/A
	Death	2,572,551	—	—	2,572,551	N/A
	Not for Cause	2,489,724	1,440,511	—	1,049,213	N/A
	Change in Control	4,013,062	1,440,511	—	2,572,551	N/A
John F. Schultz	Voluntary/For Cause	—	—	—	—	—
	Disability	10,913,386	—	—	6,165,165	4,748,221
	Retirement	10,913,386	—	—	6,165,165	4,748,221
	Death	10,913,386	—	—	6,165,165	4,748,221
	Not for Cause	8,518,187	3,357,351	—	2,784,900	2,375,936
	Change in Control	14,270,737	3,357,351	—	6,165,165	4,748,221

96	HPE 2024 PROXY STATEMENT

Executive compensation

				Long-term incentive programs
Name	Termination scenario	Total(1) ($)	Severance(2) ($)	Stock options(3) ($)	RSUs(3) ($)	PARSUs(3) ($)

Phil Mottram	Voluntary/For Cause	—	—	—	—	—
	Disability	6,770,260	—	—	3,787,017	2,983,243
	Retirement	N/A	N/A	N/A	N/A	N/A
	Death	6,770,260	—	—	3,787,017	2,983,243
	Not for Cause	5,224,734	2,242,491	—	1,540,019	1,442,224
	Change in Control	9,012,751	2,242,491	—	3,787,017	2,983,243
Neil B. MacDonald	Voluntary/For Cause	—	—	—	—	—
	Disability	6,579,902	—	—	3,596,659	2,983,243
	Retirement	6,579,902	—	—	3,596,659	2,983,243
	Death	6,579,902	—	—	3,596,659	2,983,243
	Not for Cause	4,993,917	2,077,867	—	1,473,826	1,442,224
	Change in Control	8,657,769	2,077,867	—	3,596,659	2,983,243
Tarek Robbiati (4)	Voluntary Exit	—	—	—	—	—
1.The total excludes amounts earned, or benefits accumulated, due to continued service by each NEO through October 31, 2023, including vested stock options, RSUs, PARSUs, accrued retirement benefits, and vested balances in the EDCP, as those amounts are detailed in the preceding tables. The total also excludes amounts each NEO was eligible to receive under the annual PfR program with respect to fiscal 2023 performance. For Mr. Neri, the total excludes amounts payable from the Netherlands pension and IRG programs in which he participates, as those are fully described in the “Fiscal 2023 pension benefits table” above.
2.For Mr. Neri, the amounts reported represent the cash benefits payable under the SPEO (as defined below) at the rate applicable to the CEO (i.e., using 2.0x multiple of base salary plus the three-year average of annual incentive payments). For the other NEOs, the amounts reported are the cash benefits payable in the event of a qualifying termination under the SPEO (i.e., base salary plus the three-year average of annual incentive payments with a 1.5x multiplier for Executive Vice Presidents and Presidents, or a 1.0x multiplier for Senior Vice Presidents). For each NEO, the amounts also include 18 times the difference between the monthly COBRA premium to continue the NEO’s group medical coverage and the monthly standard premium charged to active employees for that same coverage.
3.Value calculated based on the $15.38 closing price of HPE stock on October 31, 2023.
4.Mr. Robbiati voluntarily resigned effective August 25, 2023 and did not receive any severance benefits upon his exit.
Narrative to the potential payments upon termination or change in control table
This narrative reflects plans and provisions in effect as of October 31, 2023. In fiscal 2023, Section 16 officers (including all of the NEOs) were covered by our Severance Plan for Executive Officers (the “SPEO”), which is intended to protect HPE and its stockholders, and provide a level of transition assistance in the event of an involuntary termination of employment. Under the SPEO, participants who incur an involuntary termination, not for cause, and who execute a full release of claims following such termination, which release has not been revoked or attempted to be revoked, are eligible to receive severance benefits in an amount determined as a multiple of the sum of base salary and the average of the actual annual incentives paid for the preceding three years. In the case of the CEO, the multiplier is 2.0, and in the case of Executive Vice Presidents and Presidents, the multiplier is 1.5. The multiplier for Senior Vice Presidents who are executive officers is 1.0. In all cases, the SPEO cash benefit will not exceed 2.99 times the sum of the executive’s base salary plus target annual incentive as in effect immediately prior to the termination of employment.
In addition to the cash benefit, the participants in the SPEO were eligible to receive (1) a pro rata annual incentive award for the year of termination based on actual performance results, (2) pro rata vesting of unvested equity awards if any applicable performance conditions have been satisfied, and (3) a lump-sum health-benefit stipend in an amount equal to 18 months’ COBRA premiums for continued group medical coverage for the executive and his or her eligible dependents, to the extent those premiums exceed 18 times the monthly premiums for active employees in the same plan with the same level of coverage as of the date of termination.
Under the SPEO, participants who incur an involuntary termination that is not for cause and does not occur within 24 months after a change in control will receive the calculated severance benefit in four equal installments over a period of 18 months. Participants who incur an involuntary termination not for cause that is within 24 months after a change in control will receive the SPEO’s cash severance benefit in a single lump sum within 75 days of termination.

HPE 2024 PROXY STATEMENT	97

Executive compensation
Voluntary or for “cause” termination
In general, an NEO who remained employed through October 31, 2023, but voluntarily terminated employment immediately thereafter, or was terminated immediately thereafter in a for “cause” termination, would be eligible to (1) receive his or her annual incentive amount earned for fiscal 2023 under the PfR program (subject to any discretionary downward adjustment or elimination by the HRC Committee prior to actual payment, and to any applicable clawback policy), (2) exercise his or her vested stock options up to three months following termination or by the original expiration date, if earlier, (3) receive a distribution of vested amounts deferred or credited under the EDCP, and (4) receive a distribution of his or her vested benefits, if any, under the HPE 401(k) Plan (and Mr. Neri would also be entitled to his pensions that are payable under the IRG and the pension programs available in the Netherlands). An NEO who terminated employment before October 31, 2023, either voluntarily or in a for “cause” termination, would generally not have been eligible to receive any amount under the PfR program with respect to the fiscal year in which the termination occurred, except that the HRC Committee has the discretion to make payment of prorated bonus amounts to individuals on leave of absence or in non-pay status, as well as in connection with certain voluntary severance incentives, workforce reductions, and similar programs.
Not for “cause” termination
A not for “cause” termination of an NEO who remained employed through October 31, 2023 and was terminated immediately thereafter would qualify the NEO for the amounts described above under a “voluntary” termination in addition to benefits under the SPEO if the NEO signs the required release of claims in favor of HPE and does not revoke that release. In addition to the cash severance benefits and pro rata equity awards payable under the SPEO, the NEO would be eligible to exercise vested stock options up to one year after termination or by the original expiration date, if earlier.
Termination following a change in control
The SPEO provides for full accelerated vesting of outstanding stock options and RSUs upon involuntary termination not for cause or voluntary termination for good reason (as defined in the SPEO) within 24 months after a change in control in which HPE is the survivor or the survivor assumes or replaces the equity awards (“double trigger”), with PARSUs vesting based on target performance. In situations where HPE is not the survivor and equity awards are not assumed by the surviving corporation, vesting will be automatically accelerated upon the change in control, with PARSUs vesting based upon the greater of the number of PARSUs that would vest based on actual performance and the number of PARSUs that would vest pro rata based upon target performance.
In addition to this enhanced equity award treatment, the NEO would be eligible for the amounts described above under a “voluntary” termination plus the cash and COBRA severance benefits described above under a standard “not for cause” termination.
Death or disability terminations
An NEO who continued employment through October 31, 2023, and whose employment was terminated immediately thereafter due to death or disability would be eligible to receive (1) his or her full annual incentive amount earned for fiscal 2023 determined by HPE in its sole discretion, (2) a distribution of vested amounts deferred or credited under the EDCP, and (3) a distribution of his or her vested benefits under the HPE 401(k) Plan.
Upon termination due to death or disability, stock options and RSUs held by the NEO would vest in full without regard to the satisfaction of applicable performance conditions. PARSUs held by the NEO will vest in full at the target amount. If the termination was due to disability, stock options must be exercised within three years of termination or by the original expiration date, if earlier. If the termination was due to death, stock options must be exercised within one year of termination or by the original expiration date, if earlier.
HPE retirement arrangements
Upon retirement on or after age 55, with age plus years of service totaling at least 70 at the time of termination, HPE employees in the United States are entitled to the benefits described below. Mr. Neri, Mr. Schultz and Mr. MacDonald have reached these eligibility thresholds as of October 31, 2023. For equity awards granted after November 1, 2016, if retirement occurs three months or more after the grant date, employees receive full vesting of time-vested options and time-vested RSUs. These awards will continue vesting on the original vesting schedule, and those options would remain exercisable up to three years after retirement, or the original expiration date, if earlier. To the extent retirement occurs within three months after the grant date, such awards will be immediately forfeited. PARSUs granted on or after December 7, 2017, if any, are paid on a full-vesting basis to retired participants at the end of the performance period, subject to final

98	HPE 2024 PROXY STATEMENT

Executive compensation
performance. Bonuses, if any, under the annual incentive program may be paid in prorated amounts at the discretion of the HRC Committee based on actual results. If required in accordance with Code Section 409A, certain amounts payable upon retirement (or other termination of employment) of the NEOs and other key employees will not be paid out for at least six months following termination of employment.
The HPE-sponsored U.S. retiree medical program provides eligible retirees with access to coverage at group rates only, with no direct subsidy provided by HPE. All NEOs could be eligible for this program if they retire from HPE on or after age 55 with at least ten years of qualifying service or a combination of age plus years of service totaling at least 80. In addition, beginning at age 45, eligible U.S. employees may participate in the HPE Retirement Medical Savings Account Plan (the “RMSA”), under which participants are eligible to receive HPE matching credits of up to $1,200 per year, beginning at age 45, and provided that the employee’s most recent hire date with HP Inc., was prior to August 1, 2008, up to a lifetime maximum of $12,000, which can be used to cover the cost of such retiree medical coverage (or other qualifying medical expenses) if the employee retires from HPE on or after age 55 with at least ten years of qualifying service or a combination of age plus years of service totaling at least 80. Mr. Neri and Mr. MacDonald are the only NEOs currently eligible for the HPE matching credits under the RMSA. Mr. Neri is not contributing to an RMSA and is therefore not receiving matching credits, while Mr. MacDonald’s matching credits are reflected on the “Fiscal 2023 all other compensation table”.
Chief Executive Officer (“CEO”) pay ratio
For fiscal 2023, the median annual total compensation of all employees of HPE (other than our CEO) was $66,816. The annual total compensation of our CEO was $20,066,549. Based on this information, the ratio of the annual total compensation of our CEO to the median annual total compensation of all employees was approximately 300 to 1.
We identified the “median employee” by using the following methodology and material assumptions, adjustments, and estimates (consistent with all applicable SEC rules):
•we selected August 31, 2023 as the date upon which we would identify the “median employee;”
•as of this date, our employee population consisted of approximately 63,773 individuals, excluding employees on leaves of absence who are not expected to return to work;
•for purposes of determining our median employee, we excluded employees in certain countries that, in total, resulted in the exclusion of approximately 1,475 employees. This exclusion represents less than 5% of HPE’s total number of employees as permitted under SEC rules;
•we used fiscal year-to-date “gross cash earnings” paid through August 31, 2023 as our consistently applied compensation measure. In this context, gross cash earnings includes any salary (including overtime), bonus, and/or commissions. Salaries were annualized for all permanent employees who were hired after the fiscal year began; all foreign currencies were converted to U.S. dollars based on an exchange rate for the relevant period; and
•once we identified the median employee, we calculated the elements of the median employee’s fiscal 2023 total annual compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
A summary of employees before and after the de minimis exemption is included below:
HPE’s employee population included 15,919 U.S. based employees and 47,854 employees outside of the U.S. After excluding 1,475 employees (representing less than 5% of HPE’s total number of employees), as permitted under SEC rules, we identified our median employee from a group of approximately 62,298 employees globally.

HPE 2024 PROXY STATEMENT	99

Executive compensation

Excluded employees by country
Country	# of employees	Country	# of employees
Denmark	142	Chile	94
Argentina	136	Norway	85
Portugal	131	New Zealand	80
Greece	130	Vietnam	70
Egypt	110	Kazakhstan	35
Hungary	108	Qatar	28
Finland	103	Luxembourg	14
Philippines	103	Russia	10
Peru	96
		Total employees excluded	1,475
This information is being provided for the purposes of compliance with the pay ratio disclosure requirement. Neither the HRC Committee nor HPE management used the pay ratio measure in making compensation recommendations or decisions. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.
Pay versus performance
Pursuant to Item 402(v) of Regulation S-K, we are providing the following information about the relationship between “compensation actually paid (“CAP”) for the Company’s CEO (also referred to in this section as the “Principal Executive Officer” or “PEO”) and non-PEO NEOs and certain aspects of the financial performance of the Company. The CAP values disclosed do not reflect the actual amount of compensation paid to our NEOs during the applicable year. The Compensation Committee does not utilize CAP as a basis for making compensation decisions. For information regarding compensation decisions made by our Compensation Committee, refer to the “Compensation Discussion and Analysis” section beginning on page 70.

	Summary Compensation Table total for Principal Executive Officer (“PEO”) ($) (1)	Compensation actually paid to PEO ($) (1) (2)	Average Summary Compensation Table total for Non-PEO NEOs ($) (1)	Average compensation actually paid to Non-PEO NEOs ($) (1) (2)	Value of initial fixed $100 investment based on:		Net income (millions) ($) (5)	Non-GAAP net earnings (millions) ($)(6)
Year					HPE Total shareholder return ($) (3)	Peer group total shareholder return ($) (4)
2023	20,066,549	27,183,439	6,469,361	4,718,843	196	153	2,025	2,832
2022	17,366,365	12,260,283	6,430,178	4,807,054	176	117	868	2,664
2021	19,052,415	31,328,118	7,668,183	11,531,681	175	147	3,427	2,602
1.Mr. Neri served as our CEO in fiscal years 2023, 2022, and 2021. Non-PEO NEOs in fiscal year 2023 include Messrs. Cox, Schultz, Mottram, MacDonald, and Robbiati. Non-PEO NEOs in fiscal year 2022 included Messrs. Robbiati, Schultz, Alan May, and MacDonald. Non-PEO NEOs in fiscal year 2021 included Messrs. Robbiati, Schultz, Alan May, Tom Black, and Keerti Melkote.
2.The amounts shown as Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized or received by the Company’s NEOs. These amounts reflect total compensation as set forth in the Summary Compensation Table for each year, adjusted as described in the table below. Deductions from, and additions to, total compensation in the Summary Compensation Table by year to calculate Compensation Actually Paid consist of:

100	HPE 2024 PROXY STATEMENT

Executive compensation

	2023		2022		2021
	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)
Total compensation from Summary Compensation Table	20,066,549	6,469,361	17,366,365	6,430,178	19,052,415	7,668,183
Less: Change in actuarial present value reported in the "change in pension value and nonqualified deferred compensation earnings" column of the SCT	—	—	—	—	(16,091)	—
Plus: Service cost for pension plans	—	—	—	—	—	—
Less: Amount reported in the "Stock awards" column of the SCT	(15,577,803)	(4,873,350)	(13,386,710)	(4,666,732)	(13,118,823)	(5,096,141)
Plus: Year end fair value of equity awards granted in the year	16,871,925	3,675,699	9,272,474	3,316,605	19,334,854	6,435,366
Year over year change in fair value of outstanding and unvested equity awards	1,448,323	271,467	(1,077,275)	(314,568)	3,119,548	1,095,667
Fair value as of vesting date of equity awards granted and vested in the year	—	—	—	—	—	456,387
Change in fair value of equity awards granted in prior years that vested in the year	3,137,192	542,955	(759,020)	(249,551)	1,586,632	515,924
Fair value at the end of the prior year of equity awards that failed to meet vesting conditions in the year	—	(1,518,675)	—	—	—	—
Value of dividends or other earnings paid on stock or option awards not otherwise reflected in fair value or total compensation	1,237,254	151,385	844,449	291,123	1,369,583	456,296
CAP total	27,183,439	4,718,843	12,260,283	4,807,054	31,328,118	11,531,681
3.Represents the cumulative TSR of the Company of an initial investment of $100 for the measurement period beginning October 31, 2020, and ending October 31, 2023, 2022, and 2021, respectively, calculated in accordance with Item 201(e) of Regulation S-K as required under Item 402(v) of Regulation S-K.
4.The Peer Group TSR is based on the S&P Information Technology Index and the value of an initial fixed investment of $100 on October 31, 2020, assuming the reinvestment of any dividends.
5.Reflects net income as shown in the Company’s Annual Report on Form 10-K for the fiscal years ended October 31, 2023, 2022, and 2021, respectively.
6.Non-GAAP net earnings, as calculated and described in the Company’s Annual Report on Form 10-K for the year ended October 31, 2023, was selected as the company-selected measure for fiscal year 2023, as it was deemed to be the most important financial performance measure used to link Company performance to CAP to our PEO and average CAP to our other NEOs for fiscal 2023. Please note non-GAAP net earnings may not have been the most important financial performance measure for fiscal years 2022 and 2021, and we may determine a different financial measure to be the company-selected measure in future years.
Relationship between CAP, TSR, and peer group TSR
The following chart sets forth the relationship between CAP to our PEO, the average CAP to our other NEOs, the Company’s cumulative TSR, and the cumulative TSR of the S&P Information Technology Index, each over the three most recently completed fiscal years.

HPE 2024 PROXY STATEMENT	101

Executive compensation
Relationship between CAP, net income, and non-GAAP net earnings
The following chart sets forth the relationship between CAP to our PEO, the average CAP to our other NEOs, the Company’s net income, and the Company’s non-GAAP net earnings, each over the three most recently completed fiscal years.

102	HPE 2024 PROXY STATEMENT

Executive compensation
Tabular list of most important performance measures
The following table presents the financial performance measures that the Company considers to have been most important in linking CAP to our PEO and other NEOs for fiscal 2023 to Company performance. The measures in this table are not ranked.

(in alphabetical order)
Net revenue
Non-GAAP net earnings
Non-GAAP operating profit
Relative TSR
Pursuant to Instruction 3 of Item 402(v) of Regulation S-K, the disclosures provided in this section in response to Item 402(v) of Regulation S-K shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.

HPE 2024 PROXY STATEMENT	103

Equity compensation plan information
The following table summarizes our equity compensation plan information as of October 31, 2023:

Plan category	Common shares to be issued upon exercise of outstanding options, warrants and rights(1) (#)(a)	Weighted-average exercise price of outstanding options, warrants and rights(2) ($)(b)	Common shares available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)(c)
Equity compensation plans approved by HPE stockholders	59,345,855(3)	7.46	91,661,553(4)
Equity compensation plans not approved by HPE stockholders	—	—	—
Total	59,345,855	7.46	91,661,553
1.    This column reflects awards of options and restricted stock units assumed in acquisitions as of October 31, 2023. As of October 31, 2023, individual awards of options and restricted stock units to purchase a total of 1,929,466 shares were outstanding pursuant to awards assumed in connection with acquisitions and granted under such plans at a weighted-average exercise price of $3.22.
2.    This column does not reflect the purchase price of shares to be purchased pursuant to the Hewlett Packard Enterprise Company 2015 Employee Stock Purchase Plan (the “ESPP”). In addition, the weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding awards of restricted stock units and PARSUs, which have no exercise price.
3.    Includes awards of options and restricted stock units outstanding under the HPE Stock Incentive Plans. Also includes awards of PARSUs representing 3,286,474 target shares that may be issued under the HPE Stock Incentive Plans. Each PARSUs award reflects a target number of shares that may be issued to the award recipient. Hewlett Packard Enterprise determines the actual number of shares the recipient receives at the end of each performance period based on results achieved versus Company performance goals and stockholder return relative to the market. The actual number of shares that a grant recipient receives at the end of the period may range from 0% to 200% for PARSUs.
4.    Includes 35,911,747 shares available for future issuance under the HPE 2021 Stock Incentive Plan and 55,749,806 shares available for future issuance under the ESPP.

104	HPE 2024 PROXY STATEMENT

Audit-related matters
Audit Committee overview
Audit Committee composition
Our Audit Committee is composed of three directors: Pamela L. Carter, Frank A. D’Amelio, and Jean M. Hobby (chair). All members of the Audit Committee are independent and financially literate, and two, including the chair, are audit committee financial experts.

Pamela L. Carter	Frank A. D’Amelio	Jean M. Hobby (chair)
The members of our Audit Committee bring decades of experience overseeing financial statements and public company audits, having held senior leadership roles across the telecommunications, technology, pharmaceutical, and heavy equipment industries.
Audit Committee oversight
Purpose: The Audit Committee represents and assists the Board of Directors in fulfilling its responsibilities for generally overseeing:
•the financial reporting process and the audit of financial statements;
•the independent registered public accounting firm’s qualifications and independence;
•the performance of internal audit functions and the independent registered public accounting firm;
•risk assessment and management; and
•compliance with legal and regulatory requirements.
In addition to overseeing key risks in the areas of ethics and compliance, cybersecurity, and ESG, as discussed below, the Audit Committee is also responsible for overseeing risks in other areas of our business and operation, such as talent and supply chain risks.
Authority: The Audit Committee, in its discretion, may request a review of any issue it deems necessary to ensure the integrity of HPE’s financial statements, adherence to regulatory requirements, or adherence with HPE’s ERM program. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from HPE for such advice and assistance.
Ethics and compliance: The Audit Committee has oversight of HPE’s compliance with legal and regulatory requirements and meets at least quarterly with the Chief Ethics and Compliance Officer to review compliance matters. The Audit Committee has established procedures for the receipt, retention, and treatment of complaints about accounting, internal accounting controls, or audit matters, as well as any other allegations of ethical misconduct, and a means for confidential, anonymous submissions of concerns by employees or third parties regarding such matters. We encourage employees and third parties to report concerns about our accounting controls, auditing matters or any other ethical wrongdoing. To report such a concern, please visit https://sbc.hpe.com/en/report-an-incident, where you will find various tools to report an issue.
Cybersecurity: With the global threat of cyberattacks, the Audit Committee continues to place great importance on cybersecurity risk assessment, management, strategy, and governance. The Audit Committee is responsible for reviewing the adequacy and effectiveness of HPE’s information and cybersecurity policies, as well as the internal controls regarding information and cybersecurity. In particular, the Board and Audit Committee each receive regular updates from senior management and internal cybersecurity experts on cybersecurity risk reviews of HPE’s key business segments and products, procedures to assess and address those and enterprise-wide cybersecurity risks, and the effectiveness of cybersecurity technologies and solutions deployed internally.

HPE 2024 PROXY STATEMENT	105

Audit-related matters
ESG: The Audit Committee is responsible for overseeing material ESG-related risks within our broader enterprise risk management framework. The Audit Committee also reviews the accuracy and adequacy of HPE’s ESG-related controls and procedures, and contributes to overseeing our ESG-related disclosures.
Business resilience and crisis management: The Audit Committee regularly reviews the Company’s crisis management framework, policies, and processes, as part of the broader crisis management strategy that is vigorously maintained and implemented by the central corporate crisis management team. Ongoing geopolitical dynamics and global supply chain challenges have enhanced the Audit Committee’s focus on its crisis management oversight responsibilities.
Charter: A more detailed list of the Audit Committee’s duties and responsibilities can be found in the Audit Committee Charter, which is reviewed annually by the Nominating, Governance and Social Responsibility Committee and available at: https://investors.hpe.com/governance#committee-charters.
Selection and oversight of independent auditor
The Audit Committee appoints, compensates, oversees, and manages HPE’s relationship with its independent registered public accounting firm, which reports directly to the Audit Committee. EY has served as HPE’s independent registered public accounting firm since our inception in November 2015. In selecting HPE’s independent registered public accounting firm, the Audit Committee conducts an assessment of the firm’s qualifications and performance; the quality and candor of their communications with the Audit Committee and the Company; independence; objectivity and professionalism; benefits of audit firm or lead partner rotations; and the comprehensiveness of evaluations of internal controls. Each year, the Audit Committee considers the relative costs, benefits, challenges, and other potential impacts of selecting a different independent public accounting firm.
In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to our Company. For lead audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for consideration and selection of HPE’s lead audit partner pursuant to this rotation policy involves a comprehensive interview process in which management and the chair of the Audit Committee participate.
In reviewing and approving audit and non-audit service fees, the Audit Committee considers a number of factors, including the scope and quality of work, as well as an assessment of the impact on auditor independence of non-audit fees and services. In addition, the Audit Committee leverages a competitive negotiation process conducted with the assistance of management, which considers audit fee market trends and audit complexity drivers. This process has helped to achieve cost reductions for audit and audit-related services. During the course of the fiscal year, the Audit Committee is given regular updates regarding audit related and non-audit related fees.
Committee meetings
The Audit Committee fulfills its duties through a series of regularly scheduled meetings, including dedicated meetings to review quarterly earnings releases and financial filings with the SEC, and regular communications with management on material risk oversight matters. At least four Audit Committee meetings are held each year. During fiscal 2023, the Audit Committee met a total of 12 times. The Audit Committee reviews and discusses a number of different topics and items of business in meetings including, but not limited to, risk and crisis management overviews, business segment risk reviews, cybersecurity risk reviews, function-specific risk reviews, internal audit matters, Sarbanes-Oxley 404 plan matters, ethics and compliance updates, litigation updates, earnings releases, SEC filings, and auditor updates. Management, internal audit, and EY are invited to attend meetings and present on these topics as well as internal and external audit plans and budget forecasts.
The Audit Committee regularly meets in separate executive sessions at which only Audit Committee members are present and in separate private sessions with each of management, internal auditors, and the independent registered public accounting firm. During fiscal 2023, the Audit Committee held nine executive sessions, six private sessions with management, six private sessions with the head of internal audit, and seven private sessions with EY.

106	HPE 2024 PROXY STATEMENT

Audit-related matters
Report of the Audit Committee of the Board of Directors
Our management is primarily responsible for HPE’s internal control and financial reporting process. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of HPE’s consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of HPE’s internal control over financial reporting. The Audit Committee monitors HPE’s financial reporting process and reports to the Board on its findings.
In this context, the Audit Committee hereby reports as follows:
1.The Audit Committee has reviewed and discussed the audited financial statements with HPE’s management.
2.The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission.
3.The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.
4.Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in HPE’s Annual Report on Form 10-K for the fiscal year ended October 31, 2023, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Pamela L. Carter Frank A. D’Amelio Jean M. Hobby, chair

HPE 2024 PROXY STATEMENT	107

Other matters

We know of no other matters to be submitted to the stockholders at the annual meeting. If any other matters properly come before the stockholders at the annual meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

108	HPE 2024 PROXY STATEMENT

Questions and answers
Proxy materials
1.Why am I receiving these proxy materials?
We have made these proxy materials available to you via the Internet or delivered paper copies to you by mail, in connection with our annual meeting of stockholders, which will take place online on Wednesday, April 10, 2024. As a stockholder as of the close of business on February 12, 2024, you are invited to participate in the annual meeting via live webcast and vote on the business items described in this proxy statement. For information regarding how you can vote your shares at the annual meeting or by proxy (without attending the annual meeting), see Questions 17 and 18 below.
2.What is included in the proxy materials?
These proxy materials include:
•this proxy statement; and
•our 2023 Annual Report on Form 10-K for the fiscal year ended October 31, 2023.
If you received a paper copy of these materials by mail, it will also include a proxy card and voting instructions for the annual meeting.
3.What information is contained in this proxy statement?
The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the Board and Board committees, our corporate governance policies and practices, the compensation of our directors and certain executive officers for fiscal 2023 when they served in current or prior roles at Hewlett Packard Enterprise, audit-related matters, and other required information. Additionally, this proxy statement includes information that we are required to provide to you under U.S. SEC rules.
4.Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the full set of proxy materials?
This year, we are again pleased to be furnishing proxy materials over the Internet, in accordance with SEC rules allowing companies to do so. As a result, we are mailing to many of our stockholders a Notice of Internet Availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet.
5.Why didn’t I receive a notice in the mail about the Internet availability of the proxy materials?
For stockholders who have previously requested to receive paper copies of the proxy materials and some of our stockholders who are living outside of the United States, we are providing paper copies of the proxy materials instead of a Notice of Internet Availability of the proxy materials.
6.How can I access the proxy materials over the Internet?
Our proxy materials are available at annualmeeting.hpe.com and will be available during the voting period at annualmeeting.hpe.com for both beneficial owners and registered stockholders.
In addition, we are providing proxy materials or Notice of Internet Availability of the proxy materials by e-mail to those stockholders who have previously elected delivery of the proxy materials or notice electronically. Those stockholders should receive an e-mail containing a link to the website where those materials are available and a link to the proxy voting website.

HPE 2024 PROXY STATEMENT	109

Questions and answers
7.How can I obtain the proxy materials by e-mail?
Your Notice of Internet Availability of the proxy materials and proxy card will contain instructions on how you may request access to proxy materials by e-mail on an ongoing basis. Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.
8.How may I obtain a paper copy of the proxy materials?
If you are a registered stockholder as of the close of business on February 12, 2024 and wish to receive a paper copy of the proxy materials or Notice of Internet Availability of the proxy materials, please request the copy by contacting Broadridge Financial Solutions, Inc. (“Broadridge”) at:
By Internet: annualmeeting.hpe.com (registered stockholders)
By telephone: 1-800-579-1639
By e-mail: sendmaterial@proxyvote.com
By mail: Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717
If you request a separate set of the proxy materials or Notice of Internet Availability of the proxy materials by e-mail, please be sure to include your 16-digit control number included on your Notice of Internet Availability of the proxy materials in the subject line. A separate set of proxy materials or Notice of Internet Availability of the proxy materials will be sent promptly following receipt of your request.
If you are a beneficial owner as of the close of business on February 12, 2024 and wish to receive a paper copy of the proxy materials or Notice of Internet Availability of the proxy materials, please request the copy by contacting your individual broker.
Stockholders as of the close of business on February 12, 2024 also may access the proxy materials by visiting https://investors.hpe.com/financial.
9.I share an address with another stockholder, and we received only one paper copy of the proxy materials or Notice of Internet Availability of the proxy materials. How may I obtain an additional copy in the future?
If you are a registered stockholder and wish to receive a separate set of proxy materials or Notice of Internet Availability of the proxy materials in the future, please contact our transfer agent. See Question 24 below for more information.
If you are the beneficial owner of shares held through a broker, trustee, or other nominee and you wish to receive a separate set of proxy materials or Notice of Internet Availability of the proxy materials, as applicable, in the future, please call Broadridge at 1-866-540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.
10.I share an address with another stockholder, and we received more than one paper copy of the proxy materials or Notice of Internet Availability of the proxy materials. How do we obtain a single copy in the future?
Stockholders of record sharing an address who are receiving multiple copies of the proxy materials or Notice of Internet Availability of the proxy materials and who wish to receive a single copy of such materials in the future may contact our transfer agent. See Question 24 below for more information.
Beneficial owners of shares held through a broker, trustee, or other nominee sharing an address who are receiving multiple copies of the proxy materials or Notice of Internet Availability of the proxy materials and who wish to receive a single copy of such materials in

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the future may contact Broadridge at 1-866-540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.
11.What should I do if I receive more than one notice or e-mail about the Internet availability of the proxy materials or more than one paper copy of the proxy materials?
If you are a registered stockholder and your shares are registered in more than one name, you may receive more than one notice, more than one e-mail, or more than one proxy card. If you hold your shares in more than one brokerage account, you may receive a separate notice, a separate e-mail, or separate instructions for each brokerage account in which you hold shares. To vote all of your shares by proxy, you must complete, sign, date, and return each proxy card that you receive and vote over the Internet the shares represented by each notice or e-mail that you receive (unless you have requested and received a proxy card or other instructions for the shares represented by one or more of those notices or e-mails).
12.How may I obtain a copy of HPE’s 2023 Form 10-K and other financial information?
Stockholders can access the proxy statement and 2023 Annual Report on Form 10-K at annualmeeting.hpe.com or on HPE’s Investor Relations website at https://investors.hpe.com/financial. We also will furnish any exhibit to the 2023 Form 10-K, if specifically requested.
Alternatively, stockholders may request a free copy of our 2023 Annual Report on Form 10-K, by following the instructions as set forth in Question 8 above.
Voting information
13.What proposals will be voted on at the annual meeting?
Stockholders will vote on five proposals at the annual meeting:
•the election to the Board of 12 director nominees;
•the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2024 fiscal year;
•the vote to approve Amendment No. 3 to the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan to increase the plan’s shares available for issuance;
•the advisory vote to approve executive compensation; and
•the approval of a certificate of amendment to the Amended and Restated Certificate of Incorporation of Hewlett Packard Enterprise Company to limit the liability of certain officers as permitted by Delaware law (in the form of Annex C).
We also will consider any other business that properly comes before the annual meeting. See Question 32 below for more information.
Adjournments and Postponements
Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.
This notice of annual meeting and proxy statement and form of proxy are being distributed and made available on or about February 21, 2024.

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14.How does the Board recommend that I vote?
Our Board recommends that you vote your shares:
•FOR each of the nominees for election to the Board,
•FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm,
•FOR the approval of Amendment No. 3 to the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan to increase the plan’s shares available for issuance,
•FOR the advisory approval of the compensation of our named executive officers, and
•FOR the approval of a certificate of amendment to the Amended and Restated Certificate of Incorporation of Hewlett Packard Enterprise Company to limit the liability of certain officers as permitted by Delaware law (in the form of Annex C).
15.What is the difference between holding shares as a registered stockholder and as a beneficial owner?
As summarized below, there are some distinctions between shares held of record and those owned beneficially.
•Registered stockholder—If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “registered stockholder.” As the registered stockholder, you have the right to grant your voting proxy directly to Hewlett Packard Enterprise or to a third party, or to vote your shares during the meeting.
•Beneficial owner—If your shares are held in a brokerage account, by a trustee, or by another nominee (that is, in “street name”), you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote, or to vote your shares during the annual meeting (other than shares held in the HPE 401(k) Plan, which must be voted prior to the annual meeting). Most of our stockholders hold their shares through a broker, trustee, or other nominee, rather than directly in their own name.
16.Who is entitled to vote and how many shares can I vote?
Each holder of shares of Hewlett Packard Enterprise common stock issued and outstanding as of the close of business on February 12, 2024 (the “record date” for the annual meeting) is entitled to cast one vote per share on all items being voted upon at the annual meeting. You may vote all shares owned by you as of the record date, including (i) shares held directly in your name as the registered stockholder, including shares purchased through our dividend reinvestment program and employee stock purchase plans, and shares held through our Direct Registration Service, and (ii) shares held for you as the beneficial owner through a broker, trustee or other nominee.
On the record date, Hewlett Packard Enterprise Company had approximately 1,299,828,732 shares of common stock issued and outstanding.
17.How can I vote my shares during the annual meeting?
Once again, this year’s annual meeting will be held entirely online to allow greater participation. Stockholders as of the close of business on February 12, 2024 may participate in the annual meeting by visiting annualmeeting.hpe.com
To participate in the annual meeting, you will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. If you are a beneficial owner and have any questions about your control number, please contact the broker, trustee, or nominee that holds your shares.
Shares held in your name as the registered stockholder may be voted electronically during the annual meeting. Shares for which you are the beneficial owner, but not the registered stockholder, also may be voted electronically during the annual meeting, except that shares held in the HPE 401(k) Plan must be voted prior to the annual meeting. If you hold shares in the HPE 401(k) Plan, your voting

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instructions must be received by 11:59 p.m., Eastern time, on Friday, April 5, 2024 for the trustee to vote your shares. However, holders of shares in the HPE 401(k) Plan will still be able to view the annual meeting webcast and ask questions during the annual meeting.
Even if you plan to participate in the annual meeting online, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to participate in the annual meeting.
18.How can I vote my shares without participating in the annual meeting?
Whether you hold shares directly as the registered stockholder of record or through a broker, trustee, or other nominee as the beneficial owner, you may direct how your shares are voted without participating in the annual meeting. There are four ways to vote by proxy:
•By Internet — Stockholders who have received a Notice of Internet Availability of the proxy materials may submit proxies over the Internet by following the instructions on the notice or by following the instructions included in the e-mail. Stockholders who have received a paper copy of a proxy card by mail may submit proxies over the Internet by following the instructions on the proxy card.
•By telephone — Stockholders of record who live in the United States or Canada may submit proxies by telephone by calling 1-800-690-6903 if you are a beneficial owner, or 1-800-454-8683 if you are a registered stockholder, and following the instructions. Stockholders of record who have received a Notice of Internet Availability of the proxy materials must have the control number that appears on their notice or that is included in the e-mail, when voting. Stockholders of record who have received a proxy card by mail must have the control number that appears on their proxy card available when voting. Most stockholders who are beneficial owners of their shares living in the United States or Canada and who have received voting instructions by mail may vote by phone by calling the number specified in the voting instructions provided by their broker, trustee, or nominee. Those stockholders should check the instructions provided by their broker, trustee, or nominee for telephone voting availability.
•By mail — Stockholders who have received a paper copy of a proxy card and voting instructions by mail may submit proxies by completing, signing, and dating their proxy card and mailing it in the accompanying pre-addressed envelope.
•By personalized QR Code — If you are a beneficial owner, you may use any mobile device to scan the personalized QR code provided by your broker to vote before the meeting without entering a designated 16 digit control number. If you are a registered stockholder, you may use any mobile device to scan the personalized QR code included on your Notice of Internet Availability of the proxy materials or proxy card to vote before the meeting without entering a designated 16 digit control number.
19.What is the deadline for voting my shares?
If you hold shares as the registered stockholder of record, or through the Hewlett Packard Enterprise Company 2015 Employee Stock Purchase Plan, your vote by proxy must be received before the polls close during the annual meeting.
If you hold shares in the HPE 401(k) Plan, your voting instructions must be received by 11:59 p.m., Eastern time, on Friday, April 5, 2024 for the trustee to vote your shares.
If you are the beneficial owner of shares held through a broker, trustee, or other nominee, please follow the voting instructions provided by your broker, trustee or nominee.
20.May I change my vote or revoke my proxy?
You may change your vote or revoke your proxy at any time prior to the vote during the annual meeting, except that any change to your voting instructions for shares held in the HPE 401(k) Plan must be provided by 11:59 p.m., Eastern time, on Friday, April 5, 2024 as described above.
If you are the registered stockholder of record, you may change your vote by: (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy); (2) providing a written notice of revocation to the Corporate Secretary at the address below in Question 36 prior to your shares being voted; or (3) voting your shares electronically during the annual meeting. Participation in the

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annual meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a broker, trustee, or other nominee, you may change your vote by submitting new voting instructions to your broker, trustee, or nominee, or by participating in the meeting and electronically voting your shares during the meeting (except that shares held in the HPE 401(k) Plan cannot be voted electronically at the annual meeting).
21.Is my vote confidential?
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within Hewlett Packard Enterprise or to third parties, except: (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the vote; and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to management.
22.How are votes counted, and what effect do abstentions and broker non-votes have on the proposals?
For Proposal no. 1, in the election of directors, you may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of the nominees. If you elect to abstain in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.
For Proposals nos. 2 - 5, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you elect to abstain for Proposals nos. 2 - 5, the abstention will have the same effect as an “AGAINST” vote.
If you are the beneficial owner of shares held in the name of a broker, trustee, or other nominee and do not provide that broker, trustee, or other nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Under the NYSE rules, brokers, trustees, or other nominees may generally vote on routine matters but cannot vote on non-routine matters. Only Proposal no. 2 (ratifying the appointment of the independent registered public accounting firm) is expected to be considered a routine matter. The other proposals are not expected to be considered routine matters, and without your instructions, your broker cannot vote your shares. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered votes cast or entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of Proposals nos. 1-4. With respect to Proposal no. 5, broker non-votes will have the same effect as a vote “AGAINST” the proposal. Note that whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, we urge you to direct your broker, trustee, or other nominee how to vote your shares on all proposals to ensure your vote is counted.
If you vote by proxy card, and sign the card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (FOR all of our nominees to the Board, FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, FOR the approval of Amendment No. 3 to the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan to increase the plan’s shares available for issuance, FOR the approval of the compensation of our named executive officers, and FOR the approval of a certificate of amendment to the Amended and Restated Certificate of Incorporation of Hewlett Packard Enterprise Company (in the form of Annex C).)
For any shares you hold in the HPE 401(k) Plan, if your voting instructions are not received by 11:59 p.m., Eastern time, on Friday, April 5, 2024, your shares will be voted in proportion to the way the shares held by the other HPE 401(k) Plan participants are voted, except as may be otherwise required by law.
23.What is the voting requirement to approve each of the proposals?
For Proposal no. 1 — Under our Bylaws, in the election of directors, each director will be elected by the vote of the majority of votes cast with respect to that director nominee. For this proposal, a majority of votes cast means that the number of votes cast “FOR” a nominee’s election must exceed the number of votes cast “AGAINST” such nominee’s election.
For Proposals nos. 2 - 4 — Approval of each of these proposals requires the affirmative vote of a majority of the shares present, in person or represented by proxy, and entitled to vote on that proposal at the annual meeting.

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For Proposal no. 5 — Approval of the certificate of amendment to the Amended and Restated Certificate of Incorporation of Hewlett Packard Enterprise Company to limit the liability of certain officers as permitted by Delaware law, requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote on the proposal at the annual meeting.
24.What if I have questions for the transfer agent?
Please contact our transfer agent, at the phone number or address listed below, with questions concerning stock certificates, dividend checks, transfer of ownership, or other matters pertaining to your stock account. A dividend reinvestment and stock purchase program is also available through our transfer agent. For information about this program, please contact our transfer agent as follows:
Equiniti Trust Company, LLC
EQ Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100
1-888-460-7641 (U.S. and Canada)
1-651-450-4064 (international)
Annual meeting information
25.Who can attend the annual meeting?
We are very pleased that this year’s annual meeting will again be a completely virtual meeting of stockholders, which will be conducted via live webcast. You are entitled to attend and participate in the annual meeting only if you were a Hewlett Packard Enterprise stockholder or joint holder as of the close of business on February 12, 2024 or if you hold a valid proxy for the annual meeting.
26.How can I attend and participate in the annual meeting?
You will be able to attend and participate in the annual meeting of stockholders online and submit your questions during the meeting by visiting annualmeeting.hpe.com. You also will be able to vote your shares electronically at the annual meeting (other than shares held through the HPE 401(k) Plan, which must be voted prior to the meeting).
To attend and participate in the annual meeting, you will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. Alternatively, you may use any mobile device to scan the personalized QR code provided by your broker, in the case of beneficial owners, or included on your Notice of Internet Availability of the proxy materials or proxy card, in the case of registered stockholders, to vote before the annual meeting and access the link to attend the annual meeting without entering the 16-digit control number. If you are a beneficial owner and have any questions about your control number, please contact the broker, trustee, or nominee that holds your shares.
The meeting webcast will begin promptly at 11:00 a.m., Central time, on Wednesday, April 10, 2024. Online access will begin at 10:30 a.m., Central time, and we encourage you to access the meeting prior to the start time.
27.How can I submit questions for consideration during the meeting?
You can submit questions in advance of the annual meeting, and also access copies of our proxy statement and annual report, by visiting annualmeeting.hpe.com for both beneficial owners and registered stockholders.
28.Why is this annual meeting only virtual?
Hosting a virtual meeting will provide easy access for stockholders and facilitate participation, since stockholders can participate from any location around the world. By embracing this technology, we are able to provide ease of access, real-time communication, and cost savings for our stockholders and the Company.

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You will be able to participate in the annual meeting of stockholders online and submit your questions during the meeting by visiting annualmeeting.hpe.com. During the live Q&A session of the meeting, we answer questions both as they come in and those asked in advance, as time permits. We have committed to publishing and answering each question received, following the meeting. Hewlett Packard Enterprise reserves the right to edit or reject questions it deems profane or otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition. Detailed guidelines for submitting written questions during the meeting are available at annualmeeting.hpe.com.
You also will be able to vote your shares electronically prior to or during the annual meeting (other than shares held through the HPE 401(k) Plan, which must be voted prior to the meeting).
29.What if I have technical difficulties or trouble accessing the virtual meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call:
1-844-976-0738 (toll-free)
1-303-562-9301 (international)
30.How many shares must be present or represented to conduct business at the annual meeting?
The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of outstanding shares of Hewlett Packard Enterprise common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes described previously in Question 22 are counted for the purpose of determining the presence of a quorum.
31.What if a quorum is not present at the annual meeting?
If a quorum is not present at the scheduled time of the annual meeting, then either the chair of the annual meeting or the stockholders by vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the annual meeting are authorized by our Bylaws to adjourn the annual meeting until a quorum is present or represented.
32.What happens if additional matters are presented at the annual meeting?
Other than the five items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Antonio F. Neri, Marie Myers, and David Antczak, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of the nominees named in this proxy statement is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.
33.Who will serve as Inspector of Election?
The Inspector of Election will be a representative from Broadridge.
34.Where can I find the voting results of the annual meeting?
We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days of the annual meeting.
35.Who will bear the cost of soliciting votes for the annual meeting?
Hewlett Packard Enterprise is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing, and distributing the notices and these proxy materials and soliciting votes. In addition to the mailing of the notices and these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities.

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We have hired Innisfree M&A Incorporated (“Innisfree”) to assist us in the solicitation of votes described above. We will pay Innisfree a base fee of $15,000, plus customary costs and expenses for these services. We have agreed to indemnify Innisfree against certain liabilities arising out of or in connection with these services. We also will reimburse brokerage houses and other custodians, nominees, and fiduciaries for forwarding proxy and solicitation materials to stockholders.
Stockholder proposals, director nominations, and related Bylaws provisions
36.What is the deadline to propose actions (other than director nominations) for consideration at next year’s annual meeting of stockholders?
You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the Corporate Secretary must receive the written proposal at our principal executive offices no later than October 24, 2024. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
Corporate Secretary
Hewlett Packard Enterprise Company
1701 East Mossy Oaks Road
Spring, Texas 77389
bod-hpe@hpe.com
For a stockholder proposal that is not intended to be included in our proxy statement for next year’s annual meeting under Rule 14a-8, the stockholder must provide the information required by our Bylaws and give timely notice to the Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by the Corporate Secretary:
•not earlier than the close of business on December 11, 2024; and
•not later than the close of business on January 10, 2025.
If the date of the stockholder meeting is moved more than 30 days before or 60 days after the anniversary of our annual meeting for the prior year, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and not later than the close of business on the later of the following two dates:
•90 days prior to the meeting; and
•10 days after public announcement of the meeting date.
Deadlines for the nomination of director candidates are discussed in Question 38 below.
37.How may I recommend individuals to serve as directors and what is the deadline for director recommendations?
You may recommend director candidates for consideration by the NGSR Committee. Any such recommendation should include verification of the stockholder status of the person submitting the recommendation, the nominee’s name, and qualifications for Board membership, and should be directed to the Corporate Secretary at the address of our principal executive offices set forth in Question 36 above. See “Our Board—Director candidate selection and evaluation” and “Proposals to be voted on—Proposal no. 1: Election of directors—Director nominee experience and qualifications” for more information regarding our Board membership criteria.
A stockholder may send a recommended director candidate’s name and information to the Board at any time. Identified candidates are evaluated at regular or special meetings of the NGSR Committee and may be considered at any point during the year.

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38.How may I nominate individuals to serve as directors and what are the deadlines for director nominations?
Our Bylaws permit stockholders to nominate directors for consideration at an annual meeting. To nominate a director for consideration at an annual meeting (but not for inclusion in our proxy statement), a nominating stockholder must provide the information required by our Bylaws and give timely notice of the nomination to the Corporate Secretary in accordance with our Bylaws, and each nominee must meet the qualifications required by our Bylaws (which includes information required under Rule 14a-19). To nominate a director for consideration at next year’s annual meeting, in general the notice must be received by the Corporate Secretary between the close of business on December 11, 2024 and the close of business on January 10, 2025, unless the annual meeting is moved by more than 30 days before or 60 days after the anniversary of the prior year’s annual meeting, in which case the deadline will be as described in Question 36 above.
Separately, our Bylaws provide that under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in our annual meeting proxy statement. These proxy access provisions of our Bylaws provide, among other things, that a stockholder or group of up to twenty stockholders seeking to include director candidates in our annual meeting proxy statement must own 3% or more of Hewlett Packard Enterprise’s outstanding common stock continuously for at least the previous three years. The number of stockholder-nominated candidates appearing in any annual meeting proxy statement cannot exceed 20% of the number of directors then serving on the Board as of December 11, 2024. If 20% is not a whole number, the maximum number of stockholder-nominated candidates would be the closest whole number below 20%. Based on the expected Board size of 12 directors, the maximum number of proxy access candidates that we would be required to include in our proxy materials for an annual meeting is two. Nominees submitted under the proxy access procedures that are later withdrawn or are included in the proxy materials as Board-nominated candidates will be counted in determining whether the 20% maximum has been reached. If the number of stockholder-nominated candidates exceeds 20%, each nominating stockholder or group of stockholders may select one nominee for inclusion in our proxy materials until the maximum number is reached. The order of selection would be determined by the amount (largest to smallest) of shares of Hewlett Packard Enterprise common stock held by each nominating stockholder or group of stockholders. The nominating stockholder or group of stockholders also must deliver the information required by our Bylaws, and each nominee must meet the qualifications required by our Bylaws. Requests to include stockholder-nominated candidates in our proxy materials for next year’s annual meeting must be received by the Corporate Secretary:
•not earlier than the close of business on November 11, 2024; and
•not later than the close of business on December 11, 2024.
39.How may I obtain a copy of the provisions of our Bylaws regarding stockholder proposals and director nominations?
Our Bylaws are available on our website at https://investors.hpe.com/governance/articles-and-bylaws. You may also contact the Corporate Secretary at our principal executive offices for a copy of the relevant Bylaws provisions regarding the requirements for making stockholder proposals and nominating director candidates.

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Important information concerning the Hewlett Packard Enterprise Annual Meeting on Wednesday, April 10, 2024

Online access begins: 10:30 a.m., Central time	Meeting begins: 11:00 a.m., Central time
•Hewlett Packard Enterprise stockholders, including joint holders, as of the close of business on February 12, 2024, the record date for the annual meeting, are entitled to participate in the annual meeting on April 10, 2024.
•The annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast.
•You will be able to participate in the annual meeting of stockholders online and submit your questions during the meeting by visiting annualmeeting.hpe.com. You also will be able to vote your shares electronically at the annual meeting (other than shares held through the HPE 401(k) Plan, which must be voted prior to the meeting).
•We encourage you to access the meeting prior to the start time. Please allow ample time to log in and establish your connectivity. Online access begins at 10:30 a.m., Central time, and the webcast starts at 11:00 a.m., Central time.
•To participate in the annual meeting, you will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.
•Alternatively, you may use any mobile device to scan the personalized QR code provided by your broker, in the case of beneficial owners, or included on your Notice of Internet Availability of the proxy materials or proxy card, in the case of registered stockholders, to vote before the annual meeting and access the link to attend the annual meeting without entering the 16-digit control number.
•Visit annualmeeting.hpe.com for both beneficial owners and registered stockholders in advance of the annual meeting where you can submit questions to management and also access copies of our proxy statement and annual report.
Thank you for your interest and support — your vote is important!

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Annex A
Amendment No. 3 to the
Hewlett Packard Enterprise Company
2021 Stock Incentive Plan
This Amendment No. 3 (the “Amendment”) to the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan, as amended (the “Plan”) is adopted by the Board of Directors (“Board”) of Hewlett Packard Enterprise Company, a Delaware corporation (the “Company”) on February 8, 2024. This Amendment will become effective upon approval by the Company’s stockholders at the Company’s 2024 annual meeting.
WHEREAS, the Plan was adopted, upon receipt of approval by the Company’s stockholders, effective as of April 14, 2021 and was most recently amended, upon receipt of approval by the Company’s stockholders, effective as of April 5, 2023.
WHEREAS, the Board desires to further amend the Plan, subject to approval of the Company’s stockholders, to increase the number of shares of Company common stock available for issuance thereunder; and
WHEREAS, if the Company’s stockholders fail to approve this Amendment, the existing Plan shall continue in full force and effect.
NOW, THEREFORE, the Plan is hereby amended as follows:
1.Section 3(a) of the Plan is hereby deleted and replaced in its entirety with the following:
“3(a) Aggregate Limits. Subject to the provisions of Sections 3(b) and 15 of the Plan, the aggregate number of Shares which may be delivered under the Plan shall not exceed the sum of (i) sixty-two million (62,000,000), plus (ii) the number of remaining Shares available for grant under the Prior Plan (not subject to outstanding awards under the Prior Plan and not delivered out of the Shares reserved thereunder) as of April 14, 2021 (the “Effective Date”), plus (iii) the number of Shares that would have otherwise become available under the Prior Plan after the Effective Date pursuant to forfeiture, termination or lapse of a Prior Plan award, or satisfaction of a Prior Plan award thereunder in cash or property other than Shares (the combined total of (i), (ii) and (iii) being referred to as the “Available Shares”). The Shares subject to the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.”
2.Section 3(d) of the Plan is hereby deleted and replaced in its entirety with the following:
“3(d) ISO Share Limits. Subject to the provisions of Section 15 of the Plan, the aggregate number of Shares that may be subject to all Incentive Stock Options granted under the Plan is sixty-two million (62,000,000) Shares. Notwithstanding anything to the contrary in the Plan, the foregoing Incentive Stock Option limit shall be subject to adjustment under Section 15(a) of the Plan only to the extent that such adjustment will not affect the status of any Award’s qualification as an Incentive Stock Options under the Plan.”
3.Except as expressly set forth in this Amendment, all other terms and conditions of the Plan shall remain in full force and effect.
ANNEX A - 1

Annex B
GAAP to non-GAAP reconciliations
Reconciliation of GAAP net earnings to non-GAAP net earnings

	Fiscal year ended October 31, 2023 ($ in millions)	Fiscal year ended October 31, 2022 ($ in millions)	Fiscal year ended October 31, 2021 ($ in millions)
GAAP net earnings	2,025	868	3,427
Non-GAAP adjustments:
Amortization of initial direct costs	—	4	8
Amortization of intangible assets	288	293	354
Impairment of goodwill	—	905	—
Transformation costs	283	473	930
Disaster (recovery) charges(a)	(12)	159	16
Stock-based compensation expense	428	391	372
Acquisition, disposition and other related charges	69	19	36
Tax indemnification and other adjustments	(55)	67	(65)
Non-service net periodic benefit cost (credit)	3	(134)	(70)
Litigation judgement	—	—	(2,351)
Early debt redemption costs	—	—	100
Earnings from equity interests(b)	18	45	109
Impairment of investment	40	—	—
Adjustments for taxes	(255)	(426)	(264)
Non-GAAP net earnings	2,832	2,664	2,602
Reconciliation of GAAP diluted net earnings per share to non-GAAP diluted net earnings per share

	Fiscal year ended October 31, 2023 ($)	Fiscal year ended October 31, 2022 ($)
GAAP diluted net earnings per share	1.54	0.66
Non-GAAP adjustments:
Amortization of intangible assets	0.22	0.22
Impairment of goodwill	—	0.69
Transformation costs	0.22	0.36
Disaster (recovery) charges(a)	(0.01)	0.12
Stock-based compensation expense	0.33	0.30
Acquisition, disposition and other related charges	0.05	0.01
Tax indemnification and other adjustments	(0.04)	0.05
Non-service net periodic benefit credit	—	(0.10)
Earnings from equity interests(b)	0.01	0.03
Impairment of investment	0.03	—
Adjustments for taxes	(0.20)	(0.32)
Non-GAAP diluted net earnings per share	2.15	2.02
ANNEX B - 1

Reconciliation of GAAP earnings from operations to non-GAAP earnings from operations

	Fiscal year ended October 31, 2023 ($ in millions)	Fiscal year ended October 31, 2022 ($ in millions)
GAAP earnings from operations	2,089	782
Non-GAAP adjustments:
Amortization of initial direct costs	—	4
Amortization of intangible assets	288	293
Impairment of goodwill	—	905
Transformation costs	283	473
Disaster (recovery) charges(a)	(12)	159
Stock-based compensation expense	428	391
Acquisition, disposition and other related charges	69	19
Non-GAAP earnings from operations	3,145	3,026
(a) During fiscal year ended 2022, the Company recorded total pre-tax charges of $161 million, primarily related to the Company's exit from its Russia and Belarus businesses. Additionally, in fiscal 2022, Disaster charges included a recovery of $2 million related to COVID-19.
(b) Represents the amortization of basis difference adjustments related to the H3C divestiture. Fiscal 2023 included the Company’s portion of intangible asset impairment charges from H3C of $8 million.
Use of non-GAAP financial measures
The non-GAAP financial measures presented are non-GAAP earnings from operations, non-GAAP net earnings, and non-GAAP diluted net earnings per share. These non-GAAP financial measures are not computed in accordance with, or as an alternative to, generally accepted accounting principles in the United States. The GAAP measure most directly comparable to non-GAAP earnings from operations is earnings from operations. The GAAP measure most directly comparable to non-GAAP net earnings is net earnings. The GAAP measure most directly comparable to non-GAAP diluted net earnings per share is diluted net earnings per share.
We believe that providing the non-GAAP measures stated above, in addition to the related GAAP measures provides greater transparency to the information used in our financial and operational decision making and allows the reader to see our financial results “through the eyes” of management. We further believe that providing this information provides investors with a supplemental view to understand our historical and prospective operating performance and to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance. Disclosure of these non-GAAP financial measures also facilitates comparisons of our operating performance with the performance of other companies in the same industry that supplement their GAAP results with non-GAAP financial measures that may be calculated in a similar manner.
Economic substance of non-GAAP financial measures
We believe that excluding the items mentioned below from the non-GAAP financial measures provides a supplemental view to management and our investors of our consolidated financial performance and presents the financial results of the business without costs that we do not believe to be reflective of our ongoing operating results. Exclusion of these items can have a material impact on the equivalent GAAP measure and cash flows thus limiting the use of such non-GAAP financial measures as analytic tools. See “Compensation for limitations with use of non-GAAP financial measures” section below for further information.
Non-GAAP earnings from operations consist of earnings from operations excluding stock-based compensation expense, disaster (recovery) charges, charges relating to the amortization of intangible assets, goodwill impairment, transformation costs and acquisition, disposition and other related charges. In addition to the items previously explained above, management excludes these items for the following reasons:
•Stock-based compensation expense consists of equity awards granted based on the estimated fair value of those awards at grant date. Although stock-based compensation is a key incentive offered to our employees, we exclude these charges for the purpose of calculating these non-GAAP measures, primarily because they are non-cash expenses and our internal benchmarking
ANNEX B - 2

analyses evidence that many industry participants and peers present non-GAAP financial measures excluding stock-based compensation expense.
•Disaster (recovery) charges are primarily related to the exit of our businesses in Russia and Belarus, and include credit losses of financing and trade receivables, employee severance and abandoned assets. Disaster (recovery) charges also include direct costs or recovery of these costs related to COVID-19 as a result of Hewlett Packard Enterprise-hosted, co-hosted, or sponsored event cancellations and subsequent shift to a virtual format. While we present various items as Disaster charges (recovery), we exclude Disaster charges (recovery) from these non-GAAP measures as the specific charges are non-recurring charges and not indicative of the operational performance of our business.
•We incur charges relating to the amortization of intangible assets and exclude these charges for purposes of calculating these non-GAAP measures. Such charges are significantly impacted by the timing and magnitude of our acquisitions. We exclude these charges for the purpose of calculating these non-GAAP measures, primarily because they are noncash expenses and our internal benchmarking analyses evidence that many industry participants and peers present non-GAAP financial measures excluding intangible asset amortization. Although this does not directly affect our cash position, the loss in value of intangible assets over time can have a material impact on the equivalent GAAP earnings measure.
•In fiscal 2022, we recorded an impairment charge for the goodwill associated with its HPC & AI and Software reporting units following the annual goodwill impairment review. We exclude these charges for purposes of calculating these non-GAAP measures to facilitate a more meaningful evaluation of current operating performance and comparisons to operating performance in other periods.
•Transformation costs represent net costs related to the (i) HPE Next Plan and (ii) Cost Optimization and Prioritization Plan and include restructuring charges, program design and execution costs, costs incurred to transform our IT infrastructure, net gains from the sale of real estate and any impairment charges on real estate identified as part of the initiatives. We exclude these costs as they are discrete costs related to two specific transformation programs that were announced in 2017 and 2020, respectively, as multi-year programs necessary to transform the business and IT infrastructure following material divestiture transactions in 2017 and in response to COVID-19 and an evolving product portfolio in fiscal 2020. The primary elements of the HPE Next and the Cost Optimization and Prioritization Plan have been substantially completed by October 31, 2023. The exclusion of the transformation program costs from our non-GAAP financial measures as stated above is to provide a supplemental measure of our operating results that does not include material HPE Next Plan and Cost Optimization and Prioritization Plan costs as we do not believe such costs to be reflective of our ongoing operating cost structure. Further as our transformation costs for these plans have materially fluctuated since 2017, have been materially declining since 2021 and we do not expect to incur material transformation costs related to these programs beyond fiscal 2023, we believe non-GAAP measures excluding these costs are useful to management and investors for comparing operating performance across multiple periods.
•We incur costs related to our acquisition, disposition and other related charges. The charges are direct expenses, such as professional fees and retention costs, most of which are treated as non-cash or non-capitalized expenses. Charges may also include expenses associated with disposal activities including legal and arbitration settlements in connection with certain dispositions. We exclude these costs as these expenses are inconsistent in amount and frequency and are significantly impacted by the timing and nature of our acquisitions and divestitures. In addition, our internal benchmarking analyses evidence that many industry participants and peers present non-GAAP financial measures excluding these charges.
Non-GAAP net earnings and non-GAAP diluted net earnings per share consist of net earnings or diluted net earnings per share excluding those same charges mentioned above, as well as other items such as tax indemnification and other adjustments, non-service net periodic benefit cost (credit), proceeds from a litigation judgment, early debt redemption costs, earnings from equity interests, impairment of investment, and adjustments for taxes. The Adjustments for taxes line item includes certain income tax valuation allowances and separation taxes, the impact of tax reform, structural rate adjustment, excess tax benefit from stock-based compensation, and adjustments for additional taxes or tax benefits associated with each non-GAAP item. In addition to the items previously explained, management excludes these items for the following reasons:
•Tax indemnification and other adjustments are primarily related to changes to certain pre-separation and pre-divestiture tax liabilities and tax receivables for which we remain liable on behalf of the separated or divested business, but which may not be
ANNEX B - 3

subject to indemnification. We exclude these income or charges and the associated tax impact for the purpose of calculating non-GAAP measures to facilitate an evaluation of our current operating performance and comparisons to operating performance in prior periods.
•Non-service net periodic benefit cost (credit) includes certain market-related factors such as (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains or losses, (v) the impacts of any plan settlements/curtailments and (vi) impacts from other market-related factors associated with our defined benefit pension and post-retirement benefit plans. These market-driven retirement-related adjustments are primarily due to the change in pension plan assets and liabilities which are tied to financial market performance. We exclude these adjustments for purposes of calculating non-GAAP measures and consider them to be outside the operational performance of the business.
•In fiscal 2021, following the conclusion of litigation proceedings, we received $2.35 billion from a litigation judgment. We exclude this gain for purposes of calculating non-GAAP measures to facilitate a more meaningful evaluation of our current operating performance and comparisons to our operating performance in other periods.
•In the fiscal 2021, we incurred early debt redemption costs of $100 million relating to the early redemption of 4.65% Senior Notes with an original maturity date of October 1, 2024. We exclude these charges for purposes of calculating non-GAAP measures to facilitate a more meaningful evaluation of our current operating performance and comparisons to our operating performance in other periods.
•Adjustment to earnings from equity interests includes the amortization of the basis difference in relation to the H3C divestiture and the resulting equity method investment in H3C. Fiscal 2023 included our portion of intangible asset impairment charges from H3C. We believe that eliminating this amount for purposes of calculating non-GAAP measures facilitates the evaluation of our current operating performance and comparisons to operating performance in prior periods.
•In fiscal 2023, we recorded an impairment charge for an equity investment resulting from a permanent reduction of the investee’s assets. This adjustment was reflected in Interest and other, net in the Consolidated Statements of Earnings. We believe eliminating impairment of investment for the purposes of calculating non-GAAP measures facilitates the evaluation of our current operating performance and comparisons to operating performance in prior periods.
•We utilize a structural long-term projected non-GAAP income tax rate in order to provide consistency across the interim reporting periods and to eliminate the effects of items not directly related to our operating structure that can vary in size and frequency. When projecting this long-term rate, we evaluated a three-year financial projection. The projected rate assumes no incremental acquisitions in the three-year projection period and considers other factors including our expected tax structure, our tax positions in various jurisdictions and current impacts from key legislation implemented in major jurisdictions where we operate. For fiscal 2023 and 2022, we used a non-GAAP income tax rate of 14%. The non-GAAP income tax rate could be subject to change for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix including due to acquisition activity, or other changes to our strategy or business operations. We will re-evaluate its long-term rate as appropriate. We believe that making these adjustments for purposes of calculating non-GAAP measures, facilitates a supplemental evaluation of our current operating performance and comparisons to past operating results.
Compensation for limitations with use of non-GAAP financial measures
These non-GAAP financial measures have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations in relying on these non- GAAP financial measures are that they can have a material impact on the equivalent GAAP earnings measures and cash flows, they may be calculated differently by other companies (limiting the usefulness of those measures for comparative purposes) and may not reflect the full economic effect of the loss in value of certain assets.
We compensate for these limitations on the use of non-GAAP financial measures by relying primarily on our GAAP results and using non-GAAP financial measures only as a supplement. We also provide a reconciliation of each non-GAAP financial measure to its most directly comparable GAAP financial measure for this fiscal year and prior periods, and we encourage investors to review those reconciliations carefully.
ANNEX B - 4

Annex C
Officer Exculpation Amendment
***********
CERTIFICATE OF AMENDMENT OF
THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
HEWLETT PACKARD ENTERPRISE COMPANY
Hewlett Packard Enterprise Company, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
1.The name of the corporation is Hewlett Packard Enterprise Company. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 25, 2015.
2.The Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of Delaware, as the same may be amended and supplemented (the “DGCL”), and by the written consent of its sole stockholder in accordance with Section 228 of the DGCL, and became effective as of October 31, 2015.
3.Article VIII, Section A of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
A.To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. For purposes of this Section A of Article VIII, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as it presently exists or may hereafter be amended from time to time.
4.All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.
5.This amendment to the Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the DGCL.
6.This amendment shall be effective upon filing with the Secretary of State of the State of Delaware.
***********
IN WITNESS WHEREOF, Hewlett Packard Enterprise Company has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be executed by [ ], its Corporate Secretary, this [ ] day of [ ], 2024.

Name: [ ] Title: Corporate Secretary
ANNEX C - 1

Hewlett Packard Enterprise

HEWLETT PACKARD ENTERPRISE COMPANY
ATTN: LINDA EPSTEIN
3001 DALLAS PARKWAY, STE 200
FRISCO, TX 75034

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **annualmeeting.hpe.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **annualmeeting.hpe.com**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V28700-P02447 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

HEWLETT PACKARD ENTERPRISE COMPANY

Company proposals

The Board of Directors recommends you vote FOR each of the nominees:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Pamela L. Carter	☐	☐	☐
1b. Frank A. D'Amelio	☐	☐	☐
1c. Regina E. Dugan	☐	☐	☐
1d. Jean M. Hobby	☐	☐	☐
1e. Raymond J. Lane	☐	☐	☐
1f. Ann M. Livermore	☐	☐	☐
1g. Bethany J. Mayer	☐	☐	☐
1h. Antonio F. Neri	☐	☐	☐
1i. Charles H. Noski	☐	☐	☐
1j. Raymond E. Ozzie	☐	☐	☐
1k. Gary M. Reiner	☐	☐	☐
1l. Patricia F. Russo	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5:	**For**	**Against**	**Abstain**
2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending October 31, 2024	☐	☐	☐
3. Approval of the increase of shares reserved under the Hewlett Packard Enterprise 2021 Stock Incentive Plan	☐	☐	☐
4. Advisory vote to approve executive compensation	☐	☐	☐
5. Approval of a certificate of amendment to the Amended and Restated Certificate of Incorporation to permit the exculpation of officers as permitted by Delaware law	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at annualmeeting.hpe.com

V28701-P02447

HEWLETT PACKARD ENTERPRISE COMPANY
Annual Meeting of Stockholders
April 10, 2024 11:00 AM Central Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Antonio F. Neri, Marie E. Myers and David J. Antczak, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all shares of common stock of Hewlett Packard Enterprise Company held of record or in an applicable plan by the undersigned at the close of business on February 12, 2024, at the Annual Meeting of Stockholders to be held at 11:00 a.m., Central Time, on April 10, 2024, or any postponement or adjournment thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unavailable to serve).

This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. If this proxy is properly executed and returned but no direction is made, this proxy will be voted FOR all of the nominees for director in proposal 1, and FOR proposals 2, 3, 4 and 5. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

If the undersigned has a beneficial interest in shares held in a 401(k) plan sponsored by Hewlett Packard Enterprise Company, voting instructions with respect to such plan shares must be provided by 11:59 p.m., Eastern Time, on April 5, 2024, in the manner described in the proxy statement. If voting instructions are not received by that time, such plan shares will be voted by the plan trustee as described in the proxy statement. The undersigned hereby revoke(s) all proxies previously given by the undersigned to vote at the Annual Meeting of Stockholders or any adjournment or postponement thereof.

Continued and to be signed on reverse side